    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 1999


                                                      REGISTRATION NO: 333-87439

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1


                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                MEDTRONIC, INC.
             (Exact name of registrant as specified in its charter)

          MINNESOTA                          3845                  41-0793183
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

             7000 CENTRAL AVENUE N.E., MINNEAPOLIS, MINNESOTA 55432
                                 (612) 514-4000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               CAROL E. MALKINSON
                  SENIOR LEGAL COUNSEL AND ASSISTANT SECRETARY
                                MEDTRONIC, INC.
                            7000 CENTRAL AVENUE N.E.
                          MINNEAPOLIS, MINNESOTA 55432
                                 (612) 514-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   COPIES TO:


        DAVID C. GRORUD, ESQ.                    Steven J. Gartner, Esq.
       Fredrikson & Byron, P.A.                  Willkie Farr & Gallagher
 900 Second Avenue South, Suite 1100                787 Seventh Avenue
  Minneapolis, Minnesota 55402-3397           New York, New York 10019-6099
            (612) 347-7000                            (212) 728-8000

                         ------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 UPON CONSUMMATION OF THE MERGER, AS DESCRIBED IN THIS REGISTRATION STATEMENT.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO       OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)         SHARE               PRICE             FEE(2)(3)
Common stock, par value $.10 per share(4)...  23,063,040 shares     Not Applicable      Not Applicable       $206,720.80


(1) Represents the approximate maximum number of shares issuable upon consummation of the Merger as described in the Registration Statement, based upon the anticipated maximum number of outstanding shares of Xomed Surgical Products, Inc. common stock at the Merger's Effective Time (12,800,000) and assuming the Average Stock Price for Medtronic, Inc. common stock is equal to or less than $33.30, resulting in the maximum conversion ratio of 1.80180 Medtronic, Inc. shares issued for each Xomed Surgical Products, Inc. share.


(2) The registration fee was calculated pursuant to Section 6 of the Securities Act of 1933 (the "Securities Act") and Rules 457(f)(1) and 457(c) thereunder, as 0.000278 multiplied by the product of (A) 12,800,000, the anticipated maximum number of Xomed Surgical Products, Inc. shares that may be exchanged pursuant to the Merger, multiplied by (B) $58.09375, the average of the high and low sale prices of Xomed Surgical Products, Inc. common stock as reported by the Nasdaq National Market on September 16, 1999, which date was within five business days prior to the date of the original filing of this Registration Statement on September 21, 1999.



(3) The entire registration fee was paid at the time of the original filing of the Registration Statement on September 21, 1999.



(4) Each share of Medtronic common stock includes a Preferred Stock Purchase Right pursuant to Medtronic's Shareholder Rights Plan.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The board of directors of Xomed Surgical Products, Inc. has approved a merger between Xomed and a subsidiary of Medtronic, Inc. As a result of the proposed merger, Xomed will become a wholly-owned subsidiary of Medtronic and you will become a shareholder of Medtronic.

    I cordially invite you to attend our special meeting of shareholders to vote on a proposal to approve the merger and the merger agreement. We cannot complete the merger unless the holders of a majority of the outstanding shares of Xomed common stock approve it.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS ADVISABLE, FAIR TO YOU AND IN YOUR BEST INTERESTS. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AT THE SPECIAL MEETING.

    If the merger is completed, you will receive $60 in shares of Medtronic common stock in exchange for each share of Xomed common stock that you own, if the average price of Medtronic common stock during a 10-trading-day period before the shareholder meeting is between $33.30 and $40.70 per share. For each Xomed share, you will receive 1.80180 Medtronic shares if the average price is below $33.30 and 1.47420 Medtronic shares if the average price is above $40.70. We have adjusted these amounts to reflect the two-for-one stock split Medtronic completed in September 1999 after the merger agreement was signed.

    Medtronic common stock is traded on the New York Stock Exchange under the symbol "MDT." Xomed common stock is traded on the Nasdaq National Market under the symbol "XOMD."

    Your vote at the special meeting, in person or by proxy, is very important. Even if you plan to attend the meeting, please mark, sign, and return the enclosed proxy card promptly, so that your shares of common stock are voted at the special meeting. If you do not return your proxy card, the effect will be a vote against the merger unless you attend the meeting and vote for the merger. To change your vote, send in a later-dated, signed proxy card to First Union National Bank at the address on the proxy card. If you do attend the meeting, you can of course vote your shares in person.

    The date, time, and place of the meeting are:


                                November 5, 1999
                             10:00 a.m., local time
                         Xomed Surgical Products, Inc.
                          6743 Southpoint Drive North
                          Jacksonville, Florida 32216


    This Proxy Statement/Prospectus gives you detailed information about the merger. You can also obtain information about Xomed and Medtronic from documents filed with the Securities and Exchange Commission. Please read this entire document carefully.

    WE ENTHUSIASTICALLY SUPPORT THE MERGER AND URGE YOU TO VOTE "FOR" THE MERGER AND THE MERGER AGREEMENT.

    Thank you.

         [LOGO]

James T. Treace

CHIEF EXECUTIVE OFFICER AND PRESIDENT

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MEDTRONIC SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    Proxy Statement/Prospectus dated October 5, 1999, and first mailed to shareholders on or about October 6, 1999.

                         XOMED SURGICAL PRODUCTS, INC.
                          6743 SOUTHPOINT DRIVE NORTH
                          JACKSONVILLE, FLORIDA 32216

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 5, 1999


                            ------------------------

To the Shareholders of
  XOMED SURGICAL PRODUCTS, INC.:


    A Special Meeting of the shareholders of Xomed Surgical Products, Inc., a Delaware corporation ("Xomed"), will be held at Xomed's corporate headquarters, located at 6743 Southpoint Drive North, Jacksonville, Florida, on Friday, November 5, 1999, at 10:00 a.m., local time, for the following purposes:


    1. To consider and vote upon a proposal to approve and adopt (i) an Agreement and Plan of Merger dated as of August 26, 1999 (the "Merger Agreement"), among Medtronic, Inc. ("Medtronic"), MXS Merger Corp. ("Merger Subsidiary"), and Xomed, and (ii) the merger of Merger Subsidiary into Xomed, pursuant to which Xomed will become a wholly-owned subsidiary of Medtronic and holders of Xomed common stock will receive shares of Medtronic common stock based upon the conversion ratio described in the accompanying Proxy Statement/Prospectus.

    2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement, including a proposal to adjourn or postpone the Special Meeting.


    The record date for the Special Meeting is the close of business on September 29, 1999. Only Xomed shareholders of record at that time are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement of it. To approve the merger, the holders of a majority of the outstanding shares of Xomed common stock must vote in favor of the merger.


    Under Delaware law, Xomed shareholders do not have any right to appraisal of the value of their shares in connection with the Merger, or to be paid that value in cash.

    The attached Proxy Statement/Prospectus contains more detailed information regarding the merger and the Merger Agreement and includes a copy of the Merger Agreement.

    YOUR VOTE IS IMPORTANT. EVEN IF YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF NO INSTRUCTIONS ARE INDICATED ON YOUR PROXY, YOUR SHARES WILL BE VOTED "FOR" THE MERGER. IF YOU DO NOT RETURN YOUR PROXY OR VOTE IN PERSON, THE EFFECT IS A VOTE AGAINST THE MERGER. YOU CAN REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE TO FIRST UNION NATIONAL BANK AT THE ADDRESS LISTED ON THE PROXY CARD OR FILING ANOTHER LATER DATED PROXY, OR ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

    IF THE MERGER AGREEMENT IS APPROVED AND ADOPTED AND THE MERGER IS CONSUMMATED, YOU WILL BE SENT A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR SURRENDERING YOUR CERTIFICATES REPRESENTING SHARES OF XOMED COMMON STOCK. PLEASE DO NOT SEND YOUR SHARE CERTIFICATES UNTIL YOU RECEIVE THESE MATERIALS.

    THE XOMED BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                        [LOGO]

                                          Thomas E. Timbie
                                          SECRETARY


October 5, 1999

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
QUESTIONS AND ANSWERS ABOUT THE MERGER................................     1

SUMMARY...............................................................     3

SPECIAL MEETING.......................................................    13
  Date, Place, and Time...............................................    13
  Purpose.............................................................    13
  Record Date; Voting Rights; Quorum; Required Vote...................    13
  Recommendation of Board of Directors of Xomed.......................    14
  Proxies; Revocation.................................................    14
  Solicitation of Proxies.............................................    14

THE MERGER............................................................    15
  General.............................................................    15
  Effective Time of the Merger........................................    15
  Background of the Merger............................................    15
  Xomed's Reasons for the Merger; Recommendation of the Xomed Board of
    Directors.........................................................    17
  Medtronic's Reasons for the Merger..................................    19
  Opinion of Xomed's Financial Advisor................................    19
  Conversion of Xomed Common Stock in the Merger......................    25
  Fractional Shares...................................................    26
  Exchange of Xomed Stock Certificates................................    26
  Shareholder Rights Plans............................................    27
  Treatment of Stock Options..........................................    27
  Representations and Warranties......................................    27
  Certain Covenants by Xomed..........................................    28
  Certain Covenants by Medtronic......................................    29
  Interests of Xomed's Directors and Officers in the Merger...........    29
  Voting Agreements...................................................    30
  Stock Option Agreement..............................................    31
  Conditions to Consummation of the Merger; Waiver....................    31
  Amendment and Termination of the Merger Agreement; Effects of
    Termination.......................................................    32
  Expenses and Fees...................................................    34
  Restrictions on Resale of Medtronic Common Stock....................    34

                                                                        PAGE
                                                                        ----
  Deregistration of Xomed Common Stock................................    35
  Accounting Treatment of the Merger..................................    35
  Certain Federal Income Tax Consequences.............................    35
  Indemnification.....................................................    37
  Regulatory Requirements.............................................    37
  No Appraisal Rights.................................................    37

COMPARATIVE STOCK PRICES AND DIVIDENDS................................    38

COMPARISON OF RIGHTS OF MEDTRONIC AND XOMED SHAREHOLDERS..............    39
  Classification, Removal, and Nomination of Directors................    39
  Preferred Stock.....................................................    40
  Special Meetings of Shareholders....................................    41
  Voting Rights; Shareholder Approvals................................    41
  Cumulative Voting...................................................    41
  Preemptive Rights...................................................    41
  Amendment of the Articles or Certificate of Incorporation...........    41
  Business Combinations and Control Share Acquisitions................    41
  Shareholder Rights Plans............................................    42
  Related Person Business Transactions................................    43

CERTAIN TRANSACTIONS AND RELATIONSHIPS BETWEEN XOMED AND MEDTRONIC....    44

LEGAL MATTERS.........................................................    44

EXPERTS...............................................................    44

WHERE YOU CAN FIND MORE INFORMATION...................................    44
FORWARD-LOOKING INFORMATION                                               46

LIST OF ANNEXES
ANNEX A--Agreement and Plan of Merger
ANNEX B--Opinion of Deutsche Bank Securities Inc.

IN SEPTEMBER 1999, MEDTRONIC COMPLETED A TWO-FOR-ONE STOCK SPLIT THAT DOUBLED THE NUMBER OF SHARES OF MEDTRONIC STOCK OUTSTANDING. IN THIS PROXY STATEMENT/PROSPECTUS, WE HAVE ALREADY ADJUSTED ALL REFERENCES TO THE AMOUNT OF MEDTRONIC STOCK YOU WILL RECEIVE IN THE MERGER TO REFLECT THE STOCK SPLIT. WE HAVE ALSO ADJUSTED ANY OTHER MEDTRONIC SHARE AND PER SHARE INFORMATION TO REFLECT THE STOCK SPLIT.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

    Q.  PLEASE DESCRIBE THE MERGER.

    A. In the merger, Xomed will merge with a subsidiary of Medtronic and become a wholly-owned subsidiary of Medtronic.

    Q.  WHAT WILL I RECEIVE IN THE MERGER?

    A. If the merger is completed, you will receive $60 in shares of Medtronic common stock in exchange for each share of Xomed common stock that you own, if the average price of Medtronic stock during the 10 trading days ending on and including the third trading day before the Special Meeting is between $33.30 and $40.70 per share.

    - If the average price of Medtronic common stock is $33.30 or less, each Xomed share will convert into 1.80180 Medtronic shares.

    - If the average price is between $33.30 and $40.70, each Xomed share will convert into the number of Medtronic shares equal to $60 divided by the average price.

    - If the average price is $40.70 or more, each Xomed share will convert into
      1.47420 Medtronic shares.

Because the conversion ratio will fluctuate based upon the market price of Medtronic common stock prior to the Special Meeting, depending on the actual market price of Medtronic common stock prior to the Special Meeting and on the date of the merger, you may receive more or less than $60 in Medtronic common stock at the time of the merger.

    You will receive cash instead of any fractional Medtronic shares that you would otherwise receive, based on the average price of Medtronic stock during the 10-day period described above.

    Q. HOW DOES MEDTRONIC'S TWO-FOR-ONE STOCK SPLIT AFFECT WHAT I WILL RECEIVE IN THE MERGER?

    Medtronic completed the stock split on September 24, 1999, approximately one month after Medtronic and Xomed agreed to the merger. The stock split doubled the number of Medtronic shares outstanding and doubled the number of shares you will receive in the merger as well. We have adjusted the Medtronic per share information and conversion ratios in the answer to the previous question and throughout this Proxy Statement/Prospectus to reflect the stock split.

    Q.  WHAT DO I NEED TO DO NOW?

    A. Please sign, date, and mail your proxy card in the enclosed return envelope as soon as possible. You can also attend the Special Meeting in person and vote, even though you may have previously returned your proxy card. If you do not return your proxy or vote in person, it will have the effect of a vote against the merger.

    Q.  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

    A. Just send in a later-dated, signed proxy card before the Special Meeting to First Union National Bank at the address on the proxy card or attend the meeting in person and vote.

    Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

    A. Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the procedure your broker gives you.

Without instructions, your broker will not vote your shares.

    Q.  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

    A. No. After we complete the merger, we will send you written instructions that describe how to exchange your Xomed stock certificates for Medtronic stock certificates.

    Q.  WILL I OWE FEDERAL INCOME TAX ON WHAT I RECEIVE IN THE MERGER?

    A. We expect that your exchange of Xomed stock for Medtronic stock in the merger will be tax free for U.S. federal tax purposes, except to the extent you receive cash for fractional Medtronic shares. The tax consequences of the merger to you will depend on your own situation. You should talk to your tax advisor.

    Q.  WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

    A. We are working toward completing the merger as quickly as possible. Medtronic and Xomed need to obtain both Xomed shareholder approval and regulatory approvals. Medtronic shareholders do not need to approve the merger. We hope to complete the merger shortly after the Special Meeting, if regulatory approvals and other required matters are completed by that time.

    Q.  WHOM SHOULD I CALL WITH QUESTIONS?

    A. If you have any questions about the merger, please call Mackenzie Partners, Inc., Xomed's proxy solicitor, at (800) 322-2885 or Xomed Investor Relations, at (904) 332-2452.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 44. WE HAVE INCLUDED PAGE REFERENCES IN PARENTHESES TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF SOME OF THE TOPICS PRESENTED IN THIS SUMMARY.

THE COMPANIES

XOMED SURGICAL PRODUCTS, INC.
6743 Southpoint Drive North
Jacksonville, Florida 32216
(904) 296-9600

    The business of Xomed was founded in 1970, and Xomed was incorporated as a Delaware corporation in 1994. Xomed is a leading developer, manufacturer and marketer of surgical products for use by ear, nose and throat and ophthalmic physicians. Xomed offers a broad line of products including powered tissue-removal systems, nerve monitoring systems, disposable fluid-control products, image guided surgery systems, bioabsorbable products, and ophthalmic products.

MEDTRONIC, INC.
7000 Central Avenue N.E.
Minneapolis, Minnesota 55432
(612) 514-4000

    Medtronic was founded in 1949 and incorporated as a Minnesota corporation in 1957. Medtronic is the world's leading medical technology company, specializing in implantable and interventional therapies that restore health, extend life and alleviate pain. Its primary products include those for bradycardia pacing, tachyarrhythmia management, atrial fibrillation management, heart failure management, coronary and peripheral vascular disease, heart valve replacement, extracorporeal cardiac support, minimally invasive cardiac surgery, malignant and non-malignant pain, movement disorders, spinal and neurosurgery, and neurodegenerative disorders. Medtronic serves customers and patients in more than 120 countries.

THE SPECIAL MEETING (PAGE 13)


    The Special Meeting will be held on November 5, 1999, at 10:00 a.m., local time, at Xomed's corporate headquarters, located at 6743 Southpoint Drive North, Jacksonville, Florida. At the Special Meeting, you will be asked to approve and adopt the merger and the merger agreement.


RECOMMENDATION TO XOMED SHAREHOLDERS (PAGE 14)

    The Xomed board of directors believes that the merger is advisable and in the best interests of Xomed and its shareholders. The board unanimously recommends that you vote "FOR" approval of the merger and the merger agreement.

RECORD DATE (PAGE 13)


    You can vote at the Special Meeting only if you owned shares of Xomed common stock at the close of business on September 29, 1999, which is the record date.


VOTE REQUIRED TO APPROVE THE MERGER (PAGE 13)

    The merger requires the approval of the holders of a majority of the outstanding shares of Xomed common stock. If you do not return your proxy or vote in person, it will have the effect of a vote against the merger. Brokers who hold your shares of Xomed common stock as nominees cannot vote those shares unless you instruct them to, following the procedure they give you.

    Medtronic shareholders do not need to vote to approve the merger.

VOTING POWER; VOTING BY MANAGEMENT (PAGE 13)


    On the record date, 12,278,998 shares of Xomed common stock were outstanding. Of these, 424,276 shares (approximately 3.5% of the shares entitled to vote) were beneficially owned by directors and executive officers of Xomed (not including options held by such persons). Each share of Xomed common stock entitles the holder to one vote.


    All of Xomed's directors and executive officers, who collectively beneficially owned 424,276 shares (or approximately 3.5%) of Xomed's outstanding shares as of the record date (not including options held by such persons), have executed voting agreements in which they have agreed to vote the Xomed common stock owned by them in favor of the merger.


REVOKING PROXIES (PAGE 14)

    You can revoke a proxy previously given by you by giving written notice to First Union National Bank at the address on the proxy card, by filing another proxy, or by attending the Special Meeting and voting in person.

SUMMARY OF THE MERGER

    THE MERGER AGREEMENT (ANNEX A) IS ATTACHED AT THE BACK OF THIS PROXY STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT, AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

    In the proposed merger, a subsidiary of Medtronic will merge into Xomed, and Xomed will become a wholly-owned subsidiary of Medtronic. You will receive shares of Medtronic common stock in exchange for your shares of Xomed common stock.

EFFECTIVE TIME OF THE MERGER (PAGE 15)

    Medtronic and Xomed hope to complete the merger shortly after the Special Meeting, if regulatory approvals and other required matters are completed by that time.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 25)

    If the merger is completed, you will receive $60 in Medtronic common stock for each share of Xomed common stock that you own, if the average closing price of Medtronic common stock is between $33.30 and $40.70 during the period described in the next paragraph.

    The exact number of Medtronic shares that you will receive in exchange for each Xomed share will equal $60 divided by the average closing price of Medtronic common stock during the 10 trading days ending on and including the third trading day before the Special Meeting. However, if the average price of Medtronic common stock during the measurement period is $33.30 or less, each Xomed share will convert into 1.80180 Medtronic shares, and if the average price is $40.70 or more, each Xomed share will convert into 1.47420 Medtronic shares.

    The maximum conversion ratio of 1.80180 (if the average closing price of Medtronic common stock is less than $33.30) means that, at the time of the merger, you may receive less than $60 in Medtronic common stock for each Xomed share you own. Similarly, the minimum conversion ratio of 1.47420 (if the average closing price is more than $40.70) means that you may receive more than $60 in Medtronic common stock for each Xomed share you own.

    Each share of Medtronic common stock that you receive in the merger will also represent one preferred stock purchase right under Medtronic's Shareholder Rights Plan.

    Medtronic will not issue any fractional shares. Instead, you will receive cash for any fractional share of Medtronic common stock owed to you, based on the average closing price of Medtronic common stock during the 10 trading days ending on and including the third trading day before the Special Meeting.

    Please do not send in your stock certificates until you receive written instructions to do so, after the merger.

WHAT HAPPENS TO STOCK OPTIONS (PAGE 27)

    Following the merger, each outstanding option to buy Xomed common stock that was granted under Xomed's stock option plan will become an option to buy Medtronic common stock. Options will continue to be governed by the terms of the Xomed stock option plan. However, the number of shares of Medtronic common stock that optionholders can purchase by exercising the options, and the exercise price, will be adjusted to reflect the conversion ratio in the merger.

OWNERSHIP OF MEDTRONIC STOCK FOLLOWING THE MERGER (PAGE 26)


    Following the merger, existing Xomed shareholders will own approximately 1.8% percent of the outstanding common stock of Medtronic (based upon the number of shares of Medtronic and Xomed common stock outstanding on September 29, 1999 and assuming a conversion ratio of 1.72973).


FEDERAL INCOME TAX CONSEQUENCES (PAGE 35)

    We expect that neither Xomed nor its shareholders will recognize gain or loss for U.S. federal income tax purposes as a result of the merger, except for any taxes payable by Xomed shareholders on their receipt of cash instead of fractional Medtronic shares. Xomed has received a legal opinion from its counsel regarding these tax consequences.

    TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. WE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY HOW THE MERGER WILL AFFECT YOU, INCLUDING HOW ANY STATE, LOCAL, OR FOREIGN TAX LAWS MAY APPLY TO YOU.

XOMED'S REASONS FOR THE MERGER (PAGE 17)

    The Xomed board believes, among other things, that the merger offers you the opportunity to own stock in a significantly larger and more actively traded business enterprise with potentially greater growth opportunities compared with the opportunities available to Xomed as an independent company and that the merger would give Xomed the opportunity to develop new and better products and devices more quickly and to deliver these products and devices to doctors and their patients faster, more cost-effectively, and with better customer support.

OPINION OF XOMED'S FINANCIAL ADVISOR (PAGE 19)

    The Xomed board of directors has received an opinion of Xomed's financial advisor, Deutsche Bank Securities Inc. ("Deutsche Banc Alex. Brown"), as to the fairness, from a financial point of view, of the conversion ratio provided for in the merger. The full text of Deutsche Banc Alex. Brown's written opinion dated August 26, 1999 is attached to the back of this document as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. DEUTSCHE BANC ALEX. BROWN'S OPINION IS DIRECTED TO THE XOMED BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW TO VOTE WITH RESPECT TO MATTERS RELATING TO THE PROPOSED MERGER.

INTERESTS OF XOMED'S OFFICERS AND DIRECTORS IN THE MERGER (PAGE 29)

    When considering the recommendation by the Xomed board to vote "FOR" the merger, you should be aware that certain directors and executive officers of Xomed have interests in the merger that are different from, and may conflict with, your interests. If we complete the merger, Medtronic will continue certain indemnification arrangements for directors and officers of Xomed. Certain directors and officers of Xomed will also receive certain benefits upon completion of the merger, including accelerated vesting of stock options pursuant to existing contractual arrangements. Some officers will also have the right to receive severance benefits if Medtronic terminates their employment under certain circumstances within a specified period after the merger. The Xomed board was aware of these interests and considered them in approving the merger.

REGULATORY APPROVALS (PAGE 37)


    Medtronic and Xomed must both make filings with or obtain approvals from certain United States and international antitrust authorities before they can complete the merger. Medtronic and Xomed have each filed the required notification and report forms with the United States antitrust agencies and have received notice of early termination of the applicable waiting period under United States antitrust laws.

    We cannot predict whether we will obtain all required regulatory approvals for the merger, or whether any approvals will include conditions that may be detrimental to Medtronic or Xomed.

CONDITIONS TO THE MERGER (PAGE 31)

    The merger will be completed only if certain conditions, including the following, are met or waived:

    - the Xomed shareholders approve the merger;

    - the waiting periods under the Hart-Scott-Rodino Act or foreign merger laws expire or terminate;

    - no court orders prevent the merger or impose material limitations on the ownership or operation of Xomed after the merger;

    - Xomed and Medtronic both receive letters from their accountants, dated the closing date, stating they concur with management that the merger qualifies for pooling of interests accounting treatment;

    - Xomed receives an opinion from its tax counsel that the merger will qualify as a tax-free transaction; and

    - the representations and warranties made by Medtronic and Xomed continue to be accurate except for inaccuracies that would not have a material adverse effect.

TERMINATION OF THE MERGER AGREEMENT (PAGE 32)

    Even if the Xomed shareholders approve the merger, Medtronic and Xomed can agree at any time to terminate the merger agreement without completing the merger. The merger agreement can also be terminated if any of the following occurs:

    - the merger is not completed by February 26, 2000 (or, if there is additional antitrust regulatory review, April 11, 2000);

    - a court or other governmental authority prohibits the merger; or

    - the Xomed shareholders do not approve the merger.

    Medtronic can terminate the merger agreement if Xomed violates its obligations to refrain from soliciting acquisition proposals from others or if the Xomed board approves or permits a different acquisition proposal, or otherwise changes its recommendation of the merger in a manner that is materially adverse to Medtronic.

    Xomed can also terminate the merger agreement if prior to shareholder approval of the merger Xomed authorizes acceptance of a more favorable acquisition proposal, Medtronic does not match the proposal, and Xomed pays a termination fee to Medtronic.

TERMINATION FEES AND EXPENSES (PAGE 32)

    Xomed must pay Medtronic a termination fee of $24.1 million in cash if the merger agreement is terminated in any of the following circumstances:

    - Xomed violates its obligation to refrain from soliciting acquisition proposals from others;

    - the Xomed board withdraws its recommendation of the merger, recommends or approves a different acquisition proposal, or recommends a competing tender offer or exchange offer;

    - the Xomed board takes no position on a competing tender offer or exchange offer (but only if a competing acquisition occurs or Xomed enters into an agreement relating to a competing acquisition within 12 months after the termination of the merger agreement with Medtronic and a competing acquisition is consummated);

    - the Xomed board authorizes Xomed to enter into an agreement concerning a more favorable acquisition proposal and Medtronic does not match the proposal; or

    - the Xomed shareholders do not approve the merger before February 26, 2000 or before April 11, 2000 in the event of additional regulatory review (but only if a competing acquisition proposal has been announced and Xomed enters into an agreement with a third party relating to a competing acquisition proposal within 12 months after the termination of the merger agreement with Medtronic and a competing acquisition is consummated).

STOCK OPTION AGREEMENT (PAGE 31)

    Medtronic and Xomed have also entered into a stock option agreement, which gives Medtronic an option to purchase from Xomed up to 2,442,453 shares (approximately 19.9%) of Xomed's common stock for an exercise price of $60 per share. The option becomes exercisable only if certain events related to termination of the merger agreement occur. Medtronic can also, upon the occurrence of these events, cancel the option in exchange for a cancellation payment by Xomed. The sum of any termination fee and the amount of any option cancellation payment can never exceed $30.1 million.

XOMED CANNOT SOLICIT OTHER OFFERS (PAGE 29)

    Xomed has agreed not to encourage, solicit, discuss, or negotiate with anyone (other than Medtronic) regarding a merger, sale, or license of a specified portion of Xomed's assets or stock, unless Xomed receives an unsolicited superior acquisition proposal and Xomed's board is required by law to pursue the superior proposal in order to meet its fiduciary obligations to the Xomed shareholders.

NO APPRAISAL RIGHTS

    Under Delaware law, Xomed shareholders do not have any right to an appraisal of the value of their shares in connection with the merger, or to be paid that value in cash.

ACCOUNTING TREATMENT (PAGE 35)

    Medtronic and Xomed expect the merger to qualify as a "pooling of interests," which means that they will treat the two companies as if they had always been combined for accounting and financial reporting purposes.

COMPARATIVE PRICES OF MEDTRONIC AND XOMED COMMON STOCK (PAGE 38)


    Medtronic common stock is listed on the New York Stock Exchange and Xomed common stock is traded on the Nasdaq National Market. On August 26, 1999, the last trading day before the public announcement of the proposed merger, Medtronic common stock closed at $38.34375 (as adjusted for the September 24, 1999 two-for-one stock split) and Xomed common stock closed at $51.25. On September 29, 1999, Medtronic common stock closed at $34.6875 and Xomed common stock closed at $56.00.


    Following the merger, Xomed common stock will no longer trade on the Nasdaq National Market or any other exchange.

FLUCTUATIONS IN MARKET PRICE (PAGE 25)

    The number of shares of Medtronic common stock that Xomed shareholders will receive in the merger will depend on the market value of Medtronic common stock during a specific period prior to the Special Meeting. The market value of Medtronic common stock is likely to change, both before and after the Special Meeting and the merger. No one can accurately predict what the market value will be at any particular time.

LISTING OF MEDTRONIC COMMON STOCK

    Medtronic will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

DIFFERENCES IN RIGHTS OF MEDTRONIC'S AND XOMED'S SHAREHOLDERS (PAGE 39)

    The rights of Xomed shareholders are governed by Delaware law and the Certificate of Incorporation and Bylaws of Xomed. When the merger is completed, Xomed shareholders will become shareholders of Medtronic, and their rights will be governed by Minnesota law and the Articles of Incorporation and Bylaws of Medtronic. The rights of Xomed shareholders and Medtronic shareholders differ in certain respects.

    Another significant difference between Medtronic common stock and Xomed common stock is that Medtronic has historically paid regular quarterly cash dividends on Medtronic common stock, and Xomed has never paid any cash dividends.

FORWARD-LOOKING STATEMENTS (PAGE 46)

    This document (and documents to which we refer you in this document) includes various forward-looking statements about Medtronic, Xomed, and the combined company that are subject to risks and uncertainties. Forward-looking statements include information concerning future results of operations of Medtronic, Xomed, and the combined company. Also, statements that use the words "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "possible," "project," "should," "will," or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this document and in documents to which we have referred you, could affect the future financial results of Medtronic, Xomed, and the combined company. These factors could cause actual results to differ materially from those expressed in forward-looking statements contained in this document or related documents. These factors include adverse changes in economic conditions and in the markets served by Medtronic and Xomed and a significant delay in the completion of the merger.

                       SELECTED HISTORICAL FINANCIAL DATA

    The following tables show summarized historical financial data for each of Medtronic and Xomed. The information in the following tables is based on historical financial information that the companies have included in their prior SEC filings. You should read all of the summary financial information shown in the following tables in connection with this historical financial information. This historical financial information has also been incorporated into this document by reference. See "Where You Can Find More Information" on page 44. Medtronic's audited historical financial statements were audited by PricewaterhouseCoopers LLP, independent accountants, and Xomed's audited historical financial statements were audited by Ernst & Young LLP, independent accountants.

                                MEDTRONIC, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                                               THREE MONTHS ENDED
                                                                      YEAR ENDED APRIL 30,                   ----------------------
                                                      -----------------------------------------------------   JULY 31,    JULY 30,
                                                        1995       1996      1997(2)    1998(3)    1999(4)     1998(5)      1999
                                                      ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                                                                                                  (UNAUDITED)
Net sales...........................................  $ 2,097.0  $ 2,570.0  $ 2,944.6  $ 3,343.0  $ 4,134.1   $   991.7   $ 1,104.9
Net earnings........................................      311.9      488.0      583.2      587.8      468.4       228.5       248.9
Basic earnings per share(1).........................       0.31       0.47       0.51       0.52       0.41        0.20        0.21
Earnings per share assuming dilution(1).............       0.30       0.46       0.50       0.51       0.40        0.20        0.21
Total assets........................................    2,234.9    2,881.1    2,988.1    3,646.2    4,870.3     3,790.8     5,002.6
Long-term debt......................................       58.5       68.4       48.4       61.2       17.6        55.3        18.9
Cash dividends per share(1).........................       0.05       0.07       0.10       0.11       0.13        0.03        0.04

                         XOMED SURGICAL PRODUCTS, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                    SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,           ------------------
                                          --------------------------------------   JUNE 27,   JULY 3,
                                          1994   1995   1996(7)   1997   1998(8)     1998      1999
                                          -----  -----  -------   -----  -------   --------   -------
                                                                                      (UNAUDITED)
Net sales...............................  $42.5  $59.9   $65.7    $77.2   $91.4     $43.6      $57.0
Net earnings (loss).....................   (1.1)  (1.9)   (1.2)     6.1     7.1       3.9        5.8
Basic earnings (loss) per share(6)......  (3.47) (2.35)   0.76     0.56    0.61      0.35       0.48
Earnings (loss) per share assuming
  dilution(6)...........................  (3.47) (2.35)  (0.15)    0.54    0.59      0.34       0.45
Total assets............................   95.7   93.1    94.1     95.7   142.0     101.4      136.3
Long-term debt..........................   90.0   90.5     3.6        0    13.1         0          0
Cash dividends per share................      0      0       0        0       0         0          0

------------------------------

(1) In each of September 1995, September 1997, and September 1999, Medtronic effected a two-for-one common stock split, paid in the form of a 100% stock dividend. All references to earnings per share and cash dividends per share have been restated to reflect these stock splits.

(2) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $50.0 million pre-tax nonrecurring charges recorded in fiscal 1997.

(3) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $205.3 million pre-tax nonrecurring charges recorded in fiscal 1998.

(4) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $551.2 million pre-tax nonrecurring charges recorded in fiscal 1999.

(5) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $8.0 million pre-tax nonrecurring charges recorded in the first quarter of fiscal 1999.

(6) In November 1998, Xomed effected a three-for-two common stock split, paid in the form of a stock dividend. All references to earnings per share have been restated to reflect this stock split.

(7) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $5.5 million pre-tax special charges recorded in fiscal 1996.

(8) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $3.8 million pre-tax special charges recorded in fiscal 1998.

                           COMPARATIVE PER SHARE DATA

    The following tables show, for Medtronic and Xomed, summarized historical information and summarized pro forma information reflecting the merger. The pro forma information reflects the "pooling of interests" method of accounting. The pro forma information, while helpful in showing the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future operating results or financial position. It also does not necessarily reflect what the historical results of the combined company would have been if the two companies had been combined earlier. See "Where You Can Find More Information" on page 44. Presentation of full pro forma financial statements is not included because the merger does not constitute a significant business combination and the disclosure is not deemed to be material.


                                                                                BASIC          DILUTED
                                                                              EARNINGS     EARNINGS (LOSS)
                                                                                FROM            FROM
                                                                    BOOK     CONTINUING      CONTINUING         CASH
                                                                    VALUE    OPERATIONS      OPERATIONS       DIVIDENDS
                                                                  ---------  -----------  -----------------  -----------
MEDTRONIC HISTORICAL PER SHARE DATA:
At and for the 3 months ended July 30, 1999.....................  $    3.25   $    0.21       $    0.21       $    0.04
At and for the fiscal year ended April 30, 1999(1)..............       3.12        0.41            0.40            0.13
For the fiscal year ended April 30, 1998(2).....................      *            0.52            0.51            0.11
For the fiscal year ended April 30, 1997(3).....................      *            0.51            0.50            0.10

XOMED HISTORICAL PER SHARE DATA:
At and for the 6 months ended July 3, 1999......................       9.73        0.48            0.45               0
At and for the 12 months ended April 3, 1999(4).................       9.48        0.67            0.64               0
For the fiscal year ended December 31, 1998(4)..................       9.41        0.61            0.59               0
For the 12 months ended March 28, 1998..........................      *            0.62            0.60               0
For the fiscal year ended December 31, 1997.....................      *            0.56            0.54               0
For the 12 months ended March 29, 1997(5).......................      *            0.77           (0.05)              0
For the fiscal year ended December 31, 1996(5)..................      *            0.76           (0.15)              0

MEDTRONIC AND XOMED
  PRO FORMA COMBINED DATA:
MEDTRONIC PER SHARE PRO FORMA COMBINED DATA:
At and for the 3 months ended July 30, 1999(6)..................       3.29        0.21            0.21            0.04
At and for the fiscal year ended April 30, 1999(1)(4)(7)........       3.16        0.40            0.39            0.13
For the fiscal year ended April 30, 1998(2)(8)..................      *            0.52            0.51            0.11
For the fiscal year ended April 30, 1997(3)(5)(9)...............      *            0.51            0.50            0.09
XOMED PER SHARE EQUIVALENT(10) PRO FORMA COMBINED DATA:
At and for the 3 months ended July 30, 1999(6)..................       5.69        0.37            0.36            0.07
At and for the fiscal year ended April 30, 1999(1)(4)(7)........       5.47        0.70            0.68            0.22
For the fiscal year ended April 30, 1998(2)(8)..................      *            0.89            0.87            0.19
For the fiscal year ended April 30, 1997(3)(5)(9)...............      *            0.88            0.86            0.16


------------------------

(1) Basic earnings from continuing operations and diluted earnings from continuing operations reflect the impact of $551.2 million pre-tax nonrecurring charges recorded in fiscal 1999.

(2) Basic earnings from continuing operations and diluted earnings from continuing operations reflect the impact of $205.3 million pre-tax nonrecurring charges recorded in fiscal 1998.

(3) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $50.0 million pre-tax nonrecurring charges recorded in fiscal 1997.

(4) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $3.8 million pre-tax special charges recorded in fiscal 1998.

(5) Net earnings, basic earnings per share, and earnings per share assuming dilution reflect the impact of $5.5 million pre-tax special charges recorded in fiscal 1996.

(6) The combined pro forma data combine the financial information of Medtronic at and for the three months ended July 30, 1999 with the financial information of Xomed at and for the three months ended July 3, 1999.

(7) The combined pro forma data combine the financial information of Medtronic at and for the year ended April 30, 1999 with the financial information of Xomed at and for the 12-month period ended April 3, 1999.

(8) The combined pro forma data combine the financial information of Medtronic for the year ended April 30, 1998 with the financial information of Xomed for the 12-month period ended March 28, 1998.

(9) The combined pro forma data combine the financial information of Medtronic for the year ended April 30, 1997 with the financial information of Xomed for the 12-month period ended March 29, 1997.


(10) The Xomed per share equivalent pro forma combined information represents the Medtronic per share pro forma combined net income and book value multiplied by 1.72973, the conversion ratio for the merger assuming solely for purposes of this illustration a Medtronic average stock price of $34.6875, which was the closing price of Medtronic common stock on September 29, 1999.


 *  Disclosure is not required.

                                SPECIAL MEETING


    Medtronic and Xomed are sending this Proxy Statement/Prospectus to the shareholders of Xomed in connection with the solicitation by the board of directors of Xomed of proxies to be voted at the Special Meeting. This Proxy Statement/Prospectus is first being mailed to shareholders of Xomed on or about October 6, 1999.


DATE, PLACE, AND TIME


    The Special Meeting will be held at 10:00 a.m., local time, on November 5, 1999, at Xomed's corporate headquarters, located at 6743 Southpoint Drive North, Jacksonville, Florida.


PURPOSE

    At the Special Meeting, Xomed shareholders will be asked to vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of August 26, 1999 (for convenience, referred to as the "merger agreement") attached to this Proxy Statement/Prospectus as Annex A. That document provides for the merger of MXS Merger Corp., a wholly-owned subsidiary of Medtronic ("Merger Subsidiary"), with and into Xomed, as a result of which Xomed will become a wholly-owned subsidiary of Medtronic. Other terms and provisions related to the merger are contained in the merger agreement.

    Xomed shareholders may also be asked to vote upon a proposal to adjourn or postpone the Special Meeting, in order to (among other things) allow additional time for the companies to solicit additional votes to approve the merger. If any matters other than approval of the merger are properly presented for consideration at the Special Meeting, the persons named by shareholders in the enclosed form of proxy will have discretion, as proxies, to vote on those matters.

    Under Delaware law, shareholders can consider at the Special Meeting only the matters contained in the notice for the Special Meeting.

RECORD DATE; VOTING RIGHTS; QUORUM; REQUIRED VOTE


    The close of business on September 29, 1999 is the record date for determining the holders of Xomed common stock who are entitled to receive notice of and to vote at the Special Meeting or at any adjournment or postponement of the Special Meeting.


    Xomed has only one class of capital stock outstanding, which is common stock, par value $.01 per share. Each holder of Xomed common stock outstanding on the record date is entitled to one vote for each share held. The holders of a majority of the outstanding shares of Xomed common stock entitled to vote must be present at the Special Meeting, in person or by proxy, to constitute a quorum to transact business.


    The holders of a majority of the outstanding shares of Xomed common stock as of the record date must vote in favor of the merger in order to approve the merger. On the record date, 12,278,998 shares of Xomed common stock were outstanding, held by approximately 134 holders of record. Of such shares, 424,276 shares (approximately 3.5% of the outstanding shares of Xomed common stock) were beneficially owned by directors and executive officers of Xomed (not including options held by such persons) who have executed voting agreements under which they agreed to vote shares of Xomed common stock beneficially owned by them in favor of the merger.


    Abstentions will be treated as shares present in determining whether Xomed has a quorum for the Special Meeting, but abstentions will have the same effect as a vote against approval of the merger. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority to vote certain shares, those shares will be considered present at the Special Meeting for purposes of determining a quorum but will have the same effect as a vote against approval of the merger. See "The Merger--Voting Agreements."

    The board of directors of Xomed has approved the merger. The board of directors of Medtronic has approved the merger and the issuance of shares of Medtronic common stock in the merger. See "The Merger--Background of the Merger." Minnesota law does not require that Medtronic shareholders approve the merger. Medtronic, as the sole shareholder of Merger Subsidiary, has approved the merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF XOMED

    THE BOARD OF DIRECTORS OF XOMED RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AND ADOPTION OF THE MERGER AGREEMENT. See "The Merger--Interests of Xomed's Directors and Officers in the Merger" for a discussion of conflicts of interest that certain directors and members of management may have in connection with the merger.

PROXIES; REVOCATION

    A proxy card is enclosed for use by Xomed shareholders. The board of directors of Xomed requests that shareholders SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. IF YOU HAVE QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS, PLEASE CONTACT MACKENZIE PARTNERS, INC., A FIRM THAT PROVIDES PROFESSIONAL PROXY SOLICITING SERVICES THAT XOMED HAS RETAINED, AT
(800) 322-2885.

    All properly executed proxies that are not revoked will be voted at the Special Meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of the merger. A shareholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to an officer of Xomed, or by attending the Special Meeting and voting in person.

SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS.

SOLICITATION OF PROXIES

    In addition to soliciting proxies by mail, Xomed's directors, officers, and employees may, if they do not receive extra compensation for doing so, solicit proxies personally or by telephone or fax. In addition, Xomed has retained MacKenzie Partners, Inc. to assist in soliciting proxies from brokers, bank nominees, institutional holders, and other Xomed shareholders and to serve as information agent in connection with the merger. MacKenzie Partners, Inc. will receive from Xomed reasonable and customary compensation for its services and reimbursement of reasonable out-of-pocket expenses. Xomed intends to reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Xomed common stock held of record by those persons. Xomed and Medtronic have agreed to share equally all expenses relating to the printing and mailing of this Proxy Statement/Prospectus and the filing of it with the Securities and Exchange Commission (the "SEC").

                                   THE MERGER

    THE FOLLOWING SUMMARY OF THE MERGER AND CERTAIN TERMS OF THE MERGER AGREEMENT AND RELATED MATTERS IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE.

GENERAL

    Medtronic, Merger Subsidiary, and Xomed have entered into the merger agreement, which provides that Merger Subsidiary will be merged with and into Xomed, and Xomed will become a wholly-owned subsidiary of Medtronic. In the merger, Xomed will change its name to "Medtronic Xomed Surgical Products, Inc." Each outstanding share of Xomed common stock will be converted at the effective time of the merger into the right to receive $60 in shares of Medtronic common stock, if the Average Stock Price (as defined below) of Medtronic common stock is between $33.30 and $40.70 for a specified period, as described in further detail below. For a more detailed description of how the Xomed common stock converts into Medtronic common stock in the merger, see "The Merger-- Conversion of Xomed Common Stock in the Merger."

EFFECTIVE TIME OF THE MERGER

    As soon as practicable after the conditions to consummation of the merger described below have been satisfied or waived, and unless the merger agreement has been terminated as provided below, a certificate of merger will be filed with the Secretary of State of the State of Delaware, at which time the merger will become effective (for convenience, referred to as the "effective time" of the merger). It is presently contemplated that the effective time of the merger will be as soon as practicable after approval of the merger at the Special Meeting and after the waiting periods under the Hart-Scott-Rodino Act and any applicable foreign merger laws expire or terminate. See "The Merger--Conditions to the Merger; Waiver."

BACKGROUND OF THE MERGER

    The terms of the merger agreement are the result of arm's-length negotiations between representatives of Medtronic and Xomed. The following is a brief discussion of the background of these negotiations, the merger, and related transactions.

    From time to time, Xomed has engaged in preliminary discussions with various third parties concerning a possible strategic transaction, including transactions involving an acquisition of Xomed. In late 1997, at the direction of Xomed, a representative of BT Alex. Brown Incorporated (the predecessor entity of Deutsche Banc Alex. Brown) contacted Michael Ellwein, Medtronic's Vice President and Chief Development Officer, to determine if Medtronic had any interest in a strategic relationship with Xomed. Xomed and Medtronic entered into a confidentiality agreement on December 12, 1997, and at the direction of Xomed, BT Alex. Brown Incorporated delivered certain material regarding Xomed to Mr. Ellwein. Several weeks later, Mr. Ellwein communicated to BT Alex. Brown Incorporated that Medtronic was not interested in pursuing a relationship with Xomed at that time. No discussions between Medtronic and Xomed took place until February 1999 as described below.

    In December 1998, a representative of U.S. Bancorp Piper Jaffray contacted Mr. Ellwein to determine whether he would be interested in meeting executives of several medical device companies, including Xomed, at the upcoming Piper Jaffray health care conference. On January 6, 1999, a representative of Piper Jaffray contacted James Treace, Xomed's Chairman, President and Chief Executive Officer, to determine whether he would be interested in meeting with Mr. Ellwein. On February 2, 1999, during the Piper Jaffray conference, Mr. Treace met with Mr. Ellwein for the first time and discussed Xomed's business.

    On March 16, 1999, Glen Nelson, M.D., Medtronic's Vice Chairman, Mr. Ellwein and Pat Van Wert, Senior Associate, Corporate Development of Medtronic, visited Xomed's facilities in Jacksonville, Florida. Mr. Treace, F. Barry Bays, Xomed's Senior Vice President and Chief Operating Officer, and Thomas Timbie, Xomed's Vice President-Finance and Chief Financial Officer, presented Xomed's general business plan and gave a plant tour. The primary purpose of the meeting was to provide a general understanding of Xomed's business and its markets and opportunities.

    On April 14, 1999, Mr. Ellwein suggested to Mr. Treace that Ron Pickard, the President of Medtronic's Sofamor Danek subsidiary, visit Xomed. As a result, Dr. Nelson and Messrs. Ellwein and Pickard visited Xomed on May 12, 1999. The discussions between the participants were operational in nature, with particular emphasis on Xomed's product lines and technology platforms.

    On July 23, 1999, William George, Medtronic's Chairman and Chief Executive Officer, Arthur D. Collins, Jr., Medtronic's President and Chief Operating Officer, Dr. Nelson and Mr. Ellwein visited Xomed's facilities. Messrs. Treace, Bays and Timbie provided another general business presentation and tour of the facilities. Dr. Nelson and Mr. Ellwein discussed with Mr. Treace the possibility of a strategic transaction.

    On July 26, 1999, Mr. Ellwein indicated in a phone conversation with Xomed that Medtronic was very interested in Xomed's strong position in the ear, nose and throat market. Medtronic indicated that it intended to present a draft term sheet for a proposed transaction with Xomed in the next several days.

    On July 28, 1999, Xomed received a draft merger term sheet from Mr. Ellwein. No pricing issues were discussed at this time.

    On July 29, 1999, Mr. Ellwein and Dr. Nelson engaged in an initial discussion of the draft term sheet with Mr. Treace, including a range of potential purchase prices for Xomed's stock. On this date, Xomed also engaged Deutsche Banc Alex. Brown to act as Xomed's exclusive financial advisor in connection with a potential transaction with Medtronic.

    On August 4, 1999, Xomed entered into a confidentiality agreement with Medtronic covering information provided by Medtronic. On August 6, 1999, Medtronic agreed that, for a period of 18 months, it would not acquire voting securities of Xomed, engage in a proxy solicitation, solicit certain employees of Xomed or take certain other actions without Xomed's consent.

    In the second week of August 1999, Medtronic commenced a due diligence investigation of Xomed and its operations and conducted management interviews with Mr. Bays, Mr. Timbie and Dan Treace, Xomed's Vice President, Regulatory Affairs and Quality Assurance.

    In the second week of August 1999, members of Xomed's management and representatives of Deutsche Banc Alex. Brown conducted a due diligence investigation of Medtronic at its facilities in Minneapolis, Minnesota.

    During the second through fourth weeks of August 1999, representatives of Medtronic, together with its counsel, and representatives of Xomed, together with its legal and financial advisors, communicated by telephone and met in person to discuss various aspects of the proposed transaction. During this time, drafts of the merger agreement, the stock option agreement and various ancillary agreements were distributed, reviewed and negotiated. Among the matters negotiated were the conversion ratio and the manner in which it adjusts, the conditions on the parties' obligations to close the merger, the right of the parties to terminate the merger agreement, the effect of termination, the amount of the termination fee and profit on the stock option and the circumstances under which the termination fee would be payable and the stock option would be exercisable.

    On August 16, 1999, Xomed's board convened a special telephonic meeting to receive a status report as to overall events, process and timing with regard to the potential Medtronic transaction. In addition to the board, members of management and Xomed's legal and financial advisors participated in the meeting.

    On August 23, 1999, Xomed's board convened another special meeting in New York. Xomed's legal and financial advisors again participated. The group engaged in general discussions as to merger process, rationale, structure and valuation.


    On August 25, 1999, Medtronic's board of directors approved the acquisition of Xomed subject to final negotiations by senior management and authorized Medtronic's officers to undertake all acts necessary or desirable to effect the merger.


    On August 26, 1999, Xomed's board met again with its legal and financial advisors to consider the proposed Medtronic transaction. Xomed's counsel reviewed the fiduciary duties of the board of directors in considering the proposed transaction, and then made a detailed presentation to the board regarding the terms of the merger agreement and related documents, including a summary of the representations, warranties, covenants, conditions, termination events and termination consequences, as well as the structure of the proposed transaction. Deutsche Banc Alex. Brown then reviewed its financial analyses with respect to the proposed conversion ratio and delivered its oral opinion, which opinion was confirmed by delivery of a written opinion dated August 26, 1999, as to the fairness, from a financial point of view, of the conversion ratio provided for in the merger.

    Xomed's board, after considering the presentations by Xomed's legal and financial advisors, and the other matters discussed at the meeting, approved the merger agreement and the transactions contemplated by that agreement by a unanimous vote of those directors present. The parties executed the merger agreement in the evening hours of August 26, 1999 and publicly announced the transaction before the opening of trading on August 27, 1999.

XOMED'S REASONS FOR THE MERGER; RECOMMENDATION OF THE XOMED BOARD OF DIRECTORS

    At its August 26, 1999 meeting, the Xomed board of directors approved the merger and the merger agreement by a unanimous vote of those directors present. In reaching its conclusion to approve the merger, the board of directors considered the following information and factors:

    - The general business and competitive conditions in Xomed's industry. In particular, the board considered Xomed's growth opportunities as an independent company compared with the growth opportunities available as part of a larger company such as Medtronic. The board considered that merging with Medtronic, which has significant financial resources and a strong reputation and competitive position in the medical devices industry, would give Xomed the opportunity to develop new and better products and devices more quickly and to deliver these products and devices to doctors and their patients faster, more cost-effectively, and with better customer support.

    - The opportunity that the merger affords Xomed to offer its products as part of a broader range of medical products and devices, thereby reducing the risks inherent in Xomed's reliance on a limited number of products.

    - The potential revenue synergies offered by the merger through the broadening of existing product lines of both companies.

    - The potential cost synergies offered by the merger through the elimination of certain duplicative operations and functions.

    - The premium that the merger consideration represents to historical trading values for Xomed's common stock and the fact that Medtronic's common stock has generated significant returns over recent years. Although the board noted that the price of Medtronic's common stock has fluctuated in the past and that the value of the consideration to be received by Xomed's shareholders will decline if the price of Medtronic's common stock declines, the board considered the provisions of the merger agreement that mitigate this risk by protecting the value of the consideration to be received by Xomed's shareholders at the effective time of the merger over an agreed range of trading prices of Medtronic common stock.

    - The increased liquidity offered by the merger to Xomed's shareholders. The board believed that the merger offered Xomed's shareholders the opportunity to own stock of a significantly larger and more actively traded business enterprise and that Xomed's shareholders would have the opportunity to participate in the potential growth of the combined company after the closing of the merger.

    - Information with respect to the financial condition, results of operations and business of Medtronic, including the due diligence review by Xomed's management and financial advisor regarding Medtronic's financial condition and prospects.

    - The opinion of Deutsche Banc Alex. Brown delivered to the board on August 26, 1999 to the effect that, as of that date and based on and subject to the matters described in the opinion, the conversion ratio provided for in the merger was fair, from a financial point of view, to the holders of Xomed common stock, and the related financial analyses performed by Deutsche Banc Alex. Brown in connection with its opinion. See "--Opinion of Xomed's Financial Advisor."

    - The likelihood of consummation of the merger, including the terms and conditions of the merger agreement and the limited conditions to the consummation of the merger.

    - The terms and provisions of the merger agreement and related agreements, including the provision of the merger agreement permitting the board to receive unsolicited inquiries and proposals from, and, under certain circumstances, negotiate and give information to, third parties. The board further considered that the maximum aggregate termination fee and profit with respect to the option that could be realized by Medtronic pursuant to the merger agreement and the stock option agreement was $30.1 million. The board concluded, after consultation with Xomed's legal and financial advisors, that the aggregate of the profit on the option and the termination fee was within the range of fees payable in comparable transactions, that it would not in and of itself preclude alternative proposals and that the protections it afforded Medtronic encouraged Medtronic to submit its best possible offer. Xomed's legal advisors advised the board that there had been extensive negotiations with Medtronic over both the amount of the fee, the profit and the option and the circumstances under which the fee became payable and the option became exercisable. The board further considered that Medtronic had stated that it would not enter into a transaction which did not include provisions similar to the termination fee and the option.

    - The tax-free nature of the merger to Xomed's U.S. shareholders, which will permit those shareholders to receive Medtronic common stock in a tax-free exchange at a premium over the market price for Xomed's common stock. See "--Certain Federal Income Tax Consequences."

    - The opportunity for Xomed's shareholders to receive future cash dividends with respect to their shareholdings.

    - The impact of the merger on Xomed's customers and employees.

    The board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including, without limitation, the following:

    - The possibility that the merger would not be consummated following the execution of the merger agreement;

    - The risk that the combined company might not realize the anticipated revenue synergies and cost savings of the merger;

    - The risk that the combined company would be unable to retain key employees;

    - The possible disruption of Xomed's business pending completion of the merger and risks associated with the integration by Medtronic of Xomed and other businesses that Medtronic has recently acquired and whether the potential benefits sought in the merger and such other acquisitions might not be fully realized; and

    - The structure and amount of the termination fee and the option could affect the ability of another bidder to propose an alternative transaction offering a premium to the merger consideration.

    The board of directors concluded that the benefits of the transaction to Xomed and its shareholders outweighed the risks associated with the foregoing factors.

    The above discussion of the information and factors considered by the Xomed board is not all-inclusive but is believed to include all material factors considered by the Xomed board. In view of the variety of factors considered by the Xomed board, the Xomed board did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. In addition, individual members of the Xomed board may have given different weights to different factors. Consequently, the Xomed board did not quantify the assumptions and results of its analysis in reaching its determination that the merger is fair to, and in the best interests of, Xomed and its shareholders.

    THE XOMED BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF XOMED AND ITS SHAREHOLDERS. THE XOMED BOARD, THEREFORE, UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER.

    See "The Merger--Background of the Merger," "--Opinion of Xomed's Financial Advisor," "--Certain Federal Income Tax Considerations, "and "Comparative Stock Prices and Dividends."

MEDTRONIC'S REASONS FOR THE MERGER

    Medtronic believes that the acquisition of Xomed will broaden Medtronic's base of businesses by providing access to the ear, nose and throat market and complement its positions in the spinal and neurosurgery fields. Medtronic also believes that the merger will provide opportunities to use Xomed's clinical relationships to develop and market new products incorporating Medtronic's significant core technologies, enhancing Medtronic's ability to fulfill its mission of restoring patients to full and active lives.

OPINION OF XOMED'S FINANCIAL ADVISOR

    Xomed engaged Deutsche Banc Alex. Brown to act as its exclusive financial advisor in connection with the merger. On August 26, 1999, at a meeting of the Xomed board held to evaluate the proposed merger, Deutsche Banc Alex. Brown rendered an oral opinion, which opinion was confirmed by delivery of a written opinion dated August 26, 1999, to the effect that, as of that date and based on and subject to the matters described in its opinion, the conversion ratio provided for in the merger was fair, from a financial point of view, to the holders of Xomed common stock.

    The full text of Deutsche Banc Alex. Brown's written opinion dated August 26, 1999, which describes the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B and is incorporated into this document by reference. DEUTSCHE BANC ALEX. BROWN'S OPINION IS DIRECTED TO THE XOMED BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE CONVERSION RATIO FROM A FINANCIAL POINT OF VIEW. THE OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY XOMED TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW TO VOTE WITH RESPECT TO MATTERS RELATING TO THE PROPOSED MERGER. The summary of Deutsche Banc Alex. Brown's opinion described below is qualified in its entirety by reference to the full text of its opinion.

    In connection with Deutsche Banc Alex. Brown's role as Xomed's financial advisor, and in arriving at its opinion, Deutsche Banc Alex. Brown:

    - reviewed publicly available financial and other information concerning Xomed and Medtronic and internal analyses and other information furnished to or discussed with Deutsche Banc Alex. Brown by Xomed, Medtronic and their advisors;

    - held discussions with members of the senior management of Xomed and Medtronic regarding the business and prospects of their companies and the joint prospects of a combined company;

    - reviewed the reported prices and trading activity for the Xomed common stock and Medtronic common stock;

    - compared financial and stock market information for Xomed and Medtronic with similar information for other companies whose securities are publicly traded;

    - reviewed the financial terms of recent business combinations which Deutsche Banc Alex. Brown deemed comparable in whole or in part;

    - reviewed the terms of the merger agreement; and

    - performed other studies and analyses and considered other factors as Deutsche Banc Alex. Brown deemed appropriate.

    Deutsche Banc Alex. Brown did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to Deutsche Banc Alex. Brown, concerning Xomed, Medtronic or the combined company, including any financial information, forecasts or projections considered in connection with the rendering of its opinion. For purposes of its opinion, Deutsche Banc Alex. Brown assumed and relied upon the accuracy and completeness of all information that it reviewed and did not conduct a physical inspection of any of the properties or assets, or prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of Xomed or Medtronic. With respect to the financial forecasts and projections relating to Xomed made available to Deutsche Banc Alex. Brown and used in its analyses, Xomed advised Deutsche Banc Alex. Brown, and Deutsche Banc Alex. Brown assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Xomed as to the matters covered by the forecasts and projections. With respect to the publicly available research analysts' estimates relating to Medtronic used in Deutsche Banc Alex. Brown's analyses, Deutsche Banc Alex. Brown assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Medtronic. Deutsche Banc Alex. Brown's opinion was necessarily based on economic, market and other conditions existing on, and the information made available to Deutsche Banc Alex. Brown as of, the date of its opinion.

    For purposes of rendering its opinion, Deutsche Banc Alex. Brown assumed that, in all respects material to its analysis, the representations and warranties of Xomed, Medtronic and Merger Subsidiary contained in the merger agreement were true and correct, Xomed, Medtronic and Merger Subsidiary will each perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of Xomed, Medtronic and Merger Subsidiary to consummate the merger will be satisfied without any waiver. Deutsche Banc Alex. Brown also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Xomed or Medtronic is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Xomed or Medtronic or materially reduce the contemplated benefits of the merger to Xomed, Medtronic or the combined company.

    Xomed informed Deutsche Banc Alex. Brown, and for purposes of rendering its opinion Deutsche Banc Alex. Brown assumed, that the merger is expected to qualify as a tax-free reorganization for federal income tax purposes and be accounted for as a pooling of interests. In connection with its opinion, Deutsche Banc Alex. Brown was not authorized to, and did not, solicit interest from any other party with respect to the acquisition of all or a part of Xomed. Deutsche Banc Alex. Brown expressed no opinion as to the price at which the Medtronic common stock will trade at any time. No other instructions or limitations were imposed by the Xomed board on Deutsche Banc Alex. Brown with respect to the investigations made or the procedures followed by it in rendering its opinion.

    The following is a summary of the material analyses performed by Deutsche Banc Alex. Brown in connection with its opinion to the Xomed board dated August 26, 1999. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND DEUTSCHE BANC ALEX. BROWN'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF DEUTSCHE BANC ALEX. BROWN'S FINANCIAL ANALYSES.

ANALYSIS OF SELECTED PUBLIC COMPANIES

    Deutsche Banc Alex. Brown compared financial and stock market information for Xomed and the following seven selected publicly held companies in the medical device industry:

    - Biomet, Inc.

    - Boston Scientific Corporation

    - CONMED Corporation

    - Guidant Corporation

    - Haemonetics Corporation

    - Respironics, Inc.

    - Stryker Corporation

    Deutsche Banc Alex. Brown reviewed adjusted market values, calculated as equity market value, plus debt, less cash, as multiples of latest 12 months revenues, earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT. Deutsche Banc Alex. Brown also reviewed equity market values as a multiple of latest 12 months and estimated calendar years 1999 and 2000 net income. All multiples were based on closing stock prices on August 25, 1999. Estimated financial data for the selected companies were based on publicly available research analysts' estimates and estimated financial data for Xomed were based both on publicly available research analysts' estimates and Xomed management estimates. This analysis indicated the following implied adjusted market value and equity market value multiples for the selected companies, as compared to the following multiples for Xomed implied by the conversion ratio based on the closing price of Medtronic common stock on August 25, 1999:

                                                            IMPLIED MULTIPLES OF
                                                             SELECTED COMPANIES
                                                           -----------------------   MULTIPLES FOR XOMED IMPLIED
                                                              MEAN        RANGE          BY CONVERSION RATIO
                                                              -----     ----------  ------------------------------
ADJUSTED MARKET VALUES:
Latest 12 months revenues................................         5.1x   1.1x-11.0x                 7.2x
Latest 12 months EBITDA..................................        17.1x   6.0x-30.8x                31.9x
Latest 12 months EBIT....................................        21.7x   8.0x-34.7x                41.7x

EQUITY MARKET VALUES:
Latest 12 months net income..............................        35.5x  11.6x-54.9x                67.6x
Estimated calendar year 1999 net income
  (research analysts' estimates).........................        29.7x  11.6x-45.8x                59.4x
Estimated calendar year 2000 net income
  (research analysts' estimates).........................        24.0x   9.9x-38.5x                47.2x
Estimated calendar year 1999 net income
  (management estimates).................................          --           --                 59.7x
Estimated calendar year 2000 net income
  (management estimates).................................          --           --                 43.3x

ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS

    Deutsche Banc Alex. Brown reviewed the purchase prices and implied transaction multiples in the following 17 selected transactions in the medical device industry:

              ACQUIROR                               TARGET
------------------------------------  -------------------------------------
-          Abbott Laboratories, Inc.  Perclose Inc.
-          Kimberly-Clark             Ballard Medical Products
           Corporation
-          Medtronic, Inc.            Arterial Vascular Engineering Inc.
-          Maxxim Medical, Inc.       Circon Corporation
-          Medtronic, Inc.            Sofamor Danek Group, Inc.
-          Medtronic, Inc.            Midas Rex, L.P.
-          GE Medical Systems         Marquette Medical Systems, Inc.
-          Guidant Corporation        Sulzer Medica USA Holding Company
                                      (Electrophysiology business)
-          Medtronic, Inc.            Physio-Control International
                                      Corporation
-          Tyco International Ltd.    United States Surgical Corporation
-          Sulzer Medica Ltd.         Spine-Tech, Inc.
-          Boston Scientific          Target Therapeutics, Inc.
           Corporation
-          Baxter International,      Research Medical Inc.
           Inc.
-          Advanced Medical, Inc.     Ivac Medical Systems, Inc.
-          Maxxim Medical, Inc.       Sterile Concepts Holdings, Inc.
-          Genzyme Corporation        Deknatel Snowden Pencer, Inc.
-          St. Jude Medical, Inc.     Daig Corporation

    Deutsche Banc Alex. Brown reviewed adjusted market values in the selected transactions as multiples of latest 12 months revenues, EBITDA and EBIT, and equity market values as a multiple of latest 12 months and one-year forward net income. All multiples were based on publicly available information at the time of announcement of the relevant transaction. This analysis indicated the following implied adjusted market value and equity market value multiples for the selected transactions, as compared to the following multiples for Xomed implied by the conversion ratio based on the closing price of Medtronic common stock on August 25, 1999:

                                                     IMPLIED MULTIPLES OF
                                                    SELECTED TRANSACTIONS
                                                   ------------------------       MULTIPLES FOR XOMED
                                                      MEAN         RANGE      IMPLIED BY CONVERSION RATIO
                                                      -----     -----------  ------------------------------
ADJUSTED MARKET VALUES:
Latest 12 months revenues........................         5.6x    0.9x-14.3x                 7.2x
Latest 12 months EBITDA..........................        22.3x   10.0x-69.1x                31.9x
Latest 12 months EBIT............................        29.8x   12.2x-89.6x                41.7x

EQUITY MARKET VALUES:
Latest 12 months net income......................        43.9x  16.4x-129.5x                67.6x
One-year forward net income
  (research analysts' estimates).................        29.5x    8.3x-85.2x                50.9x
One-year forward net income
  (management estimates).........................          --            --                 47.9x

DISCOUNTED CASH FLOW ANALYSIS

    Deutsche Banc Alex. Brown performed a discounted cash flow analysis to estimate the present value of the unlevered, after-tax free cash flows that each of Xomed and Medtronic could generate during fiscal years 2000 through 2004 based, in the case of Xomed, on internal estimates of the management of Xomed and, in the case of Medtronic, on publicly available research analysts' estimates. The range of estimated terminal values was calculated by applying terminal value multiples ranging from 15.0x to 19.0x, in the case of Xomed, and 20.0x to 25.0x, in the case of Medtronic, to its respective estimated fiscal year 2004 EBITDA. The present value of the cash flows and terminal values were calculated using discount rates ranging from 13.0% to 17.0%, in the case of Xomed, and 11.0% to 15.0%, in the case of Medtronic. This analysis yielded the following implied per share equity reference range for Xomed, as compared to the per share equity value for Xomed implied by the conversion ratio based on the closing price of Medtronic common stock on August 25, 1999:

IMPLIED PER SHARE EQUITY   PER SHARE EQUITY VALUE FOR XOMED
REFERENCE RANGE FOR XOMED     IMPLIED BY CONVERSION RATIO
-------------------------  ---------------------------------
      $50.66-$73.54                    $   60.00

PREMIUMS ANALYSIS

    Deutsche Banc Alex. Brown reviewed the premiums paid in 165 selected merger and acquisition transactions completed since January 1, 1996 having transaction values between $600 million and $1.2 billion, including 22 selected transactions in the health care industry and 13 selected transactions in the medical device industry. Deutsche Banc Alex. Brown analyzed the premiums in these transactions based on the target company's stock price one day and one month prior to public announcement of the transaction. This analysis indicated the following premiums for the target companies in the selected transactions, as compared to the premiums implied for Xomed in the merger based on the closing prices of Xomed common stock one day and one month prior to August 25, 1999 and the closing price of Medtronic common stock on August 25, 1999:

                                                                           PREMIUM
                                                                  -------------------------
                                                                    MEAN         RANGE         IMPLIED MERGER PREMIUM
                                                                  ---------  --------------  ---------------------------
SELECTED M&A TRANSACTIONS(165)
One Day Prior (August 24, 1999).................................       28.7% (33.8%)-147.0%                20.5%
One Month Prior (July 26, 1999).................................       38.1% (32.5%)-169.6%                40.4%

SELECTED HEALTH CARE M&A TRANSACTIONS(22)
One Day Prior (August 24, 1999).................................       31.7%    1.9%-123.7%                20.5%
One Month Prior (July 26, 1999).................................       45.3%    0.4%-169.6%                40.4%

SELECTED MEDICAL DEVICE M&A TRANSACTIONS(13)
One Day Prior (August 24, 1999).................................       31.2%   (0.5%)-66.8%                20.5%
One Month Prior (July 26, 1999).................................       45.9%   12.0%-102.7%                40.4%

EXCHANGE RATIO ANALYSIS

    Deutsche Banc Alex. Brown performed an exchange ratio analysis comparing the conversion ratio in the merger with the implied historical exchange ratios for Xomed common stock and Medtronic common stock. The implied historical exchange ratios were calculated by dividing the average per share prices of Xomed common stock by the average per share prices of Medtronic common stock on August 25, 1999 and during the ten-day, 20-day, 30-day, 60-day and 120-day periods ended August 25, 1999. This analysis resulted in the following implied historical exchange ratios, as compared to 1.62162, the mid-point between the upper and lower bounds of the conversion ratio under the merger agreement, as adjusted for the two-for-one stock split Medtronic completed on September 24, 1999:

                                                                     IMPLIED HISTORICAL EXCHANGE
PERIOD ENDED ON AUGUST 25, 1999                                                RATIOS
----------------------------------------------------------------  ---------------------------------
August 25, 1999.................................................                 1.372x
10-day trading average..........................................                 1.278x
20-day trading average..........................................                 1.288x
30-day trading average..........................................                 1.298x
60-day trading average..........................................                 1.278x
120-day trading average.........................................                 1.216x

PRO FORMA MERGER ANALYSIS


    Deutsche Banc Alex. Brown analyzed potential pro forma financial effects resulting from the merger, including the impact of the merger on Medtronic's estimated earnings per share for calendar years 2000 and 2001. Estimated financial data used in this analysis were based on internal estimates of the management of Xomed, in the case of Xomed, and publicly available research analysts' estimates, in the case of Medtronic, without taking into account cost savings or other potential synergies from the merger. The results of the pro forma merger analysis suggested that the merger could be dilutive, or represent a reduction, to Medtronic's earnings per share in calendar year 2000 and neutral to Medtronic's earnings per share in calendar year 2001 based on the closing price of Medtronic common stock on August 25, 1999. The actual results achieved by the combined company may vary from projected results and the variations may be material.


OTHER FACTORS

    In rendering its opinion, Deutsche Banc Alex. Brown also reviewed and considered, among other things:

    - historical and projected financial data for Xomed and Medtronic;


    - a comparison of the contributions of Xomed and Medtronic to operational measures of the combined company relative to the pro forma equity ownership of the shareholders of Xomed and Medtronic in the combined company upon consummation of the merger;


    - selected published analysts' reports, including analysts' estimates as to the earnings per share of Xomed and Medtronic; and

    - a shareholder profile of Medtronic.

    The above summary is not a complete description of Deutsche Banc Alex. Brown's opinion to the Xomed board or the financial analyses performed and factors considered by Deutsche Banc Alex. Brown in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Deutsche Banc Alex. Brown believes that its analyses and the summary above must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Deutsche Banc Alex. Brown's analyses and opinion.

    In performing its analyses, Deutsche Banc Alex. Brown considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Xomed and Medtronic. No company, transaction or business used in the analyses as a comparison is identical to Xomed, Medtronic or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

    The estimates contained in Deutsche Banc Alex. Brown's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Deutsche Banc Alex. Brown's analyses and estimates are inherently subject to substantial uncertainty.

    The type and amount of consideration payable in the merger was determined through negotiation between Xomed and Medtronic. Although Deutsche Banc Alex. Brown provided financial advice to Xomed during the course of negotiations, the decision to enter into the merger was solely that of the Xomed board. Deutsche Banc Alex. Brown's opinion and financial analyses were only one of many factors considered by the Xomed board in its evaluation of the merger and should not be viewed as determinative of the views of the Xomed board or management with respect to the conversion ratio or the merger.

    Deutsche Banc Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Xomed selected Deutsche Banc Alex. Brown based on Deutsche Banc Alex. Brown's reputation, expertise and familiarity with Xomed. Deutsche Banc Alex. Brown and its predecessors and affiliates have in the past provided financial services to Xomed unrelated to the merger, for which services Deutsche Banc Alex. Brown and its predecessors and affiliates have received compensation.

    Deutsche Banc Alex. Brown maintains a market in Xomed common stock and Medtronic common stock and regularly publishes research reports regarding the businesses and securities of Xomed and Medtronic and other publicly traded companies in the medical device industry. In the ordinary course of business, Deutsche Banc Alex. Brown and its affiliates may actively trade or hold the securities and other instruments and obligations of Xomed and Medtronic for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities, instruments or obligations.

    Under the terms of Deutsche Banc Alex. Brown's engagement, Xomed has agreed to pay Deutsche Banc Alex. Brown for its services upon completion of the merger an aggregate financial advisory fee equal to 0.60% of the total consideration, including liabilities assumed, payable in the merger. In addition, Xomed has agreed to reimburse Deutsche Banc Alex. Brown its reasonable travel and other out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify Deutsche Banc Alex. Brown and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, Deutsche Banc Alex. Brown's engagement.

CONVERSION OF XOMED COMMON STOCK IN THE MERGER

    At the effective time of the merger, if the Average Stock Price (as defined below) is between $33.30 and $40.70, each outstanding share of Xomed common stock will convert automatically into the right to receive the fraction of a share of Medtronic common stock (referred to for convenience as the "conversion ratio") equal to $60 divided by the average of the daily closing sale prices of Medtronic common stock, as reported on the NYSE Composite Tape (the "Average Stock Price"), for the 10 consecutive trading days ending on and including the third trading day before the Special Meeting. Any shares of Xomed common stock held by Medtronic, its subsidiaries, or Xomed or its subsidiaries will not be treated as outstanding, however, and will not convert into Medtronic common stock.

    The conversion ratio described above applies if the Average Stock Price is between $33.30 and $40.70. If the Average Stock Price is $33.30 or less, however, the conversion ratio is 1.80180 Medtronic shares. If the Average Stock Price is $40.70 or more, the conversion ratio is 1.47420 Medtronic shares.

    If, prior to the effective time of the merger, Medtronic or Xomed recapitalizes, splits, or combines the Medtronic or Xomed common stock, as applicable, or pays a stock dividend or other stock distribution in shares of Medtronic or Xomed common stock, as applicable, then the conversion ratio will be appropriately adjusted. The conversion ratio set forth in this Proxy Statement/Prospectus has already been adjusted for Medtronic's September 1999 two-for-one stock split.


    Based on the number of shares of Xomed common stock outstanding on the record date (assuming a conversion ratio of 1.72973 Medtronic shares for each Xomed share, calculated by using the September 29, 1999 Medtronic closing sale price of $34.6875 as the assumed Average Stock Price solely for illustrative purposes of this paragraph), an estimated 21,239,351 shares of Medtronic common stock will be issued in exchange for Xomed common stock upon consummation of the merger. Such shares would represent approximately 1.8% of the shares of Medtronic common stock that would be outstanding after consummation of the merger.


    Xomed shareholders should understand that, because the market price of Medtronic common stock fluctuates, the market value of the Medtronic shares that Xomed shareholders will receive in the merger (whether measured at the effective time of the merger or the date of the Special Meeting or another date) may be less than or greater than the Average Stock Price used for purposes of determining the conversion ratio. In addition, because the value of Medtronic shares fluctuates, the market value of the Medtronic common stock that Xomed shareholders will receive in the merger may increase or decrease following the merger. The maximum conversion ratio of 1.80180 (if the Average Stock Price of Medtronic common stock is less than $33.30) means that, at the time of the merger, you may receive less than $60 in Medtronic common stock for each Xomed share you own. Similarly, the minimum conversion ratio of 1.47420 (if the Average Stock Price is more than $40.70) means that you may receive more than $60 in Medtronic common stock for each Xomed share you own. In addition, the Average Stock Price (which is calculated during a 10-day period ending on and including the third trading day prior to the Special Meeting) could be different from the closing price of Medtronic common stock at the time of the merger. See "Comparative Stock Prices and Dividends" for information regarding the historical market prices of Medtronic common stock.

    FRACTIONAL SHARES

    Medtronic will not issue any certificates or scrip representing fractional shares of Medtronic common stock in the merger. All fractional shares of Medtronic common stock that a Xomed shareholder would otherwise receive in the merger will be aggregated, if and to the extent multiple Xomed stock certificates of such holder are submitted together to Norwest Bank Minnesota, N.A., the exchange agent for the merger. If a fractional share results from such aggregation, then, in lieu of any such fractional share, each holder of Xomed common stock who otherwise would be entitled to receive a fractional share of Medtronic common stock in the merger will receive an amount of cash (without interest) determined by multiplying (1) the Average Stock Price by (2) the fractional share interest of Medtronic common stock to which such holder would otherwise be entitled.

    EXCHANGE OF XOMED STOCK CERTIFICATES

    As soon as practicable after the effective time of the merger, the exchange agent will mail a letter of transmittal to Xomed shareholders. The letter of transmittal will include instructions regarding the surrender of certificates representing shares of Xomed common stock in exchange for certificates representing shares of Medtronic common stock.

    As soon as practicable after the effective time of the merger, the exchange agent will distribute to holders of shares of Xomed common stock, after those holders surrender to the exchange agent the

Xomed stock certificates held by them for cancellation, together with executed letters of transmittal, (1) one or more certificates representing the number of whole shares of Medtronic common stock into which the shares represented by the certificate(s) have been converted and (2) a check in the amount of any cash in lieu of fractional shares. Holders of Xomed common stock will not receive interest on any cash received in the merger.

    After the effective time of the merger, Xomed stock certificates will evidence ownership of the shares of Medtronic common stock into which they were converted. Holders of Xomed common stock will be entitled to any dividends that become payable to persons who are holders of record of Medtronic common stock as of a record date on or after the effective time of the merger, but only after they have surrendered their certificates representing shares of Xomed common stock for exchange. Any such dividends will be paid to each Xomed shareholder entitled to them, without interest, at the time that such certificates representing shares of Xomed common stock are surrendered for exchange, subject to any applicable abandoned property, escheat, or similar law. Holders of Xomed common stock will not be entitled, however, to dividends that become payable before or after the effective time of the merger to persons who were holders of record of Medtronic common stock as of a record date prior to the effective time of the merger.

SHAREHOLDER RIGHTS PLAN

    Each Xomed shareholder entitled to receive shares of Medtronic common stock pursuant to the merger will receive, together with each share of Medtronic common stock, one Medtronic preferred stock purchase right pursuant to the Medtronic shareholder rights plan. Such right will be represented by the certificate representing such share of Medtronic common stock. See "Comparison of Rights of Medtronic and Xomed Shareholders--Shareholder Rights Plans."

TREATMENT OF STOCK OPTIONS

    The officers, directors, and certain employees of and consultants to Xomed hold outstanding options to purchase shares of Xomed common stock. All options held by officers, directors and employees of Xomed will immediately become exercisable as of the effective time of the merger under the terms of stock option agreements. Options granted under Xomed's option plan to consultants will continue to vest over the periods stated in stock option agreements between Xomed and such consultants. All options that are not exercised and remain outstanding at the effective time of the merger will be assumed by Medtronic and, following the effective time of the merger, will be exercisable upon the same terms and conditions as such options were exercisable prior to the merger, except that the exercise price and the number of shares of Medtronic common stock that can be purchased upon exercise of the options will be revised to reflect conversion of the options on the same basis as shares of Xomed common stock are converted into shares of Medtronic common stock in the merger. As promptly as practicable after the effective time of the merger, Medtronic will provide to each holder of a Xomed option a written statement informing such holder of the assumption by Medtronic of such option.

REPRESENTATIONS AND WARRANTIES

    In the merger agreement, Xomed makes certain representations and warranties to Medtronic regarding Xomed and its subsidiaries, including as to: (1) their corporate existence; (2) the authorization, execution, and enforceability of the merger agreement and related agreements; (3) Xomed's capital structure; (4) the accuracy of Xomed's recent SEC reports and financial statements; (5) the absence of certain undisclosed material liabilities; (6) the absence of any need for certain required third-party consents and other approvals; (7) compliance with laws; (8) the absence of material litigation; (9) the absence of material adverse changes since December 31, 1998; (10) Xomed's relations with officers, directors, and employees; (11) certain tax matters; (12) the absence of material violations of agreements; (13) the right to use intellectual property; (14) Xomed's benefit plans;

(15) Xomed's minute books; (16) the absence of brokerage commissions, finder's fees, or other payments in connection with the merger; (17) the accuracy of information provided in connection with this Proxy Statement/Prospectus; (18) the receipt of an opinion of Deutsche Bank as to the fairness, from a financial point of view, to holders of Xomed common stock of the conversion ratio for the merger; (19) the inapplicability of certain Delaware antitakeover laws to the merger; and (20) the accuracy of certain information for regulatory filings.

    Medtronic and Merger Subsidiary also make certain representations and warranties to Xomed regarding Medtronic and Merger Subsidiary, including as to:
(1) their corporate existence; (2) the authorization, execution, and enforceability of the merger agreement and related agreements; (3) the capital structure of Medtronic and Merger Subsidiary; (4) the absence of any need for certain required third-party consents and approvals; (5) the accuracy of Medtronic's recent SEC reports and financial statements; (6) the legal compliance and the accuracy of information contained in the Registration Statement that includes this Proxy Statement/Prospectus; (7) the absence of brokerage commissions, finder's fees, or other payments in connection with the merger; (8) the absence of certain undisclosed material liabilities; (9) compliance with laws; (10) the absence of material litigation; (11) the absence of material adverse changes since April 30, 1999; (12) the absence of actions by Medtronic that would prevent the merger from constituting a tax-free transaction; and (13) the accuracy of certain information for regulatory filings.

CERTAIN COVENANTS BY XOMED

    CONDUCT OF BUSINESS OF XOMED PENDING THE MERGER. With certain exceptions, Xomed has agreed that, prior to consummation of the merger, unless Medtronic agrees otherwise, to the extent commercially reasonable, it will conduct its business in the ordinary course and consistent with past practice, keep substantially intact its business organization, keep available its officers' and employees' services, and maintain satisfactory relationships with third parties that are material to its business. Xomed also agreed that, among other things, it will not: amend its Certificate of Incorporation or Bylaws; authorize, issue, sell, or pledge any stock or rights to purchase stock (except that it can issue stock upon the exercise of outstanding options); split, combine, or reclassify its stock; declare or pay any dividend or other distribution; redeem or acquire any of its stock; change any material term of its outstanding securities; create, incur, or assume any indebtedness other than in the ordinary course of business; create, assume, or incur any material lien; increase or modify the compensation or benefits of any of its directors, officers, or other employees (except under existing agreements or in the ordinary course of business and consistent with past practice or as required by law); sell or dispose of any material property other than in the ordinary course of business; buy or agree to buy another business; buy any assets or make capital expenditures, except under certain circumstances; enter into, materially change, or terminate any material agreements, except as permitted by the merger agreement or except in the ordinary course of business; materially change its general credit policies; materially alter its accounting principles; institute, settle, or compromise any claim involving amounts in excess of a specified amount; knowingly take any action that would cause any of its representations, warranties, or agreements in the merger agreement to be inaccurate or breached such that the closing conditions in the merger agreement will not be satisfied as of the Closing Date; knowingly take any action that would prevent the merger from qualifying as a tax-free transaction or that would jeopardize the accounting treatment of the merger as a "pooling of interests"; or agree to do any of the things described above.

    ACCESS. Pursuant to the merger agreement, Xomed also agreed to give Medtronic and its representatives access to Xomed's offices, properties, books, and records; to furnish to Medtronic and its representatives any financial and operating data and other information that Medtronic may reasonably request; and to have its employees and representatives cooperate with Medtronic in Medtronic's investigation of the business of Xomed.

    NO SOLICITATION OF COMPETING TRANSACTIONS. Xomed has agreed that (except as is required by the fiduciary duties of Xomed's directors) neither Xomed nor any of its representatives or affiliates will, directly or indirectly, solicit, knowingly encourage, initiate, or participate in discussions or negotiations with, or knowingly provide any nonpublic information to, any person, entity, or group (other than Medtronic or its affiliates or agents) that proposes an alternative transaction with respect to Xomed or any subsidiary, or knowingly facilitate an alternative transaction. An "alternative transaction" means a tender offer, exchange offer, merger, or similar transaction, or a transaction or series of related transactions pursuant to which a third party acquires more than 20% of the stock of Xomed or any material subsidiary or more than 20% of the combined assets of Xomed and its subsidiaries. Xomed has agreed that it will notify Medtronic promptly if it receives any such proposal.

    The Xomed board can, however, prior to approval of the merger by Xomed's shareholders furnish nonpublic information to or enter into negotiations with a third party that makes an unsolicited superior proposal, but only if (1) the Xomed board is required by law to do so to comply with its fiduciary duties to shareholders, (2) prior to doing so, Xomed releases Medtronic from certain standstill obligations, receives a confidentiality and standstill agreement from the third party with terms no less favorable to Xomed than its confidentiality agreement with Medtronic, gives Medtronic all nonpublic information that it gives to the third party, and gives written notice to Medtronic that it is furnishing nonpublic information or entering into negotiations with the person proposing the superior proposal, and (3) Xomed keeps Medtronic informed of the status of any negotiations. For these purposes, a "superior proposal" is a proposal for an alternative transaction that the Xomed board reasonably and in good faith determines is more favorable to Xomed shareholders than the merger.

CERTAIN COVENANTS BY MEDTRONIC

    CONDUCT OF BUSINESS OF MEDTRONIC PENDING THE MERGER. Medtronic has agreed that, prior to consummation of the merger, unless Xomed agrees otherwise, it will not: combine or reclassify its stock; declare or pay any extraordinary dividend or other distribution (except for stock splits in the form of stock dividends and Medtronic's regular quarterly cash dividends); redeem or acquire any of its stock (other than in a manner that would not preclude treatment of the merger as a pooling of interests for accounting purposes); change any material term of its securities; alter its accounting principles; knowingly take any action that would suspend trading of Medtronic common stock on the NYSE; knowingly take any action that would cause any of its representations, warranties, or agreements in the merger agreement to be inaccurate or breached as of the Closing Date; knowingly take any action that would prevent the merger from qualifying as a tax-free transaction or that would jeopardize the accounting treatment of the merger as a "pooling of interests"; or agree to do any of the things described above.

    EMPLOYEE MATTERS. Medtronic has agreed, to the extent practicable, to provide employee benefits and programs to Xomed employees that, in the aggregate, are substantially comparable to or more favorable than those in existence as of the date of the merger agreement (and, for stock-based compensation, comparable in the aggregate to what Medtronic and its subsidiaries offer generally). Medtronic has also agreed to honor all employment and severance agreements and all severance, incentive, and bonus plans as in effect immediately prior to the effective time of the merger. Xomed employees will be credited with service accrued prior to the effective time of the merger for purposes of employee benefit plans, subject to certain exceptions.

INTERESTS OF XOMED'S DIRECTORS AND OFFICERS IN THE MERGER

    In considering the recommendation of the Xomed board with respect to the merger agreement and the transactions contemplated by that agreement, shareholders of Xomed should be aware that certain members of the management and board of directors of Xomed have certain interests in the merger that are in addition to, and may be in conflict with, the interests of shareholders of Xomed generally. All such interests are described below, to the extent material, and Xomed believes that, except as described below, such persons do not have any material interest in the merger that is different from those of Xomed shareholders generally. The Xomed board was aware of, and considered the interests of, its directors and officers when it approved the merger agreement and the merger.

    EMPLOYMENT AGREEMENTS. The employment of the following executive officers and members of senior management of Xomed is governed by the terms of individual employment agreements: (i) James T. Treace, President and Chief Executive Officer, (ii) F. Barry Bays, Senior Vice President of Operations and Chief Operating Officer, (iii) R. Glen Coleman, Vice President, Marketing, (iv) Fred
B. Dinger, III, Vice President, Research and Development, (v) Mark J. Fletcher, Vice President, Ophthalmic and President, Solan Division of Xomed, and (vi) Thomas E. Timbie, Vice President, Finance and Chief Financial Officer. With respect to Messrs. Treace and Bays, the agreements provide that if the employee's employment with Xomed is terminated without "cause" (as such term is defined in the agreements) the employee will receive continued salary and certain benefits for the 12-month period after employment terminates. With respect to the other four officers, each agreement provides that if the employee's employment with Xomed is terminated within 12 months following the merger without "cause" or the employee terminates employment for "good reason" (as such terms are defined in the agreements), the employee will receive continued salary and company-provided health and other fringe benefits to the employee for the six-month period after employment terminates.

    OPTION VESTING ACCELERATION. Xomed's directors and executive officers, as well as many of Xomed's employees, hold options to purchase Xomed common stock. All of these options will become fully vested as a result of the merger. Under the merger agreement, at the effective time of the merger, each outstanding option will be assumed by Medtronic and exercisable upon the same terms and conditions immediately prior to the merger except that (i) such options shall entitle the holder to purchase from Medtronic the number of shares of Medtronic common stock (rounded down to the nearest whole number of shares) that equals the conversion ratio for the merger multiplied by the number of shares of Xomed common stock subject to such option immediately prior to the effective time of the merger, and (ii) the option exercise price per share of Medtronic common stock shall be an amount (rounded up to the nearest whole cent) equal to the option exercise price per share of Xomed common stock in effect immediately prior to the effective time of the merger divided by the conversion ratio.

    INDEMNIFICATION. Pursuant to the merger agreement, Medtronic has agreed that, after the effective time of the merger, it will provide certain indemnification and liability insurance benefits to certain indemnified parties, including directors and executive officers of Xomed. See "--Indemnification."

VOTING AGREEMENTS


    Pursuant to voting agreements between Medtronic and all of the executive officers and directors of Xomed who own stock or options to acquire stock of Xomed (F. Barry Bays, Gerard J. Bussell, R. Glen Coleman, Fred B. Dinger III, Richard B. Emmitt, Mark J. Fletcher, William R. Miller, James E. Thomas, Thomas
E. Timbie, Dan H. Treace, James T. Treace, John R. Treace, Elizabeth H. Weatherman, John A. Williams, Guy K. Williamson), such individuals have agreed to vote all of the outstanding shares of Xomed common stock beneficially owned by them on the record date in favor of the approval, consent, and ratification of the merger. Nothing in the voting agreements restricts or limits the right of a shareholder or optionholder to act in his or her capacity as an officer or director of Xomed consistent with his or her fiduciary obligations. The voting agreements terminate upon termination of the merger agreement. As of the record date, the shareholders who executed the voting agreements beneficially owned an aggregate 424,276 outstanding shares of Xomed common stock (not including options held by such persons), representing approximately 3.5% of the Xomed common stock outstanding on the record date.

STOCK OPTION AGREEMENT

    Simultaneously with the execution of the merger agreement, Xomed and Medtronic entered into a Stock Option Agreement pursuant to which Xomed granted to Medtronic an option, exercisable only under certain specified circumstances, to purchase 2,442,453 shares of Xomed common stock (which equaled 19.9% of the shares of Xomed common stock outstanding on the date of the merger agreement), at an exercise price of $60 per share. The option is exercisable at any time immediately prior to the occurrence of an Exercise Event (as defined below) up to the earlier of (i) the effective time of the merger, (ii) six months after the termination of the merger agreement under certain circumstances or six months after an alternative control transaction (as defined in the merger agreement) occurs in certain circumstances, or (iii) a termination of the merger agreement in such a manner that a termination fee under the merger agreement cannot become payable by Xomed. An Exercise Event is any event that obligates Xomed to pay a termination fee under the merger agreement

    If and when Medtronic's option under the Stock Option Agreement becomes exercisable, Medtronic also has the right, which it can exercise in lieu of exercising Medtronic's option, to require Xomed to pay to Medtronic, in cancellation of Medtronic's option, a cancellation amount equal to (a) the lesser of (1) the excess, if any, over the option price of the greater of (A) the last sale price of a share of Xomed common stock on the last trading day prior to notice of exercise, (B) the highest price per share of Xomed common stock offered or paid in connection with an alternative transaction, and (C) in the case of an alternative transaction structured as an asset acquisition, the highest aggregate consideration offered or paid in any such transaction or proposed transaction, divided by the number of shares of Xomed common stock then outstanding; and (2) $30.1 million divided by the initial number of shares subject to the option, multiplied by (b) the number of shares then covered by the option. The sum of such cancellation amount, the termination fee paid under the merger agreement, and profits on certain sales of stock acquired through exercise of the option can never, however, exceed $30.1 million.

    Also, the option may not be exercised for a number of shares as would, as of the date of the exercise notice, result in a Notional Total Profit (as defined below) of more than $30.1 million and, if exercise of the option otherwise would exceed such amount, Medtronic, at its discretion, may increase the purchase price for that number of shares set forth in the exercise notice so that the Notional Total Profit shall not exceed $30.1 million. The term "Notional Total Profit" means the Total Profit (as defined below) determined as of the date of the stock exercise notice assuming that the option were exercised on such date for such number of shares and assuming that such shares, together with all other option shares held by Medtronic as of such date, were sold for cash at the closing market price for Xomed common stock as of the close of business on the preceding trading day (less customary brokerage commissions). The term "Total Profit" means the aggregate amount (before taxes) of the following: (i) the termination fee paid to Medtronic; (ii) any option cancellation amount paid to Medtronic; and (iii) the net cash amounts (less Medtronic's exercise price) received by Medtronic due to any sale of option shares to any unaffiliated party within six months after Medtronic's purchase of the option shares.

    See "--Amendment and Termination of the Merger Agreement; Effects of Termination."

CONDITIONS TO CONSUMMATION OF THE MERGER; WAIVER

    The respective obligations of Medtronic, Merger Subsidiary, and Xomed to effect the merger are subject to the satisfaction at or prior to the merger of certain conditions, including, among others: (a) the approval by the Xomed shareholders of the merger; (b) the effectiveness of the registration statement registering the Medtronic shares to be issued in the merger; (c) the expiration or termination of the waiting periods applicable to the consummation of the merger under the HSR Act and any foreign merger laws; (d) the shares of Medtronic common stock issuable in the merger having been duly authorized for listing by the NYSE, subject to official notice of issuance; and (e) the absence of an order, decree, or injunction by any court that makes the merger illegal or prohibits consummation of the merger or would impose any material limitations on the ownership or operation of Xomed after the merger.

    In addition, the obligations of Medtronic and Merger Subsidiary to effect the merger are subject to the satisfaction at or prior to the merger of certain conditions, including that: (a) Xomed has performed in all material respects its material obligations under the merger agreement required to be performed by it at or prior to the closing; (b) each representation and warranty of Xomed contained in the merger agreement is, without regard to any "material adverse effect" qualifications, true and correct on the Closing Date (as though made that date) except for (i) those representations and warranties that address matters only as of the date of the merger agreement or another particular date, which representations and warranties must be true and correct as of such date, and (ii) except for any inaccuracies that do not have a material adverse effect on Xomed; (c) Medtronic has received letters from PricewaterhouseCoopers LLP and Ernst & Young LLP, dated the Closing Date and addressed to Medtronic and Xomed, respectively, stating that they concur with management that it is appropriate to account for the merger as a pooling of interests (the "Pooling Letters"); and
(d) neither the Chief Executive Officer nor the Chief Operating Officer of Xomed has advised Xomed or Medtronic that he intends to terminate his employment with Xomed after the merger.

    In addition, the obligations of Xomed to effect the merger are subject to the satisfaction at or prior to the merger of certain conditions, including that: (a) Medtronic and Merger Subsidiary have performed in all material respects their material obligations under the merger agreement required to be performed by them at or prior to the closing; (b) each representation and warranty of Medtronic contained in the merger agreement is, without regard to any "material adverse effect" qualifications, true and correct on the Closing Date (as though made that date) except for (i) those representations and warranties that address matters only as of the date of the merger agreement or another particular date, which representations and warranties must be true and correct as of such date, and (ii) except for any inaccuracies that do no have a material adverse effect on Medtronic; (c) Xomed has received the Pooling Letters; and (d) Xomed has received an opinion of Willkie Farr & Gallagher, to the effect that the merger will constitute a "tax-free" reorganization for federal income tax purposes, and that opinion will not have been withdrawn or materially changed. See "The Merger--Certain Federal Income Tax Consequences."

    Either Medtronic or Xomed may waive (to the extent permitted by applicable law) any failure to comply with any obligation, covenant, agreement, or condition in the merger agreement that is for the benefit of that party. Any waivers granted by Medtronic are conclusively binding on Merger Subsidiary.

    If all conditions to Xomed's obligation to effect the merger are met, Xomed would be required to proceed with the merger even if the Average Stock Price of Medtronic common stock is below $33.30 per share and, accordingly, the value to be received in the merger by a Xomed shareholder for each share of Xomed common stock is below $60.

AMENDMENT AND TERMINATION OF THE MERGER AGREEMENT; EFFECTS OF TERMINATION

    Subject to applicable law, any of the provisions of the merger agreement may be amended by written agreement of the respective parties at any time prior to the effective time of the merger. After approval of the merger by the Xomed shareholders, however, no amendment may be made that reduces the amount or changes the type of consideration into which each share of Xomed common stock converts upon consummation of the merger, or which otherwise requires shareholder approval under Delaware law (unless Xomed obtains that approval).

    Even if the Xomed shareholders approve the merger, the boards of directors of Medtronic and Xomed can agree at any time to terminate the merger agreement without completing the merger.

    In addition, either company can terminate the merger agreement if:

    - the merger is not completed by February 26, 2000 (or, if the companies receive requests for additional information from antitrust regulatory agencies, April 11, 2000), except that neither company can terminate the merger agreement if its own material breach of its obligations under the merger agreement is the reason the merger has not been completed, or

    - a final court or governmental order prohibits the merger, or

    - the Xomed shareholders do not approve the merger at the Special Meeting (except that neither company can terminate the merger agreement if its own material breach of its obligations under the merger agreement is the reason the merger has not been completed), or

    - the other company has materially breached its representations, warranties, or obligations under the merger agreement such that the conditions to the terminating company's obligation to complete the merger will not be satisfied. If the breach is curable by the breaching company before February 26, 2000 or April 11, 2000, as applicable, the non-breaching company cannot terminate the merger agreement as long as the breaching company is exercising its reasonable best efforts to cure the breach.

    Medtronic can terminate the merger agreement if:

    - the Xomed board materially breaches its obligations to not encourage, solicit, discuss, or negotiate with anyone else any alternative transaction, or

    - the Xomed board recommends, approves, or authorizes Xomed's acceptance or execution of an agreement regarding an alternative transaction, or

    - the Xomed board withdraws or modifies its recommendation of the merger in a manner materially adverse to Medtronic, or

    - a third party makes a tender offer or exchange offer for Xomed common stock, and the Xomed board either takes no position or recommends in favor of accepting the offer.

    Xomed can terminate the merger agreement prior to the Special Meeting if:

    - Xomed has not breached its obligations under the merger agreement to hold the Special Meeting and to comply with its nonsolicitation obligations, and

    - the Xomed board authorizes Xomed to enter into an agreement with a third party regarding a transaction that the Xomed board reasonably and in good faith determines is more favorable to the Xomed shareholders than the merger with Medtronic, and Xomed notifies Medtronic in writing that it intends to enter into such agreement, and

    - Medtronic does not make a new offer within 5 business days that the Xomed board determines is at least as favorable to the Xomed shareholders as the proposal made by the third party, and

    - Xomed pays the termination fee described below within two business days after termination.

    Xomed has agreed to pay Medtronic a termination fee of $24.1 million if any of the following occurs:

    - the merger agreement is terminated by Medtronic because:

       - the Xomed board materially breaches its obligations to not encourage, solicit, discuss, or negotiate with anyone else any alternative transaction, or

       - the Xomed board recommends, approves, or authorizes Xomed's acceptance or execution of an alternative transaction, or

       - the Xomed board withdraws or modifies in a manner materially adverse to Medtronic its recommendation of the merger, or

       - a third party makes a tender offer or exchange offer for Xomed stock, and the Xomed board recommends in favor of acceptance of the offer, or

       - a third party makes a tender offer or exchange offer for Xomed stock and the Xomed board takes no position with respect to the acceptance of such offer (but only if an alternative transaction occurs or Xomed enters into an agreement relating to an alternative transaction within 12 months and an alternative transaction is consummated); or

    - the merger agreement is terminated by Xomed prior to approval by its shareholders because:

       - the Xomed board authorizes Xomed to enter into an agreement with a third party regarding a transaction that the Xomed board reasonably and in good faith determines is more favorable to the Xomed shareholders than the merger, and Medtronic does not, within 5 business days after notice of the superior proposal, make an offer that the Xomed board determines is at least as favorable to Xomed shareholders as the proposal made by the third party, or

    - the merger agreement is terminated by either company because:

       - the requisite vote of Xomed shareholders is not obtained before February 26, 2000 or before April 11, 2000 in the event of additional regulatory review (but only if a proposal for a competing transaction (as defined in the merger agreement) has been announced prior to the termination of the merger agreement, Xomed enters into an agreement with a third party for a competing transaction within 12 months after termination of the merger agreement, and a competing transaction is consummated).

    The events that give rise to the payment of a termination fee also render exercisable the option granted to Medtronic under the Stock Option Agreement. See "The Merger--Stock Option Agreement." In no event is more than one termination fee payable.

EXPENSES AND FEES

    Whether or not the merger is consummated, all expenses incurred in connection with the merger (including but not limited to accounting and legal fees) and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except that Medtronic and Xomed will share equally all expenses related to filing and printing the Registration Statement and this Proxy Statement/ Prospectus.

    U.S. Bancorp Piper Jaffray Inc. provided certain financial advisory services to Medtronic in connection with the merger, for which Medtronic has agreed to pay a fee of $1 million.

RESTRICTIONS ON RESALE OF MEDTRONIC COMMON STOCK

    The Medtronic common stock issuable in connection with the merger has been registered under the Securities Act and will be freely transferable by the recipients, except that this registration does not cover resales by shareholders of Xomed who may be deemed to control or be under common control with Xomed at the time of the Special Meeting ("Affiliates"). Affiliates may not sell their shares of Medtronic common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act of 1933 covering such shares, or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Xomed has delivered to Medtronic, and agreed to update as necessary, a list identifying all persons who, in Xomed's opinion, upon advice of counsel, are Affiliates of Xomed for purposes of Rule 145. Xomed has delivered to Medtronic from each person already identified as an Affiliate, and has agreed to use all reasonable efforts to cause each person who is subsequently identified as an Affiliate to deliver to Medtronic at or prior to the effective time of the merger, an agreement that such person (1) will not offer to sell, sell, or otherwise dispose of any shares of

Medtronic common stock received in the merger in violation of the Securities Act, and (2) will not sell, transfer, pledge, dispose of, or otherwise reduce such person's risk relative to Medtronic common stock or Xomed common stock during the period commencing 30 days prior to the effective time of the merger and ending at such time as Medtronic publishes financial results covering at least 30 days of post-merger combined operations. It is expected that, after the period described in clause (2) above, Affiliates will be able to sell such shares without registration and in accordance with the volume, manner of sale, and other applicable limitations of the Securities Act and the rules and regulations of the SEC thereunder.


    It is estimated that Affiliates of Xomed will receive a maximum of approximately 1,574,317 shares of Medtronic common stock upon consummation of the merger (assuming full exercise of all presently exercisable Xomed options held by such Affiliates and assuming a conversion ratio for the merger of 1.72973). Such shares would constitute less than 1% of the total number of shares of Medtronic common stock anticipated to be outstanding immediately after the effective time of the merger after giving effect to the shares issued pursuant to the merger. Solely for illustrative purposes of the foregoing estimate, the conversion ratio was calculated by using the September 29, 1999 Medtronic closing sale price of $34.6875 as the assumed Average Stock Price. See "The Merger--Conversion of Xomed Common Stock in the Merger."


DEREGISTRATION OF XOMED COMMON STOCK

    If the merger is consummated, the Xomed common stock will cease to be quoted on the Nasdaq National Market, and Medtronic will apply to the SEC for the deregistration of Xomed common stock under the Securities Exchange Act of 1934.

ACCOUNTING TREATMENT OF THE MERGER

    Medtronic intends to account for the merger as a pooling of interests for accounting and financial reporting purposes under generally accepted accounting principles. This means the companies will be treated as if they had always been combined for accounting and financial reporting purposes. Under the pooling of interests method, the recorded assets and liabilities of the companies are carried forward to the combined corporation at their recorded amounts and the income (loss) of the companies constitutes the income (loss) of the combined corporation for the entire fiscal period in which the combination occurs as well as for prior fiscal periods. It is a condition to the obligations of Medtronic, Merger Subsidiary, and Xomed to consummate the merger that Medtronic and Xomed shall have received letters from PricewaterhouseCoopers LLP and Ernst & Young LLP, respectively, dated the Closing Date, stating that they concur with management that it is appropriate to account for the merger as a pooling of interests.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of certain material United States federal income tax consequences of the merger. This discussion merely summarizes certain principal United States federal income tax consequences of the merger and is not a complete analysis of all of the potential tax effects relevant to the merger. In this regard, this discussion does not deal with all federal income tax considerations that may be relevant to certain Xomed shareholders in light of their particular circumstances, or to shareholders subject to special rules under United States federal income tax law, including dealers in securities, shareholders who do not hold their Xomed common stock as capital assets, foreign persons, tax-exempt entities, banks, insurance companies, shareholders who hold their shares as a hedge or as part of a hedging, straddle, conversion, or other risk reduction transaction, or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Furthermore, it does not address Xomed shareholders who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions. It also does not address the tax consequences of the merger under foreign, state, or local tax laws.

    Xomed shareholders are urged to consult their own tax advisors as to the consequences of the merger, including the applicable federal, state, local, and foreign tax consequences to them.

    Xomed has received an opinion from Willkie Farr & Gallagher dated two days prior to the mailing of this Proxy Statement/Prospectus that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. Such opinion is based on the Code, regulations and rulings then in effect, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is also based on certain assumptions regarding the factual circumstances at the time of the merger, including certain representations made by Xomed, Medtronic and Merger Subsidiary. The inaccuracy of any of these factual assumptions may affect the tax consequences of the merger. Neither Xomed nor Medtronic will request a ruling from the Internal Revenue Service (the "IRS") with regard to any of the United States federal income tax consequences of the merger.

    Assuming the merger qualifies as a reorganization:

    - Xomed, Medtronic, and Merger Subsidiary will each be a party to the reorganization and will not recognize gain or loss solely as a result of Medtronic's issuance of Medtronic common stock to the Xomed shareholders in the merger and the transfer by operation of law of Merger Subsidiary's assets and liabilities to Xomed pursuant to the merger;

    - Xomed's shareholders will not recognize gain or loss upon their receipt in the merger of Medtronic common stock in exchange for their shares of Xomed common stock, except to the extent of cash received in lieu of a fractional share of Medtronic common stock;

    - The aggregate tax basis of Medtronic common stock received in the merger will be the same as the aggregate tax basis of the Xomed common stock surrendered in exchange for the Medtronic common stock (reduced by any amount of tax basis allocable to a fractional share interest in Medtronic common stock for which cash is received);

    - The holding period of each share of Medtronic common stock received by a Xomed shareholder in the merger will include the period during which such Xomed shareholder held his or her Xomed common stock surrendered in exchange for such Medtronic common stock; and

    - Cash payments in lieu of a fractional share will be treated as if a fractional share of Medtronic common stock had been issued in the merger and then redeemed by Medtronic, and capital gain or loss generally should be recognized by a Xomed shareholder in respect of such payment equal to the difference (if any) between the amount of cash received and such shareholder's allocable tax basis in the fractional share (which will be a pro rata portion of the shareholder's tax basis in the Medtronic common stock received in the merger).

    LIMITATIONS ON OPINION AND DISCUSSION. As noted earlier, the description of the tax consequences of the merger is subject to certain assumptions relating to, among other things, the truth and accuracy of certain representations made by Xomed and Medtronic, and the consummation of the merger in accordance with the terms of the merger agreement and applicable state law. Furthermore, the IRS is not precluded from asserting a contrary position. This discussion is based on currently existing provisions of the Code, existing and proposed Treasury regulations, and current administrative rulings and court decisions. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions described in this document. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the merger.

    A successful IRS challenge to the tax-free status of the merger would result in significant adverse tax consequences to the Xomed shareholders. A Xomed shareholder would recognize gain or loss with respect to each share of Xomed common stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the effective time of the merger, of the Medtronic common stock received in exchange for such Xomed common stock and cash received in lieu of a fractional share of Medtronic common stock. In such event, a shareholder's aggregate basis in the Medtronic common stock so received would equal its fair market value, and the shareholder's holding period for such stock would begin the day after the closing date of the merger.

    Certain noncorporate Xomed shareholders may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share of Medtronic common stock. Backup withholding will not apply, however, to a shareholder who furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS.

    Each Xomed shareholder will be required to retain records and file with such holder's U.S. federal income tax return a statement setting forth certain facts relating to the merger.

INDEMNIFICATION

    Under the merger agreement, Medtronic has agreed to continue to indemnify the present and former officers and directors of Xomed for a period of at least six years following the merger with respect to acts or omissions occurring prior to the effective time of the merger, to the extent that they are currently indemnified under Xomed's Certificate of Incorporation or Bylaws as of the date of the merger agreement. Medtronic has also agreed to provide directors' and officers' liability insurance coverage, comparable to that currently maintained by Xomed, for six years after the effective time of the merger. See "The Merger--Interests of Xomed's Directors and Officers in the Merger."

REGULATORY REQUIREMENTS


    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), certain acquisition transactions, including the merger, cannot be consummated unless certain information has been furnished to the Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice ("Antitrust Division") and certain waiting period requirements have been satisfied. Pursuant to the HSR Act, the merger cannot be completed until at least 30 days after the parties furnished the required information, unless the FTC and the Antitrust Division terminate the waiting period earlier. Medtronic and Xomed have received notice of early termination of the applicable waiting period under United States antitrust laws.


    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the consummation of the merger, the Antitrust Division or the FTC could take any action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking the divestiture of substantial assets of Xomed or Medtronic. Xomed and Medtronic believe that the merger will not violate the antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, what the results will be.

    Due to the international scope of Medtronic's and Xomed's businesses, regulatory filings are also required in certain European and other jurisdictions. Medtronic and Xomed do not expect any such filings to affect the expected timing of the merger.

    Other than as described in this Proxy Statement/Prospectus, the merger does not require the approval of any federal, state, or other agency. See "The Merger--Conditions to Consummation of the Merger; Waiver."

NO APPRAISAL RIGHTS

    Under Delaware law, Xomed shareholders are not entitled to dissenters' or appraisal rights in connection with the merger. Medtronic shareholders are also not entitled to dissenters' or appraisal rights in connection with the merger.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    Medtronic common stock is listed and traded on the New York Stock Exchange (symbol: MDT), and it is a condition to all parties' obligations to consummate the merger that the Medtronic common stock to be issued in the merger be approved for such listing. Xomed common stock is traded on the Nasdaq National Market (symbol: XOMD).

    The following table sets forth, for the quarters indicated, the high and low sales prices per share of Medtronic common stock on the NYSE and the cash dividends paid per share of Medtronic common stock. (As previously noted, we have already adjusted all Medtronic per share amounts to reflect the two-for-one stock split Medtronic effected in September 1999.) Also set forth, for the calendar period indicated, are the high and low sales prices per share of Xomed common stock as reported by the Nasdaq National Market.


                                                                                                           XOMED
                                                                  MEDTRONIC COMMON STOCK                COMMON STOCK
                                                           -------------------------------------  ------------------------
                                                              HIGH          LOW       DIVIDENDS      HIGH          LOW
                                                           -----------  -----------  -----------  -----------  -----------
CALENDAR 1997
First Quarter............................................  $  17.9375   $  14.40625   $  .02375   $  13.33     $   7.8125
Second Quarter...........................................  $  22.21875  $  15.1875    $  .02375   $  20.4375   $  10.1875
Third Quarter............................................  $  24.625    $  21.25      $  .0275    $  16.4375   $  12.4375
Fourth Quarter...........................................  $  26.375    $  20.28125   $  .0275    $  16.00     $  13.1875
CALENDAR 1998
First Quarter............................................  $  29.21875  $  22.71875   $  .0275    $  19.625    $  14.00
Second Quarter...........................................  $  33.00     $  23.96875   $  .0275    $  22.125    $  17.75
Third Quarter............................................  $  36.375    $  25.50      $  .0325    $  27.125    $  18.50
Fourth Quarter...........................................  $  38.375    $  24.1875    $  .0325    $  32.625    $  24.625
CALENDAR 1999
First Quarter............................................  $  44.63     $  32.8125    $  .0325    $  43.25     $  27.625
Second Quarter...........................................  $  38.9375   $  30.75      $  .0325    $  51.00     $  35.25
Third Quarter (through September 29, 1999)...............  $  41.0625   $  32.375     $  .04      $  61.125    $  40.00


    Xomed has never paid cash dividends on its common stock. Under the merger agreement, Xomed has agreed not to pay any dividends on Xomed common stock prior to the merger. Medtronic has paid regular quarterly cash dividends on Medtronic common stock since 1978. It is expected that the board of directors of Medtronic will continue the practice of declaring cash dividends on a quarterly basis; however, no assurance can be given as to the amount of future dividends, which will necessarily be dependent on future earnings, financial requirements of Medtronic and its subsidiaries, and other factors.


    In the merger, shares of Xomed common stock will be converted into shares of Medtronic common stock based on the conversion ratio for the merger, which equals $60 divided by the Average Stock Price for the 10 consecutive NYSE trading days ending on and including the third NYSE trading day immediately preceding the Special Meeting, but subject to a minimum conversion ratio of
1.47420 and a maximum conversion ratio of 1.80180. On August 26, 1999, the last trading day preceding public announcement of the merger, the reported closing sale price of Medtronic common stock on the NYSE was $38.34375 per share (as adjusted for the September 1999 two-for-one stock split), resulting in an implied conversion ratio (if it were determined based on the closing sale price that day) of 1.56480. On that day, the reported closing sale price of Xomed common stock on the Nasdaq National Market was $51.25 per share. On September 29, 1999, the latest practicable trading day prior to the printing of this Proxy Statement/Prospectus, the closing sale price of Medtronic common stock on the NYSE was $34.6875 per share, resulting in an implied conversion ratio (if it were determined based on the closing sale price that day) of 1.72973. The reported closing sale price of Xomed common stock on the Nasdaq

National Market on that day was $56.00 per share. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.



    As of September 29, 1999, there were approximately 37,000 registered holders of Medtronic common stock and approximately 134 registered holders of Xomed common stock.


            COMPARISON OF RIGHTS OF MEDTRONIC AND XOMED SHAREHOLDERS

    Medtronic and Xomed are incorporated under the laws of Minnesota and Delaware, respectively. Upon consummation of the merger, shareholders of Xomed will become shareholders of Medtronic, and their rights will be governed by the laws of Minnesota, not Delaware. The rights of Medtronic shareholders under Medtronic's Restated Articles of Incorporation as amended ("Medtronic's Articles") and Medtronic's Bylaws differ in certain respects from the rights of Xomed shareholders under Xomed's Second Restated Certificate of Incorporation ("Xomed's Certificate") and Xomed's Restated Bylaws. Certain significant differences between the rights of Medtronic shareholders and Xomed shareholders are summarized below. This summary does not, however, purport to be a complete description of all of the differences between the rights of shareholders of Xomed and the rights of shareholders of Medtronic.

CLASSIFICATION, REMOVAL, AND NOMINATION OF DIRECTORS

    CLASSIFICATION. Medtronic's Articles provide for a classified board of directors, under which directors are elected to three-year terms, with one-third of the directors being elected each year. Xomed's Certificate does not similarly classify its board of directors, and directors are elected each year for a one-year term. Both Medtronic's Articles and Xomed's Bylaws provide for vacancies on the board to be filled by a vote of the majority of the remaining board members.

    REMOVAL. Medtronic's Articles provide that directors may be removed, with or without cause, only by the vote of not less than 75% of the voting power of all then outstanding voting shares. Xomed's Bylaws provide that directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote for the election of directors.

    NOMINATION. Medtronic's Articles provide that nominations for the election of directors may be made by or at the direction of the Medtronic board of directors or by any shareholder entitled to vote in the election of directors generally. Nominations by shareholders must be made pursuant to timely notice in writing to the Secretary of Medtronic. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of Medtronic not less than 50 days nor more than 90 days prior to the meeting; provided, however, that if less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must set forth certain information concerning such shareholder and his or her nominee(s), including their names and addresses, the principal occupation or employment of the nominee(s), the class and number of shares of capital stock of Medtronic that are beneficially owned by such persons, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder, and the consent of each nominee to serve as a director of Medtronic if so elected.

    Xomed's Certificate and Bylaws do not address the issue of nomination of directors.

    AMENDMENT OF PROVISIONS. Medtronic's Articles require the affirmative vote of not less than 75% of the voting power of all then outstanding voting shares to amend, repeal or adopt any provisions inconsistent with these provisions regarding classification, removal and nomination of directors. Xomed's Bylaws require the affirmative vote of a majority of the directors to modify such provisions or the affirmative vote of a majority of the voting power of all of the outstanding shares of Xomed common stock entitled to vote.

    The above-described provisions of Medtronic's Articles regarding directors will be subject to the terms of the certificate of designation or other instrument creating any class or series of preferred stock giving the holders of such class or series of preferred stock the right, voting separately as a class, to elect one or more directors (such as is often required by the terms of preferred stock in the event that dividend payments are in arrears for a period of time). See "Preferred Stock."

    These provisions regarding classification, removal, and nomination of directors afford some assurance of stability in the composition of the Medtronic board of directors, but may discourage or deter attempts by individuals or entities to take control of Medtronic by electing their own slate of directors. To the extent that potential acquirers of Medtronic stock are deterred by the classified board, such provision also may deter certain mergers, tender offers, or other future takeover attempts which some or a majority of holders of Medtronic common stock may deem to be in their best interests. In addition, the classified Medtronic board would delay shareholders who do not favor the policies of Medtronic's board of directors from removing a majority of the Medtronic board of directors for two years, unless they can obtain the requisite vote.

    LIABILITY OF DIRECTORS. Medtronic's Articles exempt directors from personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by Minnesota law. Xomed's Certificate contains a similar provision.

PREFERRED STOCK

    Medtronic has 2,500,000 authorized but unissued shares of preferred stock, par value $1 per share. Medtronic's Articles provide that whenever the holders of a class or series of preferred stock have the right to elect any directors, the election, term and other features of such directorships shall be governed by the terms set forth in the resolution of the Medtronic board of directors designating the rights and preferences of such class or series of preferred stock, and any directors elected by the holders of preferred stock shall not be divided into classes unless provision is expressly made for such classification by the terms of such preferred stock. Shares of Medtronic preferred stock could be issued that would have the right to elect directors, either separately or together with the Medtronic common stock, with such directors either divided or not divided into classes.

    Under certain circumstances such Medtronic preferred stock could be used to create voting impediments or to deter persons seeking to effect a takeover or otherwise gain control of Medtronic in a transaction which holders of some or a majority of the Medtronic common stock may deem to be in their best interests. Such shares of Medtronic preferred stock could be sold in public or private transactions to purchasers who might support the Medtronic board of directors in opposing a takeover bid that the Medtronic board of directors determines not to be in the best interests of Medtronic and its shareholders. In addition, the Medtronic board of directors could authorize holders of a class or series of preferred stock to vote, either separately as a class or together with the holders of Medtronic common stock, on any merger, sale, or exchange of assets by Medtronic or any other extraordinary corporate transaction. The ability to issue such Medtronic preferred stock might have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Medtronic common stock, to acquire control of Medtronic with a view to imposing a merger, sale of all or any part of the assets or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity. See "Shareholder Rights Plan."

    Xomed has 1,000,000 authorized but unissued shares of preferred stock, par value $.01 per share, and the board of directors has the authority to fix the terms of such shares without further shareholder voting, consent, or ratification.

SPECIAL MEETINGS OF SHAREHOLDERS

    Under Minnesota law, a special meeting of shareholders may be called by certain officers, two or more directors, a person authorized to do so in the articles or bylaws, or shareholders holding at least 10% of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering an action to effect, directly or indirectly, a business combination must be called by shareholders holding at least 25% of the voting power of all shares entitled to vote.

    Under Delaware law, special meetings of shareholders of a corporation may be called by the corporation's board of directors or by persons specifically authorized to do so by the corporation's articles of incorporation or bylaws. Xomed's Bylaws provide that special meetings may be called only by the Chairman of the Board, the Chief Executive Officer, or the board of directors, or at the request of holders of 30% of the outstanding shares of Xomed capital stock entitled to vote.

VOTING RIGHTS; SHAREHOLDER APPROVALS

    Under both Medtronic's Articles and Xomed's Certificate, holders of Medtronic common stock and Xomed common stock, respectively, are entitled to one vote per share on all matters submitted to a vote of the shareholders. Medtronic's Bylaws provide that, except as specifically required otherwise under Medtronic's Articles or Bylaws or Minnesota law, all matters submitted to the shareholders are decided by a majority vote of the shares entitled to vote and represented at a meeting at which there is a quorum. Xomed's Bylaws provide that at any meeting of shareholders, all matters, except as otherwise provided in Xomed's Certificate or Bylaws or by Delaware law, are decided by the vote of a majority in voting interest of the shareholders present in person or by proxy and entitled to vote.

CUMULATIVE VOTING

    Neither Medtronic's Articles nor Xomed's Certificate or Bylaws provide for cumulative voting with regard to the Medtronic common stock or the Xomed common stock, respectively.

PREEMPTIVE RIGHTS

    Under Medtronic's Articles, holders of Medtronic stock are expressly denied preemptive rights. Xomed's Certificate does not contain any provision concerning preemptive rights. Under Delaware law, shareholders of a Delaware corporation do not have preemptive rights, except to the extent provided in a corporation's Certificate.

AMENDMENT OF THE ARTICLES OR CERTIFICATE OF INCORPORATION

    Under Minnesota law and Delaware law, an amendment to the articles or certificate of incorporation requires the affirmative vote of the holders of a majority of the shares present and entitled to vote unless a larger affirmative vote is required by the corporation's articles or certificate. Xomed's Certificate does not contain any provisions that require a larger affirmative vote to approve an amendment. Any amendment to the provisions of Medtronic's Articles providing for the classification, removal and nomination of directors or the appropriateness of business to be brought before a shareholder meeting requires approval by 75% of the Medtronic shares entitled to vote. Any amendment to the provisions of Medtronic's Articles providing for the approval of transactions with related persons requires approval by two-thirds of the Medtronic shares entitled to vote.

BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS

    Medtronic is governed by Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock. Such provisions of Minnesota law could have the effect of delaying, deferring, or preventing a change in control of Medtronic.

    Xomed is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless: (i) the corporation has elected in its original certificate of incorporation not to be governed by
Section 203 (Xomed did not make such an election); (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iv) the business combination was approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of Xomed and therefore could discourage attempts to acquire Xomed.

SHAREHOLDER RIGHTS PLAN

    Medtronic has in effect a shareholder rights plan and has entered into a rights agreement with Norwest Bank Minnesota, N.A., as Rights Agent. The rights plan provides for a dividend distribution of one preferred stock purchase right (a "Right") to be attached to each outstanding share of Medtronic common stock. As a result of the merger, each share of Medtronic common stock received in the merger will also represent one Right. The Right associated with each outstanding share of Medtronic common stock entitles the holder to buy 1/3200(th) of a Series A Junior Participating Preferred Share (the "Series A Preferred Shares") of Medtronic, which is substantially equivalent to one share of Medtronic common stock, at an exercise price of $18.75 per 1/3200(th) of a Series A Preferred Share. The Rights are not currently exercisable or transferable apart from the Medtronic common stock.

    The Rights will become exercisable if a person or group acquires 15% or more of the Medtronic common stock (and thereby becomes an "Acquiring Person") or announces a tender offer or exchange offer that would increase the Acquiring Person's beneficial ownership to 15% or more of the outstanding Medtronic common stock, subject to certain exceptions. After the Rights become exercisable, each Right entitles the holder (other than the Acquiring Person) to purchase Medtronic common stock that has a market value of two times the exercise price of the Right. If Medtronic is acquired in a merger or other business combination transaction, each exercisable Right entitles the holder to purchase common stock of the Acquiring Person or an affiliate that has a market value of two times the exercise price of the Right. Each Right is redeemable by Medtronic at $.0003125 any time before a person or group triggers the 15% threshold to become an Acquiring Person. The Rights expire on July 10, 2001.

    The Rights issued under the Medtronic shareholder rights plan may make any merger not approved by Medtronic's board of directors prohibitively expensive, because the Rights allow Medtronic shareholders to purchase the voting securities of Medtronic or a potential acquirer at one-half of the fair market value.

    Xomed does not have a shareholder rights plan.

RELATED PERSON BUSINESS TRANSACTIONS

    Medtronic's Articles provide that, in certain circumstances, an affirmative vote of two-thirds of the voting power of all then outstanding voting shares is required for the approval or authorization of any "related person business transaction." Such two-thirds approval is not required, however, if (1) a majority vote of "continuing directors" (as defined below) expressly approves the related person business transaction, or (2) the related person business transaction is a merger, consolidation, exchange of shares or sale of all or substantially all of the assets of Medtronic, and the cash or fair market value of the property received by the Medtronic shareholders is equal to a defined minimum purchase price. For purposes of this provision, a "continuing director" means, generally, those directors who were directors before the "related person" (as defined below) became a related person.

    Generally, a related person business transaction includes (1) any merger or consolidation of Medtronic with or into a related person, (2) any exchange of shares of Medtronic (or a subsidiary) for shares of a related person which would have required an affirmative vote of at least a majority of the voting power of the outstanding shares entitled to vote, (3) any sale, lease, exchange, transfer, or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets of Medtronic (or a subsidiary) to or with a related person, (4) any sale, lease, transfer, or other disposition (in one transaction or a series of transactions) of all or any substantial part of the assets of a related person to or with Medtronic (or a subsidiary), (5) the issuance, sale, transfer, or other disposition to a related person of any securities of Medtronic (except pursuant to stock dividends, stock splits, or similar transactions that would not have the effect of increasing the proportion of voting power of a related person) or of a subsidiary (except pursuant to a pro rata distribution to all holders of Medtronic common stock), (6) any recapitalization or reclassification that would have the effect of increasing the proportionate voting power of a related person, and (7) any agreement, contract, arrangement, or understanding providing for any of the transactions described above.

    Generally, for purposes of a related person business transaction, the term "related person" is broadly defined to include a wide range of potential persons, including any person or entity that, together with affiliates and associates, beneficially owns 15% or more of the outstanding voting stock of Medtronic.

    Such a provision could have the effect of impeding a potential acquirer of Medtronic by requiring a larger than normal majority of Medtronic shareholders to approve a transaction.

    There is no similar "related person business transaction" provision in Xomed's Certificate.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS
                          BETWEEN XOMED AND MEDTRONIC

    STOCK OPTION AGREEMENT. Xomed and Medtronic are parties to a Stock Option Agreement dated August 26, 1999, pursuant to which Xomed has granted to Medtronic an option, exercisable under certain specified circumstances related to the termination of the merger agreement, to purchase 2,442,453 shares of Xomed common stock, which equaled approximately 19.9% of Xomed's shares outstanding on August 26, 1999. See "The Merger--Stock Option Agreement."

    VOTING AGREEMENTS. All of the executive officers and directors of Xomed who own stock or options to acquire stock of Xomed have entered into voting agreements with Medtronic pursuant to which they have agreed to vote all of the outstanding shares of Xomed common stock beneficially owned by them on the record date in favor of the merger. See "The Merger--Voting Agreements."

                                 LEGAL MATTERS

    The validity of the Medtronic common stock to be issued in connection with the merger will be passed upon for Medtronic by Fredrikson & Byron, P.A., Minneapolis, Minnesota. Attorneys at Fredrikson & Byron, P.A. own, in the aggregate, approximately 26,000 shares of Medtronic common stock.

    The federal income tax consequences in connection with the merger were passed upon for Xomed by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Medtronic, Inc. as of April 30, 1999 and 1998 and for each of the three years in the period ended April 30, 1999 incorporated in this Proxy Statement/ Prospectus by reference to the Medtronic, Inc. Annual Report on Form 10-K for the year ended April 30, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Xomed appearing in Xomed's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Medtronic and Xomed file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, or other information filed by Medtronic or Xomed at the SEC's public reference rooms at 450 5th Street, N.W., Washington, D.C. 20549, or at 7 World Trade Center, Suite 1300, New York, New York 10048, or at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The SEC also maintains an Internet site at "http://www.sec.gov" that contain reports, proxy and information statements, and other information regarding issuers, like Medtronic and Xomed, that file electronically with the SEC.

    You can also inspect reports, proxy statements, and other information about Medtronic at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can inspect information about Xomed at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006

    Medtronic has filed with the SEC a Registration Statement on Form S-4 to register the Medtronic common stock to be issued in the merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Medtronic in addition to being a proxy statement of Xomed for the Special Meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement and the exhibits to the Registration Statement.

    The SEC allows us to "incorporate by reference" information into this Proxy Statement/ Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement/Prospectus, except for any information superseded by information in (or incorporated by reference in) this Proxy Statement/Prospectus.

    This Proxy Statement/Prospectus incorporates by reference the documents listed below that Medtronic and Xomed have previously filed with the SEC. These documents contain important information about Medtronic and Xomed and their finances.

MEDTRONIC SEC FILINGS (FILE NO. 1-07707)                                           PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K, as amended..................  Year ended April 30, 1999
Quarterly Report on Form 10-Q...........................  Quarter ended July 30, 1999
Current Reports on Form 8-K.............................  Filed August 25, 1999 and August 27, 1999
Description of Medtronic's common stock contained in
  Medtronic's registration statement on Form 8-A
Description of Medtronic's preferred stock purchase
  rights attached to its common stock contained in
  Medtronic's registration statement on Form 8-A

XOMED SEC FILINGS (FILE NO. 0-21517)                                               PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K..............................  Year ended December 31, 1998
Quarterly Reports on Form 10-Q..........................  Quarters ended April 3, 1999 and July 3, 1999
Current Report on Form 8-K..............................  Filed August 30, 1999
Description of Xomed's common stock contained in Xomed's
  registration statement on Form 8-A

    Medtronic and Xomed are also incorporating by reference all additional documents that either company may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

    If you are a shareholder of Medtronic or Xomed, Medtronic and Xomed may have sent you some of the documents incorporated by reference, but you can obtain any of them from Medtronic, Xomed, or the SEC. Documents incorporated by reference are available from Medtronic or Xomed without charge, except for any exhibits to those documents unless we have specifically incorporated by reference a particular exhibit in this Proxy Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

                                        Xomed Surgical Products,
Medtronic, Inc.                         Inc.
7000 Central Avenue, N.E.               6743 Southpoint Drive North
Minneapolis, Minnesota 55432            Jacksonville, Florida 32216
Attention: Investor Relations           Attention: Investor
  Department                            Relations
(612) 514-3035                          (904) 332-2452


    If you would like to request documents from Medtronic or Xomed, please do so by October 29, 1999 to receive them before the Special Meeting.


    You can also direct any questions or requests for assistance in completing and submitting Proxy cards to Xomed's proxy solicitor for the Special Meeting:

                             MacKenzie Partners, Inc.
                             156 Fifth Avenue
                             New York, New York 10010
                             Telephone: (800) 322-2885 or (212) 929-5500

    We have not authorized anyone to provide you with information that is different from, or in addition to, what is contained or referred to in this Proxy Statement/Prospectus. Medtronic has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Medtronic, and Xomed has supplied all such information relating to Xomed. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or buy, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                          FORWARD-LOOKING INFORMATION

    Certain statements contained in this Proxy Statement/Prospectus (including information incorporated by reference) and other written and oral statements made from time to time by Medtronic and Xomed do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" which provide current expectations or forecasts of future events. Such statements can be identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "possible," "project," "should," "will," and similar words or expressions. Medtronic's and Xomed's respective forward-looking statements generally relate to their respective growth strategies, financial results, product development and regulatory approval programs, and sales efforts. You should carefully consider forward-looking statements and understand that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Because of that, we cannot guarantee any forward-looking statement and actual results may differ materially. It is not possible to foresee or identify all factors affecting Medtronic's or Xomed's respective forward-looking statements, and investors therefore should not consider any list of factors affecting Medtronic's or Xomed's respective forward-looking statements to be an exhaustive statement of all risks, uncertainties, or potentially inaccurate assumptions. Neither Medtronic nor Xomed undertakes any obligation to update any forward-looking statement.

    Also, Medtronic has historically been, and continues to be, actively engaged in exploring business opportunities through investments and acquisitions. As such, at any particular time, in addition to investments and acquisitions for which definitive agreements have been executed and publicly announced, Medtronic is routinely reviewing several other investment and acquisition opportunities of varying magnitude and significance or negotiating the terms of such potential investments and acquisitions prior to the execution of definitive agreements and public announcements thereof.

    Although we cannot give a comprehensive list of all factors that may cause actual results to differ from Medtronic's or Xomed's forward-looking statements, the factors include those noted in Medtronic's and Xomed's SEC filings incorporated by reference into this Proxy Statement/Prospectus, as well as:

    - trends toward managed care, health care cost containment, and other changes in government and private sector initiatives, in the United States and other countries in which Medtronic or Xomed do business, that are placing increased emphasis on the delivery of more cost-effective medical therapies;

    - the trend of consolidation in the medical device industry as well as among customers of medical device manufacturers, resulting in more significant, complex, and long-term contracts than in the past and potentially greater pricing pressures;

    - the difficulties and uncertainties associated with the lengthy and costly new product development and regulatory clearance processes, which may result in lost market opportunities or preclude product commercialization;

    - efficacy or safety concerns with respect to marketed products, whether scientifically justified or not, that may lead to product recalls, withdrawals, or declining sales;

    - changes in governmental laws, regulations, and accounting standards and the enforcement thereof that may be adverse to Medtronic or Xomed;

    - increased public interest in recent years in product liability claims for implanted medical devices, including pacemakers, leads and spinal systems, and adverse developments in litigation involving Medtronic or Xomed;

    - other legal factors including environmental concerns and patent disputes with competitors;

    - agency or government actions or investigations affecting the industry in general or Medtronic or Xomed in particular;

    - the development of new products or technologies by competitors, technological obsolescence, and other changes in competitive factors;

    - risks associated with maintaining and expanding international operations;

    - business acquisitions, dispositions, discontinuations or restructurings by Medtronic or Xomed;

    - the integration of businesses acquired by Medtronic or Xomed;

    - the price and volume fluctuations in the stock markets and their effect on the market prices of technology and health care companies; and

    - economic factors over which neither Medtronic nor Xomed has any control, including changes in inflation, foreign currency rates, and interest rates.

    Medtronic and Xomed note these factors as permitted by the Private Securities Litigation Reform Act of 1995.

                                    ANNEX A

    NOTE: MEDTRONIC COMPLETED A TWO-FOR-ONE STOCK SPLIT IN SEPTEMBER 1999 AFTER THE PARTIES ENTERED INTO THE AGREEMENT AND PLAN OF MERGER. THIS ANNEX A IS A COPY OF THE AGREEMENT AND PLAN OF MERGER AS ENTERED INTO BY THE PARTIES. THE MEDTRONIC SHARE PRICES AND CONVERSION RATIO AMOUNTS SET FORTH IN SECTION 1.3 OF THIS ANNEX, THEREFORE, HAVE NOT BEEN ADJUSTED TO REFLECT MEDTRONIC'S STOCK SPLIT.

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                MEDTRONIC, INC.,
                             MXS MERGER CORP., AND
                         XOMED SURGICAL PRODUCTS, INC.
                                AUGUST 26, 1999

                               TABLE OF CONTENTS

ARTICLE 1 THE MERGER; CONVERSION OF SHARES.............................................        A-5
  1.1      The Merger..................................................................        A-5
  1.2      Effective Time..............................................................        A-5
  1.3      Conversion of Shares........................................................        A-5
  1.4      No Appraisal Rights.........................................................        A-6
  1.5      Exchange of Company Common Stock............................................        A-6
  1.6      Exchange of Merger Subsidiary Common Stock..................................        A-8
  1.7      Stock Options...............................................................        A-8
  1.8      Capitalization Changes......................................................        A-9
  1.9      Certificate of Incorporation of the Surviving Corporation...................       A-10
  1.10     Bylaws of the Surviving Corporation.........................................       A-10
  1.11     Directors of the Surviving Corporation......................................       A-10

ARTICLE 2 CLOSING......................................................................       A-10
  2.1      Time and Place..............................................................       A-10
  2.2      Filings at the Closing......................................................       A-10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................       A-10
  3.1      Organization................................................................       A-10
  3.2      Authorization...............................................................       A-11
  3.3      Capitalization..............................................................       A-11
  3.4      Reports and Financial Statements............................................       A-12
  3.5      Absence of Undisclosed Liabilities..........................................       A-13
  3.6      Consents and Approvals......................................................       A-13
  3.7      Compliance with Laws........................................................       A-14
  3.8      Litigation..................................................................       A-14
  3.9      Absence of Material Adverse Changes.........................................       A-14
  3.10     Officers, Directors and Employees...........................................       A-14
  3.11     Taxes.......................................................................       A-15
  3.12     Contracts...................................................................       A-15
  3.13     Intellectual Property Rights................................................       A-16
  3.14     Benefit Plans...............................................................       A-16
  3.15     Minute Books................................................................       A-18
  3.16     No Finders..................................................................       A-18
  3.17     Proxy Statement.............................................................       A-18
  3.18     Fairness Opinion............................................................       A-18
  3.19     State Takeover Laws.........................................................       A-18
  3.20     Merger Filings..............................................................       A-18

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY...............
                                                                                              A-18
  4.1      Organization................................................................       A-19
  4.2      Authorization...............................................................       A-19
  4.3      Capitalization..............................................................       A-19
  4.4      Consents and Approvals......................................................       A-20
  4.5      Reports; Financial Statements; Absence of Changes...........................       A-20
  4.6      Registration Statement......................................................       A-20
  4.7      No Finders..................................................................       A-21
  4.8      Absence of Undisclosed Liabilities..........................................       A-21
  4.9      Compliance with Laws........................................................       A-21

  4.10     Litigation..................................................................       A-21
  4.11     Absence of Material Adverse Changes.........................................       A-21
  4.12     Reorganization..............................................................       A-21
  4.13     Merger Filings..............................................................       A-22

ARTICLE 5 COVENANTS....................................................................       A-22
  5.1      Conduct of Business of the Company..........................................       A-22
  5.2      Conduct of Business of Parent...............................................       A-24
  5.3      No Solicitation.............................................................       A-24
  5.4      Access and Information......................................................       A-26
  5.5      Approval of Stockholders; Proxy Statement; Registration Statement...........       A-26
  5.6      Consents....................................................................       A-28
  5.7      Affiliates' Letters.........................................................       A-28
  5.8      Expenses....................................................................       A-28
  5.9      Further Actions.............................................................       A-28
  5.10     Regulatory Approvals........................................................       A-29
  5.11     Certain Notifications.......................................................       A-29
  5.12     Voting of Shares............................................................       A-29
  5.13     Stock Option Agreement......................................................       A-30
  5.14     NYSE Listing Application....................................................       A-30
  5.15     Indemnification.............................................................       A-30
  5.16     Letters of the Company's and Parent's Accountants...........................       A-31
  5.17     Subsidiary Shares...........................................................       A-31
  5.18     Benefit Plans and Employee Matters..........................................       A-31
  5.19     Obligations of Merger Subsidiary............................................       A-32
  5.20     Plan of Reorganization......................................................       A-32
  5.21     Pooling.....................................................................       A-32

ARTICLE 6 CLOSING CONDITIONS...........................................................       A-32
  6.1      Conditions to Obligations of Parent, Merger Subsidiary, and the Company.....       A-32
  6.2      Conditions to Obligations of Parent and Merger Subsidiary...................       A-33
  6.3      Conditions to Obligations of the Company....................................       A-33

ARTICLE 7 TERMINATION AND ABANDONMENT..................................................       A-34
  7.1      Termination.................................................................       A-34
  7.2      Effect of Termination.......................................................       A-36

ARTICLE 8 MISCELLANEOUS................................................................       A-37
  8.1      Amendment and Modification..................................................       A-37
  8.2      Waiver of Compliance; Consents..............................................       A-37
  8.3      Investigation; Survival of Representations and Warranties...................       A-38
  8.4      Notices.....................................................................       A-38
  8.5      Assignment..................................................................       A-38
  8.6      Governing Law...............................................................       A-39
  8.7      Counterparts................................................................       A-39
  8.8      Knowledge...................................................................       A-39
  8.9      Interpretation..............................................................       A-39
  8.10     Publicity...................................................................       A-39
  8.11     Entire Agreement............................................................       A-39
  8.12     Severability................................................................       A-39

  8.13     Specific Performance........................................................       A-39

EXHIBITS:

Exhibit A:  Form of Certificate of Incorporation
Exhibit B:  Form of Bylaws
Exhibit C:  Form of Affiliate's Letter
Exhibit D:  Form of Agreement to Facilitate Merger
Exhibit E:  Form of Stock Option Agreement

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT is dated as of August 26, 1999, by and among MEDTRONIC, INC., a Minnesota corporation ("Parent"), MXS MERGER CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"), and XOMED SURGICAL PRODUCTS, INC., a Delaware corporation (the "Company").

    WHEREAS, the Boards of Directors of Parent, Merger Subsidiary, and the Company have approved the merger of Merger Subsidiary with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, for accounting purposes, it is intended that the Merger shall be recorded as a "pooling of interests" within the meaning of Accounting Principles Board Opinion No. 16 ("APB 16"), and the rules and regulations of the Securities and Exchange Commission (the "SEC"); and

    WHEREAS, as a condition to, and upon or immediately following the execution of, this Agreement, Parent and the Company are entering into the Stock Option Agreement described in Section 5.13 hereof; and

    WHEREAS, the parties hereto desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                        THE MERGER; CONVERSION OF SHARES

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Subsidiary shall be merged with and into the Company in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), whereupon the separate corporate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of the Company and Merger Subsidiary, all as more fully described in the DGCL.

    1.2 EFFECTIVE TIME. As soon as practicable after each of the conditions set forth in Article 6 has been satisfied or waived on the Closing Date (as defined in Section 2.1), the Company will file, or cause to be filed, with the Secretary of State of the State of Delaware a Certificate of Merger for the Merger, which Certificate shall be in the form required by and executed in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time such filing is made or, if agreed to by Parent and the Company, such later time or date set forth in the Certificate of Merger (the "Effective Time").

    1.3 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Subsidiary or any holder of any share of capital stock of the Company or Merger Subsidiary:

        (a) Each share of common stock of the Company, $.01 par value per share ("Company Common Stock"), issued and outstanding immediately prior thereto (except for shares referred to in Section 1.3(b) hereof) shall be converted, subject to Section 1.5(f), into the right to receive a number of shares (carried out to five decimal places and rounded up if the sixth decimal place is 5 or greater) (the "Conversion Ratio") of common stock of Parent, par value $.10 per share (the "Parent Common Stock"), based on the average (rounded to the nearest full cent, with the cents rounded up if the third decimal place is 5 or more) of the daily closing sale prices of a share of Parent Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Tape, as reported in The Wall Street Journal (the "Parent Average Stock Price"), for the ten (10) consecutive NYSE trading days ending on and including the NYSE trading day that is three NYSE trading days prior to the Company Stockholders Meeting (as defined in Section 5.5) (the "Determination Period"), determined as follows:

            (i) if the Parent Average Stock Price for the Determination Period is greater than $66.60 and less than $81.40, then the Conversion Ratio shall equal $60 divided by the Parent Average Stock Price for the Determination Period;

            (ii) if the Parent Average Stock Price for the Determination Period is equal to or less than $66.60, then the Conversion Ratio shall equal .90090; or

           (iii) if the Parent Average Stock Price for the Determination Period is equal to or greater than $81.40, then the Conversion Ratio shall equal .73710.

        An appropriate adjustment to the Conversion Ratio shall be made in the event that, prior to the Effective Time, the outstanding shares of Company Common Stock, without new consideration, are changed into or exchanged for a different number of shares or a different class by reason of any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction. Notwithstanding the foregoing, nothing in this section shall be deemed to constitute authorization or permission for or consent from Parent or Merger Subsidiary to any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, or other similar transaction.

        (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held in the treasury of the Company or is then owned beneficially or of record by Parent, Merger Subsidiary, or any direct or indirect wholly owned subsidiary of Parent or the Company shall be canceled in accordance with applicable laws without payment of any consideration therefor and without any conversion thereof.

        (c) Each share of any other class of capital stock of the Company (other than Company Common Stock) shall be canceled without payment of any consideration therefor and without any conversion thereof.

        (d) Each share of common stock of Merger Subsidiary, par value $.01 per share ("Merger Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Corporation, par value $.01 per share ("Surviving Corporation Common Stock").

    1.4 NO APPRAISAL RIGHTS. The parties acknowledge that, pursuant to Section 262 of the DGCL, no holders of Company Common Stock shall have appraisal rights in connection with the Merger.

    1.5  EXCHANGE OF COMPANY COMMON STOCK.

        (a) At or prior to the Effective Time, Parent shall cause Parent's stock transfer agent or such other person as Parent may appoint and is reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") hereunder. As promptly as practicable after the Effective Time, with respect to the shares of Parent Common Stock into which shares of Company Common Stock have been converted pursuant to Section 1.3(a), (i) if the Exchange Agent is Parent's stock transfer agent, Parent shall deliver written instructions to the transfer agent instructing Parent's transfer agent to issue such shares of Parent Common Stock pursuant to the provisions of this

    Section 1.5, or (ii) if the Exchange Agent is not Parent's stock transfer agent, Parent shall deposit, or cause to be deposited, with the Exchange Agent for the benefit of holders of shares of Company Common Stock, certificates representing such shares of Parent Common Stock. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (other than Parent, Merger Subsidiary, the Company, or any wholly owned subsidiary of Parent or the Company) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") a form letter of transmittal (which shall specify that delivery shall be effective, and risk of loss and title to the Company Certificate(s) shall pass, only upon delivery of the Company Certificate(s) to the Exchange Agent) and instructions for such holder's use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of any fractional shares.

        (b) As soon as practicable after the Effective Time, the Exchange Agent shall distribute to holders of shares of Company Common Stock, upon surrender to the Exchange Agent of one or more Company Certificates for cancellation, together with a duly-executed letter of transmittal, (i) one or more certificates representing the number of whole shares of Parent Common Stock into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 1.3(a), (ii) a bank check in the amount of cash into which the shares represented by the Company Certificate(s) shall have been converted pursuant to Section 1.5(f) (relating to fractional shares), and (iii) any dividends or other distributions to which such holder is entitled pursuant to Section 1.5(c), and the Company Certificate(s) so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, it shall be a condition to the issuance of shares of Parent Common Stock that the Company Certificate(s) so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (i) pay to the Exchange Agent any transfer or other taxes required or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (c) Holders of Company Common Stock will be entitled to any dividends or other distributions pertaining to the Parent Common Stock received in exchange therefor that become payable to persons who are holders of record of Parent Common Stock as of a record date that follows the Effective Time, but only after they have surrendered their Company Certificates for exchange. Parent shall deposit with the Exchange Agent any such dividend or other distributions, and subject to the effect, if any, of applicable law, the Exchange Agent shall receive, hold, and remit any such dividends or other distributions to each such record holder entitled thereto, without interest, at the time that such Company Certificates are surrendered to the Exchange Agent for exchange. Holders of Company Common Stock will not be entitled, however, to dividends or other distributions that become payable before or after the Effective Time to persons who were holders of record of Parent Common Stock as of a record date that is prior to the Effective Time.

        (d) All certificates evidencing shares of Parent Common Stock that are issued upon the surrender for exchange of Company Certificates in accordance with the terms hereof, together with any cash paid for fractional shares pursuant to Section 1.5(f) hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by the surrendered Company Certificates.

        (e) After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates representing such shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 1. As of the Effective Time, the holders of Company Certificates representing shares of Company Common Stock shall cease to have any rights as stockholders of the Company, except such rights, if any, as they may have pursuant to the DGCL or this Agreement. Except as provided above, until such Company Certificates are surrendered for exchange, each such Company Certificate shall, after the Effective Time, represent for all purposes only the right to receive a certificate or certificates evidencing the number of whole shares of Parent Common Stock into which the shares of Company Common Stock shall have been converted pursuant to the Merger as provided in Section 1.3(a) hereof, the right to receive the cash value of any fraction of a share of Parent Common Stock as provided in Section 1.5(f) hereof and the right to receive any dividends or distributions as provided in Section 1.5(c).

        (f) No fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in connection with the Merger, no dividend or other distribution of Parent shall relate to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. All fractional shares of Parent Common Stock to which a holder of Company Common Stock immediately prior to the Effective Time would otherwise be entitled, at the Effective Time, shall be aggregated if and to the extent multiple Company Certificates of such holder are submitted together to the Exchange Agent. If a fractional share results from such aggregation, then (in lieu of such fractional share) the Exchange Agent shall pay to each holder of shares of Company Common Stock who otherwise would be entitled to receive such fractional share of Parent Common Stock an amount of cash (without interest) determined by multiplying (i) the Parent Average Stock Price for the Determination Period, by (ii) the fractional share of Parent Common Stock to which such holder would otherwise be entitled. Parent will make available to the Exchange Agent any cash necessary for this purpose.

        (g) In the event any Company Certificates shall have been lost, stolen, or destroyed, the Exchange Agent shall issue in respect of such lost, stolen, or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash for fractional shares, if any, and dividends or other distributions, if any, as may be required pursuant to this Article 1; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed Company Certificate to deliver a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to such Company Certificate alleged to have been lost, stolen, or destroyed.

        (h) The parties hereto acknowledge that each certificate representing a share of Parent Common Stock issued pursuant to this Article 1 will, pursuant to the Rights Agreement dated as of June 27, 1991, between Parent and Norwest Bank Minnesota, N.A. (the "Parent Rights Plan"), also represent the number of Parent preferred share purchase rights associated with one share of Parent Common Stock at the Effective Time.

    1.6 EXCHANGE OF MERGER SUBSIDIARY COMMON STOCK. From and after the Effective Time, each outstanding certificate previously representing shares of Merger Subsidiary Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Common Stock into which such shares of Merger Subsidiary Common Stock shall have been converted. Promptly after the Effective Time, the Surviving Corporation shall issue to Parent a stock certificate or certificates representing such shares of Surviving Corporation Common Stock in exchange for the certificate or certificates that formerly represented shares of Merger Subsidiary Common Stock, which shall be canceled.

    1.7  STOCK OPTIONS.

        (a) Each option to purchase shares of Company Common Stock that is outstanding at the Effective Time, whether or not exercisable and whether or not vested (a "Company Option"), shall, without any action on the part of the Company or the holder thereof, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be such a corporation were Section 424 of the Code applicable to such Company Option. From and after the Effective Time, all references to the Company in the Company Options shall be deemed to refer to Parent. The Company Options assumed by Parent shall be exercisable upon the same terms and conditions as under the Company Options (including provisions regarding vesting and the acceleration thereof) except that (i) such Company Options shall entitle the holder to purchase from Parent the number of shares of Parent Common Stock (rounded down to the nearest whole number of such shares) that equals the product of the Conversion Ratio multiplied by the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, (ii) the option exercise price per share of Parent Common Stock shall be an amount (rounded up to the nearest full cent) equal to the option exercise price per share of Company Common Stock in effect immediately prior to the Effective Time divided by the Conversion Ratio, and (iii) the Company Options shall vest to the extent required pursuant to the current terms of such Company Options or other agreements as described in Section 1.7 of the Company Disclosure Schedule (as defined below); provided that if such vesting of Company Options or other provisions with respect to the Company Options would jeopardize the Merger being accounted for as a "pooling of interests," then the Company shall, subject to Parent's written consent not to be unreasonably withheld, use reasonable best efforts to prevent such vesting or effect of other provisions. Except to the extent required pursuant to the current terms of such Company Options or other agreements as described in
    Section 1.7 of the Company Disclosure Schedule, the Company shall not take any action to accelerate the vesting of any Company Options. Prior to the Effective Time, the Board of Directors of Parent shall, for purposes of Rule 16b-3(d)(1) promulgated under Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder (the "1934 Act"), specifically approve (i) the assumption by Parent of the Company Options and
    (ii) the issuance of Parent Common Stock in the Merger to directors, officers and stockholders of the Company subject to Section 16 of the 1934 Act.

        (b) As promptly as practicable after the Effective Time, Parent shall issue to each holder of a Company Option a written instrument informing such holder of the assumption by Parent of such Company Option. As soon as reasonably practicable after the Effective Time (and in any event no later than five business days after the Effective Time, provided current option information required therefor is delivered to Parent at the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock subject to Company Options and shall use commercially reasonable efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus or prospectuses, for so long as the Company Options remain outstanding. In addition, Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock subject to Company Options to be listed on the NYSE and such other exchanges as Parent shall determine. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options pursuant to the terms set forth in this Section 1.7. Parent shall comply with the terms of the Company Option Plan (as defined in Section 3.3) and use commercially reasonable efforts to cause those Company Options that qualified as incentive stock options prior to the Effective Time to continue to qualify as incentive stock options immediately after the Effective Time.

    1.8 CAPITALIZATION CHANGES. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into or exchanged in accordance with the terms of Section 5.2 for a different number of shares or a different class by reason of any reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction, the Conversion Ratio and all per-share price amounts and calculations set forth in this Agreement shall be appropriately adjusted to reflect such reorganization, reclassification, subdivision, recapitalization, split-up, combination, exchange of shares, stock dividend or other similar transaction.

    1.9 CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read as set forth on EXHIBIT A to this Agreement.

    1.10 BYLAWS OF THE SURVIVING CORPORATION. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read as set forth on EXHIBIT B to this Agreement.

    1.11 DIRECTORS OF THE SURVIVING CORPORATION. The directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors shall be duly elected and qualified.

                                   ARTICLE 2

                                    CLOSING

    2.1 TIME AND PLACE. Subject to the satisfaction or waiver of the provisions of Article 6, the closing of the Merger (the "Closing") shall take place at 1:00 p.m., local time, on the date that the Required Company Stockholder Vote (as defined in Section 3.2) is obtained, or as soon thereafter as, and in any event no later than the second business day after, all conditions to Closing have been satisfied or waived, or on such other date and/or at such other time as Parent and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Closing shall take place by telecopy exchange of signature pages with originals to follow by overnight delivery, or in such other manner or at such place as the parties hereto may agree.

    2.2  FILINGS AT THE CLOSING.  At the Closing, subject to the provisions of
Article 6, Parent, Merger Subsidiary, and the Company shall cause the Certificate of Merger to be filed in accordance with the provisions of Section 251 of the DGCL, and take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except (i) as set forth in a document of even date herewith and concurrently delivered herewith, referring specifically to the representations and warranties in this Agreement that identifies by section number to which such disclosure relates (the "Company Disclosure Schedule"), or (ii) as specifically described through express disclosure of specific facts set forth or incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 or in any other filing by the Company with the SEC (as defined in Section 3.4) filed after the date of filing such Form 10-K and prior to the date hereof, to the extent the relevancy of such disclosure to such particular representation and warranty is readily apparent, the Company hereby makes the following representations and warranties to Parent and Merger Subsidiary:

    3.1 ORGANIZATION. The Company and each subsidiary of the Company (referred to herein as a "Subsidiary") is a corporation duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below). "Company Material Adverse Effect" means an effect that is or would reasonably at the time of such effect be expected to be materially adverse: (i) to the business, results of operation, or financial condition of the Company and its Subsidiaries, considered as a whole; or (ii) to the Company's ability to perform any of its material obligations under this Agreement or to consummate the Merger; or (iii) to the ability of the Surviving Corporation or Parent to conduct such business, as presently conducted, following the Effective Time or the ability of Parent to exercise full rights of ownership of the Company or its assets or business (excluding effects resulting from agreements previously entered into or actions previously taken by Parent), except in each case for (i) any such effects directly resulting from this Agreement or the transactions contemplated by this Agreement or the announcement hereof, (ii) any occurrence or condition affecting the medical device industry generally, or (iii) any changes in general economic, regulatory or political conditions. The jurisdictions in which the Company and each Subsidiary are incorporated are listed in the Company Disclosure Schedule. The Company has heretofore delivered or made available to Parent or its advisers complete and accurate copies of the Certificate of Incorporation, Bylaws and other governing instruments of the Company and each Subsidiary, as currently in effect, and of the organizational documents and agreements defining the rights of the Company or any Subsidiary with respect to any material joint ventures, partnerships or other business in which the Company owns a less-than-100% interest. Neither the Company nor any Subsidiary, directly or indirectly, owns or controls or has any equity, partnership, or other ownership interest in any corporation, partnership, joint venture, or other business association or entity that is material to the Company and its Subsidiaries, considered as a whole.

    3.2 AUTHORIZATION. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Company's Board of Directors, no other action of the Company's Board of Directors or corporate proceeding on the part of the Company or any Subsidiary are necessary to authorize this Agreement, and, subject to obtaining the approval and adoption of this Agreement and approval of the Merger by the holders of a majority of the shares of the Company Common Stock outstanding as of the record date of the Company's stockholder meeting (the "Required Company Stockholder Vote"), no other action of the Company's Board of Directors or corporate action on the part of the Company or any Subsidiary is necessary to consummate the transactions contemplated hereby. The Merger has been declared advisable by the Board of Directors of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

    3.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock, par value $.01 per share, of which 12,273,636 shares are issued and outstanding and no shares are held in the Company's treasury, and (ii) 1,000,000 shares of Company Preferred Stock, par value $.01 per share, none of which are issued or outstanding. All issued and outstanding shares of capital stock of each Subsidiary are owned, beneficially and of record, by the Company, free and clear of any mortgage, pledge, security interest, encumbrance, lien or other charge of any kind ("Lien"), other than Liens granted in connection with the Company's credit facility. All issued and outstanding shares of Company Common Stock have been validly issued, are fully paid and nonassessable, and have not been issued in violation of and are not currently subject to any preemptive rights. Except for options to purchase an aggregate 1,710,764 shares of Company Common Stock granted pursuant to the Company's Third Amended and Restated 1996 Stock Option Plan (the "Company Option Plan") listed, together with their respective exercise prices, in the Company Disclosure Schedule, and for Liens granted in connection with the Company's credit facility, as of the date of this Agreement, there are not any outstanding or authorized subscriptions, options, warrants, calls, rights, convertible securities, commitments, restrictions, arrangements, or any other agreements of any character to which the Company or any Subsidiary is a party that, directly or indirectly, (i) obligate the Company or any Subsidiary to issue any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, (ii) call for or relate to the sale, pledge, transfer, or other disposition or encumbrance by the Company or any Subsidiary of any shares of its capital stock, or (iii) to the knowledge of the Company, relate to the voting or control of such capital stock. The Company Disclosure Schedule sets forth a complete and accurate list of all stock options, warrants, and other rights to acquire Company Common Stock, including the name of the holder, the date of grant, acquisition price, number of shares, exercisability schedule, and, in the case of options, the type of option under the Code. No consent of holders or participants under the Company Option Plan is required to carry out the provisions of Section 1.7. All actions, if any, required on the part of the Company under the Company Option Plan to allow for the treatment of Company Options as is provided in Section 1.7, has been, or prior to the Closing will be, validly taken by the Company. In no event will the aggregate number of shares of Company Common Stock outstanding at the Effective Time (including all shares subject to then outstanding Company Options or other rights to acquire or commitments to issue shares of Company stock, other than the Stock Option Agreement referenced in Section 5.13) exceed by more than 1,000 shares the sum of the outstanding shares of Company Common Stock described in the first sentence of this Section 3.3, plus any shares of Company Common Stock issued upon the exercise of outstanding options to purchase Company Common Stock identified in Section 3.3.

    3.4 REPORTS AND FINANCIAL STATEMENTS. The Company has filed all forms, reports, registration statements, and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since October 11, 1996 (such forms, reports, registration statements, and documents, together with any amendments thereto, are referred to as the "Company SEC Filings"). As of their respective dates, the Company SEC Filings (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 and the rules and regulations thereunder (the "1933 Act") and the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "1934 Act"), as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Company SEC Filings, including but not limited to the Company's audited financial statements at and for the year ended December 31, 1998 (the "Company 1998 Financials"), (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the income, cash flows, and changes in stockholders' equity for the periods involved (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not, individually or in the aggregate, expected to have a Company

Material Adverse Effect). The statements of earnings included in the audited or unaudited interim financial statements in the Company SEC Filings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business required to be disclosed separately in accordance with GAAP, except as expressly specified in the applicable statement of operations or notes thereto.

    3.5 ABSENCE OF UNDISCLOSED LIABILITIES. To the best of the Company's knowledge, neither the Company nor any Subsidiary has any liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance sheet of the Company as of December 31, 1998 contained in the Company 1998 Financials (the "Company Audited Balance Sheet") or in the unaudited consolidated balance sheet of the Company as of July 3, 1999 contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 1999 (the "Company Interim Balance Sheet"), or referred to in the notes thereto, (b) liabilities incurred since July 3, 1999 in the ordinary course of business and of a type and in an amount consistent with past practice, and (c) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    3.6 CONSENTS AND APPROVALS. Except for (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder (the "HSR Act"), and the antitrust, competition, foreign investment, or similar laws of any foreign countries or supranational commissions or boards that require pre-merger notifications or filings with respect to the Merger (collectively, "Foreign Merger Laws"), (ii) obtaining the Required Company Stockholder Vote, and (iii) the filing and recordation of appropriate merger documents as required by the DGCL, the authorization and approval by the Company's Board of Directors and the execution and delivery by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Certificate of Incorporation or Bylaws of the Company or any Subsidiary; (b) violate any statute, law, rule, regulation, order, or decree of any federal, state, local, or foreign governmental or regulatory body or authority (including, but not limited to, the Food and Drug Administration (the "FDA") (a "Governmental Body") or any nongovernmental self-regulatory agency) by which the Company or any Subsidiary or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval to be obtained from any Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien (as defined in Section 3.3) on any of the properties or assets of the Company or any Subsidiary under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, in the case of clauses (b), (c) and (d), for any such filings, permits, consents or approvals or violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.6 of the Company Disclosure Schedule lists each note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement, or other instrument or obligation to which the Company or any Subsidiary is a party, or by which it or any of its properties or assets may be bound, under or with respect to which the transactions contemplated by this Agreement will result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of the Company or any Subsidiary, except for violations, defaults, losses, rights and Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    3.7 COMPLIANCE WITH LAWS. Neither the Company nor any Subsidiary is in default or violation of any applicable federal, state, local, or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders, or other similar items of any court or other Governmental Body (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Subsidiary has timely filed or otherwise provided all registrations, reports, data, and other information and applications with respect to its medical device, pharmaceutical, consumer, health care, and other governmentally regulated products (the "Regulated Products") required to be filed with or otherwise provided to the FDA or any other Governmental Body with jurisdiction over the manufacture, use, or sale of the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except where the failure to file timely such registrations, reports, data, information, and applications or the failure to have such licenses and approvals in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    3.8 LITIGATION. There are no claims, actions, suits, proceedings or, to the knowledge of the Company, investigations or reviews of any kind, pending or, to the knowledge of the Company, threatened in writing, against the Company or any Subsidiary or any asset or property of the Company or any Subsidiary, except for such claims, actions, suits, proceedings, investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    3.9 ABSENCE OF MATERIAL ADVERSE CHANGES. Since December 31, 1998 there has not been any (a) Company Material Adverse Effect; (b) damage, destruction, or loss, not covered by insurance, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or (c) material change by the Company or any Subsidiary in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or generally accepted accounting principles and concurred with by the Company's independent public accountants.

    3.10 OFFICERS, DIRECTORS AND EMPLOYEES. Prior to the date hereof, the Company has provided to Parent a list that completely and accurately sets forth the name and current annual salary rate of each executive officer of the Company or of any Subsidiary whose total remuneration for the last fiscal year was, or for the current fiscal year is expected to be, in excess of $100,000, together with a summary of the bonuses, commissions, additional compensation, and other like cash benefits, if any, paid or payable to such persons for the last fiscal year and proposed for the current fiscal year. The Company Disclosure Schedule completely and accurately sets forth (i) the names of all former executive officers of the Company or of any Subsidiary whose employment with the Company or any Subsidiary has terminated either voluntarily or involuntarily during the preceding 12-month period; and (ii) the names of the executive officers (with all positions and titles indicated) and directors of the Company and of each Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) no unfair labor practice complaint against the Company or any Subsidiary is pending before the National Labor Relations Board, and there is no labor strike, slowdown or stoppage pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any Subsidiary; (ii) no unionizing efforts have, to the knowledge of the Company, been made by employees of the Company or any Subsidiary, neither the Company nor any Subsidiary is a party to or subject to any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company or any Subsidiary; and (iii) there is no labor dispute pending or, to the knowledge of the Company, threatened in writing between the Company or any Subsidiary and its employees.

    3.11 TAXES. Except for such matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, (i) the Company and each Subsidiary have filed, or have obtained extensions to file (which extensions have not expired without filing), all state, local, United States, foreign, or other tax reports and returns required to be filed by any of them;
(ii) the Company and each Subsidiary have duly paid, or accrued on their books of account, all taxes (including estimated taxes) shown as due on such reports and returns (or such extension requests), or assessed against them, other than taxes being contested in good faith in proper proceedings and (iii) the liabilities and reserves for taxes reflected on the Company Audited Balance Sheet or the Company Interim Balance Sheet are adequate to cover all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof ending on or before the dates thereof. To the Company's knowledge, no tax audits are pending against and no claims for taxes have been received in writing by the Company or any of its Subsidiaries, other than audits and claims that, individually and in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Code. Neither the Company nor, to the knowledge of the Company, any of its Subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a reorganization qualifying under Sections 368(a)(2)(E) and 368(a)(1)(B) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from so qualifying under Sections 368(a)(2)(E) and 368(a)(1)(B) of the Code.

    For the purposes of this Agreement, "tax" shall mean and include taxes, duties, withholdings, assessments, and charges assessed or imposed by any governmental authority (together with any interest, penalties and additions to tax imposed with respect thereto), including but not limited to all federal, state, county, local, and foreign income, profits, gross receipts, import, ad valorem, real and personal property, franchise, license, sales, use, value added, stamp, transfer, withholding, payroll, employment, excise, custom, duty, and any other taxes, obligations and assessments of any kind whatsoever; "tax" shall also include any liability for taxes arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, combined, or unitary group as well as any liability for taxes under any tax allocation, tax sharing, tax indemnity, or similar agreement.

    3.12 CONTRACTS. The Company Disclosure Schedule lists, and the Company has heretofore furnished to Parent complete and accurate copies of (or, if oral, the Company Disclosure Schedule states all material provisions of), (a) every employment, material consulting, severance or change of control agreement or arrangement for the benefit of any director, officer, employee, other person or stockholder of the Company or any Subsidiary or any affiliate thereof in effect as of the date of this Agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their properties or assets is bound, (b) every contract with physicians, scientific advisory board members or material consultants in effect as of the date of this Agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their properties or assets is bound, and (c) every contract, agreement, or understanding to which the Company or any Subsidiary is a party that would reasonably be expected to involve payments by or to the Company or any Subsidiary in excess of $100,000 during the Company's current 1999 fiscal year or in excess of $250,000 in the aggregate during the Company's 1999, 2000 and 2001 fiscal years, or would have a Company Material Adverse Effect, or that is material and was not made in the ordinary course of business. Neither the Company nor any Subsidiary is in material violation of or in default under any contract, plan, agreement, understanding, arrangement or obligation that is material to the Company and its Subsidiaries considered as a whole, except for such violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

As of the date of this Agreement, neither the Company nor any Subsidiary is a party to any contract, plan, agreement, understanding, arrangement or obligation
(i) that restricts the Company's, or after the Merger would restrict the Surviving Corporation's or Parent's, ability to conduct any line of business,
(ii) that imposes on the Company or any Subsidiary material obligations (including, without limitation, to pay material milestone payments or material license fees) not reflected in the Company 1998 Financials, or (iii) that would be required to be filed with the SEC in a filing to which paragraph (b)(10) of
Item 601 of Regulation S-K of the Rules and Regulations of the SEC is applicable, which has not been so filed.

    3.13 INTELLECTUAL PROPERTY RIGHTS. The Company Disclosure Schedule contains a complete and accurate list of all material patents, trademarks, trade names, service marks, copyrights, and all applications for or registrations of any of the foregoing as to which the Company or any Subsidiary is the owner or a licensee (the "Company Intellectual Property"). The Company and each Subsidiary owns, free and clear of any Lien (as defined in Section 3.3), other than Liens granted in connection with the Company's credit facility and Liens that would not be reasonably expected to have a Company Material Adverse Effect, or is licensed to use, all patents, trademarks, trade names, service marks, copyrights, applications for or registrations of any of the foregoing comprising the Company Intellectual Property. No claim has been asserted or, to the knowledge of the Company, threatened in writing by any person, with respect to the use of the Company Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, except for such claims that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the use of the Company Intellectual Property by the Company or any Subsidiary in the present conduct of its business nor any product or service of the Company or any Subsidiary infringes on the valid intellectual property rights of any person in a manner that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all Company Intellectual Property listed in the Company Disclosure Schedule has the status indicated therein and, unless provided otherwise, all applications are still pending in good standing and have not been abandoned, and (ii) to the knowledge of the Company, the Company Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding. To the knowledge of the Company, no person or entity nor such person's or entity's business or products has infringed, or misappropriated any Company Intellectual Property, or currently is infringing, or misappropriating any Company Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    3.14  BENEFIT PLANS.

        (a) Neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has, within the past five years, sponsored, maintained, or contributed to or been required to contribute to, any "employee pension benefit plan" ("Pension Plan"), as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, solely for the purpose of this subsection, a plan excluded from coverage by Section 4(b)(5) of ERISA. Each such Pension Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with applicable provisions of ERISA, the Code, and other applicable law and the Company or such Subsidiary has performed all of its obligations under such Pension Plan except for such obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (b) Neither the Company nor any Subsidiary sponsors, maintains, contributes to, or has, within the past five years, sponsored, maintained, or contributed to or been required to contribute to, any Pension Plan that is subject to Title IV of ERISA.

        (c) Neither the Company nor any Subsidiary sponsors, maintains, or contributes to any "employee welfare benefit plan" ("Welfare Plan"), as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, and any such Welfare Plan presently maintained by the Company or any Subsidiary is, in all material respects, in compliance with the provisions of ERISA, the Code, and all other applicable laws, including, but not limited to,
    Section 4980B of the Code and the regulations thereunder, and Part 6 of Title I of ERISA. Neither the Company nor any Subsidiary has established or contributed to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code.

        (d) Neither the Company nor any Subsidiary currently maintains or contributes to any oral or written bonus, profit-sharing, compensation (incentive or otherwise), commission, stock option, or other stock-based compensation, retirement, severance, change of control, vacation, sick or parental leave, dependent care, deferred compensation, cafeteria, disability, hospitalization, medical, death, retiree, insurance, or other benefit or welfare or other similar plan, policy, agreement, trust, fund, or arrangement providing for the remuneration or benefit of all or any employees, directors or any other person, that is neither a Pension Plan nor a Welfare Plan (collectively, the "Compensation Plans").

        (e) With respect to the Pension Plans, Welfare Plans or Compensation Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries would be subject to any liability under the terms of such Plans (other than the payment of benefits thereunder), ERISA, the Code or any other applicable law that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        (f) The IRS has issued favorable determination letters with respect to all Company and Subsidiary Pension Plans that are intended to be qualified under Section 401(a) of the Code. The Company has provided or made available to Parent summaries of all Pension Plans, Welfare Plans, Compensation Plans, and related agreements, and complete and accurate copies of all annual reports (Form 5500), favorable determination letters, current summary plan descriptions, and all employee handbooks or manuals. The Company has provided or made available to Parent (i) copies of all employment agreements with officers of any of the Company or its Subsidiaries (or copies of forms of agreements setting forth representative employment terms and conditions);
    (ii) copies of all severance, bonus or incentive agreements, programs and policies of any of the Company or any Subsidiary with or relating to any of its employees; and (iii) copies of all plans, programs, agreements and other arrangements of any of the Company or any Subsidiary with or relating to any of its employees that contain change in control provisions.

        (g) The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Pension Plan, Welfare Plan, Compensation Plan, or other arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits, or obligation to fund benefits. The aggregate amount that (i) would be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by all employees, officers, or directors of the Company or any of its affiliates who are a "disqualified individuals" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Pension Plan, Welfare Plan, or Compensation Plan currently in effect, and (ii) would constitute an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code), shall not exceed $4,500,000.

    3.15 MINUTE BOOKS. The Company has previously made available to Parent or its representatives all of its minutes of meetings of and corporate actions or written consents by the stockholders, Boards of Directors, and committees of the Boards of Directors of the Company.

    3.16 NO FINDERS. No act of the Company or any Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein, except payments in the amounts specified in the Company Disclosure Schedule to those parties identified thereon who have acted as a finder for the Company or have been retained by the Company as financial advisors pursuant to the agreements or other documents described in the Company Disclosure Schedule, copies of which have been provided or made available to Parent or its advisors prior to the date of this Agreement.

    3.17  PROXY STATEMENT.  The Proxy Statement/Prospectus (as defined in
Section 5.5 hereof) and any amendments or supplements thereto will comply as to form in all material respects with all applicable laws, and none of the information supplied by the Company specifically for inclusion or incorporation therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, at the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders Meeting, or at the Effective Time contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information relating to Parent or any affiliate of Parent supplied by Parent specifically for inclusion in the Proxy Statement/Prospectus.

    3.18 FAIRNESS OPINION. The Board of Directors of the Company has received an opinion from Deutsche Bank Securities Inc. to the effect that, as of the date of this Agreement, the Conversion Ratio is fair, from a financial point of view, to the holders of Company Common Stock, and the Company will promptly deliver a copy of such opinion to Parent.

    3.19 STATE TAKEOVER LAWS. The Board of Directors of the Company has approved the transactions contemplated by this Agreement, such that the provisions of Section 203 (entitled "Business Combinations with Interested Shareholders") of the DGCL will not apply to this Agreement or the Agreements to Facilitate Merger or the Stock Option Agreement or any of the transactions contemplated hereby or thereby.

    3.20 MERGER FILINGS. The information as to the Company or any of its affiliates or stockholders included in the Company's filing, or submitted to Parent and Merger Subsidiary for inclusion in their filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and Foreign Merger Laws.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                        OF PARENT AND MERGER SUBSIDIARY

    Except (i) as set forth in a document of even date herewith, referring specifically to the representations and warranties in this Agreement that identifies by section number to which such disclosure relates (the "Parent Disclosure Schedule"), or (ii) as specifically described through express disclosure of specific facts set forth or incorporated by reference in Parent's Annual Report on Form 10-K for the fiscal year ended April 30, 1999 or in any other filing by Parent with the SEC filed after the date of filing such Form 10-K and prior to the date hereof, to the extent the relevancy of such disclosure to such particular representation and warranty is readily apparent, Parent and Merger

Subsidiary hereby jointly and severally make the following representations and warranties to the Company:

    4.1 ORGANIZATION. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota. Merger Subsidiary is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of Parent and Merger Subsidiary has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect (as defined below). Each of Parent and Merger Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (as defined below). "Parent Material Adverse Effect" means an effect that is or would reasonably at the time of such effect be expected to be materially adverse: (i) to the business, results of operation, or financial condition of Parent and its subsidiaries, considered as a whole, or (ii) to Parent's ability to perform any of its material obligations under this Agreement or to consummate the Merger, except in each case for any such effects resulting from or arising out of (i) this Agreement or the transactions contemplated by this Agreement or the announcement hereof, (ii) any occurrence or condition affecting the medical device industry generally, or (iii) any changes in general economic, regulatory or political conditions. Parent has heretofore delivered or made available to the Company or its advisors complete and accurate copies of the Articles of Incorporation and Bylaws of Parent, as currently in effect.

    4.2 AUTHORIZATION. Each of Parent and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent or Merger Subsidiary is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by the Boards of Directors of Parent and Merger Subsidiary and by Parent as the sole stockholder of Merger Subsidiary, and no other action of Parent's or Merger Subsidiary's Boards of Directors or corporate proceeding on the part of Parent and Merger Subsidiary, and no vote, consent, or approval of Parent's shareholders, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Merger has been declared advisable by the Board of Directors of Merger Subsidiary. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Subsidiary and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

    4.3 CAPITALIZATION. As of August 25, 1999, the authorized capital stock of Parent consisted of (a) 1,600,000,000 shares of Common Stock with a par value of $.10 per share, of which there were 586,744,542 shares issued and outstanding and no shares held in Parent's treasury, and (b) 2,500,000 shares of Preferred Stock with a par value of $1.00 per share, of which there were no shares issued and outstanding. The authorized capital stock of Merger Subsidiary consists of 2,500 shares of Merger Subsidiary Common Stock, 100 of which are issued and outstanding and owned by Parent. All issued and outstanding shares of Parent Common Stock and Merger Subsidiary Common Stock are, and the shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be, at the time of issuance and delivery, validly issued, fully paid, nonassessable, and free of preemptive rights. The shares of Parent Common Stock to be issued and delivered in the Merger pursuant to Article 1 hereof shall be registered under the 1933 Act and duly listed for trading on the NYSE, subject to official notice of issuance.

    4.4 CONSENTS AND APPROVALS. Except for (i) any applicable requirements of the 1933 Act, the 1934 Act, state securities laws, the NYSE, the HSR Act, and Foreign Merger Laws, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL, the authorization and approval by parent's and Merger Subsidiary's Boards of Directors and the execution and delivery by Parent and Merger Subsidiary of this Agreement and the other agreements contemplated hereby to which Parent and Merger Subsidiary are parties, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate any provision of the Articles or Certificate of Incorporation or Bylaws of Parent or Merger Subsidiary; (b) violate any statute, law, rule, regulation, order, or decree of any Governmental Body or any nongovernmental self-regulatory agency by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound; (c) require any filing with or permit, consent, or approval to be obtained from any Governmental Body or any nongovernmental self-regulatory agency; or (d) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any Lien on any of the properties or assets of Parent or its subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound, except, in the case of clauses (b), (c) and (d), for any such filings, permits, consents or approvals or violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or delay consummation of any of the transaction contemplated hereby in any material respect, or otherwise prevent Parent from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

    4.5 REPORTS; FINANCIAL STATEMENTS; ABSENCE OF CHANGES. Parent has filed all forms, reports, registration statements, and documents required to be filed by it with the SEC since May 1, 1996 (such forms, reports, registration statements and documents, together with any amendments thereto, are referred to as the "Parent SEC Filings"). As of their respective dates, the Parent SEC Filings (i) complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the Parent SEC Filings (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of unaudited interim financial statements, to the absence of notes and to year-end adjustments, (ii) complied as of their respective dates in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and the income, cash flows, and changes in shareholders' equity for the periods involved, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected to have a Parent Material Adverse Effect).

    4.6  REGISTRATION STATEMENT.  The Registration Statement (as defined in
Section 5.5 hereof) and any amendments or supplements thereto will comply as to form in all material respects with the 1933 Act, and none of the information supplied by Parent specifically for inclusion or incorporation therein or in any amendments or supplements thereto, or any schedules required to be filed with the SEC in connection therewith, will, at the time the Registration Statement becomes effective, at the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent with respect to information supplied by the Company or any affiliate of the Company specifically for inclusion in the Registration Statement.

    4.7 NO FINDERS. No act of Parent or Merger Subsidiary has given or will give rise to any claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated herein, except for payments to US Bancorp Piper Jaffray for financial advisory services to Parent in connection herewith.

    4.8 ABSENCE OF UNDISCLOSED LIABILITIES. To the best of Parent's knowledge, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) except (a) liabilities or obligations that are accrued or reserved against in the audited consolidated balance of Parent as of April 30, 1999 contained in the Parent SEC Filings or referred to in the notes thereto, (b) liabilities incurred since April 30, 1999 in the ordinary course of business and of a type and in an amount consistent with past practice, and (c) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

    4.9 COMPLIANCE WITH LAWS. Neither Parent nor any of its subsidiaries is in default or violation of any applicable federal, state, local or foreign laws, ordinances, regulations, interpretations, judgments, decrees, injunctions, permits, licenses, certificates, governmental requirements, orders or other similar items of any court or other Governmental Body (and including those of any nongovernmental self-regulatory agency and including environmental laws or regulations), except for such defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and each of its subsidiaries has timely filed or otherwise provided all registrations, reports, data and other information and applications with respect to its Regulated Products required to be filed with or otherwise provided to the FDA or any other Governmental Body with jurisdiction over the manufacture, use of sale of the Regulated Products, and all regulatory licenses or approvals in respect thereof are in full force and effect, except where the failure to file timely such registrations, reports, data, information and applications or the failure to have such licenses and approvals in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

    4.10 LITIGATION. There are no claims, actions, suits, proceedings, or, to the knowledge of Parent, investigations or reviews of any kind, pending or, to the knowledge of Parent, threatened in writing, against Parent or any of its subsidiaries or any asset or property of Parent or any of its subsidiaries, except for such claims, actions, suits, proceedings, investigations or reviews that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

    4.11 ABSENCE OF MATERIAL ADVERSE CHANGES. Since April 30, 1999, there has not been any (a) Parent Material Adverse Effect, (b) damage, destruction or loss, not covered by insurance, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (c) material change by Parent or any of its subsidiaries in accounting methods or principles used for financial reporting purposes, except as required by a change in applicable law or generally accepted accounting principles and concurred with by Parent's independent public accountants.

    4.12 REORGANIZATION. Neither Parent nor, to the knowledge of Parent, any of its subsidiaries has taken or agreed to take any action (other than actions contemplated by this Agreement) that would prevent the Merger from constituting a reorganization qualifying under Sections 368(a)(2)(E) and 368(a)(1)(B) of the Code. Parent is not aware of any agreement, plan or other circumstances that would prevent the Merger from so qualifying under Sections 368(a)(2)(E) and 368(a)(1)(B) of the Code.

    4.13 MERGER FILINGS. The information as to Parent and Merger Subsidiary or any of their affiliates or shareholders included in Parent's filing, or submitted to the Company for inclusion in its filing, if any, required to be submitted under the HSR Act or under any Foreign Merger Laws shall be true, correct, and complete in all material respects and shall comply in all material respects with the applicable requirements of the HSR Act, the rules and regulations issued by the Federal Trade Commission pursuant thereto, and Foreign Merger Laws.

                                   ARTICLE 5

                                   COVENANTS

    5.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company and each Subsidiary will conduct its respective operations, to the extent commercially reasonable, according to its ordinary and usual course of business and consistent with past practice, and the Company and each Subsidiary will use its commercially reasonable efforts to preserve substantially intact its respective business organizations, to keep available the services of its respective officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, physicians, consultants, customers, and others having material business relationships with it. The Company will promptly advise Parent of any material change in the management, present or planned business, properties, liabilities, results of operations, or financial condition of the Company or any material Subsidiary. The Company will, prior to distributing or otherwise circulating any notices, directives, or other communications directed to all or groups of customers, vendors, employees, distributors, or others associated with its business relating to the transactions contemplated hereby or to the operation of business after consummation of such transactions, consult with Parent and give Parent reasonable opportunity to comment thereon. Without limiting the generality of the foregoing, and except as otherwise expressly provided in or contemplated by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, from the date of the Agreement until the Effective Time, neither the Company nor any Subsidiary will, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

        (a) amend its Certificate of Incorporation or Bylaws;

        (b) authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or any securities convertible into shares of stock of any class (other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options outstanding on the date of this Agreement);

        (c) split, combine, or reclassify any shares of its capital stock, declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; or redeem or otherwise acquire any shares of its capital stock or its other securities; or amend or alter any material term of any of its outstanding securities;

        (d) other than indebtedness incurred in the ordinary course of business and consistent with past practice and other than intercompany indebtedness, create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse, or otherwise agree to become liable or responsible for the obligations of any other person, or make any loans, advances or capital contributions to, or investments in, any other person; or create, incur or assume any material Lien on any material asset;

        (e) (i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation, except in each case in the ordinary course of business and consistent with past practice (including, without limitation, annual year end increases and accelerated payments customarily made upon termination of employment) or consistent with existing contractual commitments or as required by applicable law; (ii) pay or accelerate or otherwise modify in any material respect the payment, vesting, exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option, or other employee benefit not required by any existing plan, agreement, or arrangement to any such director, officer, employee or consultant; or (iii) except for normal increases in the ordinary course of business in accordance with its customary past practices or consistent with existing contractual commitments or as required by applicable laws, commit itself to any additional or increased pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement, or to any employment or consulting agreement, with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof (except any amendment required by law or that would not materially increase benefits under the relevant plan);

        (f) except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof, sell, transfer, mortgage, or otherwise dispose of or encumber any assets or properties material to the Company and its Subsidiaries, considered as a whole;

        (g) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, considered as a whole, except as provided in subsection (h) below and except purchases of inventory, materials and supplies in the ordinary course of business consistent with past practice;

        (h) make or agree to make any new capital expenditure or expenditures, except for capital expenditures not in excess of an aggregate $7,500,000;

        (i) enter into, amend in any material respect, or terminate any joint ventures or any other agreements, commitments, or contracts that are material to the Company and its Subsidiaries, considered as a whole (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business, consistent with past practice);

        (j) enter into or terminate, or amend, extend, renew, or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any material distribution, OEM, independent sales representative, noncompetition, licensing, franchise, research and development, supply, or similar contract, agreement, or understanding (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement or for the purchase, sale, or lease of goods, services, or properties in the ordinary course of business, consistent with past practice), or enter into any contract, plan, agreement, understanding, arrangement or obligation that restricts the Company's, or after the Merger would restrict the Surviving Corporation's or Parent's, ability to conduct any line of business;

        (k) change in any material respect its general credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

        (l) remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business;

        (m) alter or revise its accounting principles, procedures, methods, or practices in any material respect, except as required by applicable law or by a change in generally accepted accounting principles and concurred with by the Company's independent public accountants;

        (n) institute, settle, or compromise any claim, action, suit, or proceeding pending or threatened by or against it involving amounts in excess of $1,000,000, at law or in equity or before any Governmental Body (including, but not limited to, the FDA) or any nongovernmental self-regulatory agency;

        (o) knowingly take any action that would render any representation, warranty, covenant, or agreement of the Company in this Agreement inaccurate or breached such that the conditions in Section 6.2 will not be satisfied as of the Closing Date; or

        (p) agree, whether in writing or otherwise, to do any of the foregoing.

    5.2 CONDUCT OF BUSINESS OF PARENT. Except as contemplated by this Agreement, from the date of this Agreement until the Effective Time, Parent will not do, and will not permit any of its subsidiaries to do, any of the following without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed):

        (a) combine or reclassify any shares of Parent's capital stock (whether by merger, consolidation, reorganization or otherwise), declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof, but excluding a stock split effected in the form of a stock dividend and excluding Parent's regular quarterly cash dividends) in respect of Parent's capital stock, or redeem or otherwise acquire (other than as would not violate Section 5.21) any shares of Parent's capital stock or amend or alter any material term of any of Parent's outstanding securities;

        (b) alter or revise its accounting principles, procedures, methods or practices in any material respect, except as required by applicable law or regulation or by a change in generally accepted accounting principles and concurred with by Parent's independent public accountants;

        (c) knowingly take any action that would result in a failure to maintain the trading of Parent Common Stock on the NYSE;

        (d) knowingly take any action, or knowingly fail to take any action, that would render any representation, warranty, covenant or agreement of Parent in this Agreement inaccurate or breached such that the conditions in
    Section 6.3 will not be satisfied; or

        (e) agree, whether in writing or otherwise, to do any of the foregoing.

    5.3 NO SOLICITATION. The Company and its Subsidiaries shall not, and shall cause their respective officers, directors, employees, representatives, agents, or affiliates (including, but not limited to any investment banker, attorney, or accountant retained by the Company or any Subsidiary), not to, directly or indirectly, solicit, knowingly encourage, initiate, or participate in any way in discussions or negotiations with, or knowingly provide any nonpublic information to, any corporation, partnership, person, or other entity or group (other than Parent or any affiliate or agent of Parent) concerning any proposed Alternative Transaction, or otherwise knowingly facilitate any effort or attempt to make or implement an Alternative Transaction. For purposes of this Agreement, "Alternative Transaction" shall mean any of the following involving the Company or any Subsidiary: (i) any tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction involving capital stock of the Company or any material Subsidiary; (ii) any transaction or series of related transactions pursuant to which any person or entity (or its shareholders), other than Parent, or Merger Subsidiary or any of their affiliates (a "Third Party") acquires shares (or securities exercisable for or convertible into shares) representing more than 20% of the outstanding shares of any class of capital stock of the Company or any material Subsidiary; or (iii) any sale, lease, exchange, licensing, transfer or other disposition pursuant to which a Third Party acquires control of more than 20% of the assets (including, but not limited to, intellectual property assets) of the Company and its Subsidiaries taken as a whole (determined by reference to the fair market value of such assets), in a single transaction or series of related transactions. The Company will immediately terminate all discussions with Third Parties concerning any proposed Alternative Transaction, and will request that such Third Parties promptly return any confidential information furnished by the Company in connection with any proposed Alternative Transaction. The Company will not waive any provision of any confidentiality, standstill or similar agreement entered into with any third party regarding any proposed Alternative Transaction, and prior to the Closing shall enforce all such agreements in accordance with their terms. The Company will promptly communicate to Parent the name of the person or entity submitting, and the terms and conditions of, any proposal or written inquiry that it receives after the date hereof in respect of any proposed Alternative Transaction or a reasonably detailed description of any such information requested from it after the date hereof or of any such negotiations or discussions being sought to be initiated or continued with the Company after the date hereof in respect of a proposed Alternative Transaction; provided, however, that this Agreement shall not prohibit the Board of Directors of the Company from (i) prior to the Required Company Stockholder Vote, furnishing nonpublic information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Superior Proposal (as defined below), if, and only to the extent that, (a) such action is so required under applicable law in order for the Board of Directors to comply with its applicable fiduciary duties to its stockholders imposed by law, (b) prior to first furnishing nonpublic information to, or first entering into substantive discussions and negotiations with, such person or entity after the date hereof, the Company (I)
(x) releases Parent from the 18-month standstill provisions of the Confidentiality Agreement (as defined in Section 5.4(b)) with respect to any proposal submitted by Parent to the Company's Board of Directors for a transaction that, by the proposal's terms, would only be consummated with the cooperation and approval of the Company's Board of Directors (which proposal shall be submitted by Parent on a confidential basis unless the Company or such person or entity proposing the Superior Proposal publicly discloses the Superior Proposal), and (y) provides at least 24 hours' prior written notice to Parent to the effect that it intends to furnish information to, or enter into discussions or negotiations with, such person or entity, and naming and identifying the person or entity making the Superior Proposal, and (II) receives from such person or entity an executed confidentiality and standstill agreement with terms no less favorable to the Company than the Confidentiality Agreement (as defined in Section 5.4(b)) entered into with Parent as modified by clause (I)(x) of this sentence, and (c) the Company concurrently provides Parent with all non-public information to be provided to such person or entity that Parent has not previously received from the Company, and the Company keeps Parent informed, on a regular basis as frequently as reasonably requested by Parent, of the status, terms and conditions and all other material information with respect to any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 or 14d-9 promulgated under the 1934 Act with regard to a proposed Alternative Transaction. Nothing in this section shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article 7 hereof), or (y) permit the Company to enter into any agreement providing for an Alternative Transaction (other than the confidentiality and standstill agreement as provided, and in the circumstances and under the conditions set forth, above) for as long as this Agreement remains in effect. For purposes of this Agreement, a "Superior Proposal" shall mean a proposal for an Alternative Transaction that the Board of Directors of the Company has reasonably and in good faith determined (with the advice of its financial advisors and taking into account all legal, financial and regulatory aspects of the likelihood of the consummation of such Alternative Transaction, including, but not limited to, the conditions to consummation and the consequences under such Alternative Transaction proposal of any material adverse effects or changes in the Company) to be more favorable to the Company's stockholders than the transactions contemplated by this Agreement.

    5.4  ACCESS AND INFORMATION.

        (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of its Subsidiaries is a party (in which case the Company shall use all commercially reasonable efforts to provide acceptable alternative arrangements, not in violation of such agreement or arrangement, for disclosure to Parent or its advisors) or pursuant to applicable law, the Company shall afford to Parent, and to Parent's accountants, officers, directors, employees, counsel, and other representatives, reasonable access during normal business hours upon reasonable prior notice, from the date hereof through the Effective Time, to all of its properties, books, contracts, commitments, and records, and, during such period, the Company shall furnish promptly to Parent all information concerning the Company's and its Subsidiaries' businesses, prospects, properties, liabilities, results of operations, financial condition, testing, clinicals, officers, employees, investigators, distributors, customers, suppliers, and others having material dealings with the Company as Parent may reasonably request and reasonable opportunity to contact and obtain information from such officers, employees, investigators, distributors, customers, suppliers, and others having dealings with the Company as Parent may reasonably request. During the period from the date hereof to the Effective Time, the parties shall in good faith meet and correspond on a regular basis for mutual consultation concerning the conduct of the Company's and the Subsidiaries' businesses and, in connection therewith, Parent shall be entitled, during normal business hours upon reasonable prior notice and in a manner that does not unreasonably interfere with the Company's business, to have employees or other representatives present at the offices of the Company and its Subsidiaries to observe, and be kept informed concerning, the Company's and the Subsidiaries' operations and business planning.

        (b) Parent shall hold in confidence all such nonpublic information as required and in accordance with the confidentiality agreement dated December 12, 1997, between Parent and the Company, as supplemented by an agreement dated August 6, 1999 (as so supplemented, the "Confidentiality Agreement").

    5.5  APPROVAL OF STOCKHOLDERS; PROXY STATEMENT; REGISTRATION STATEMENT.

        (a) The Company shall promptly take all action necessary in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws to cause a special meeting of the Company's stockholders (the "Company Stockholders Meeting") to be duly called and held as soon as reasonably practicable following the date upon which the Registration Statement (as defined below) becomes effective for the purpose of voting upon the Merger and the adoption and approval of this Agreement and at such Meeting to submit this Agreement and the Merger to a vote of the stockholders. The stockholder vote or consent required for adoption and approval of this Agreement and the approval of the Merger shall be no greater than that set forth in the DGCL and the Company's Certificate of Incorporation as previously provided to Parent. Accordingly, the Company represents and warrants that the affirmative vote of the holders of record of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders Meeting is all that is necessary to obtain stockholder adoption and approval of this Agreement and approval of the Merger. The Company shall use reasonable best efforts to obtain the adoption and approval by the Company's stockholders of this Agreement and the approval by the Company's stockholders of the Merger, unless otherwise required under applicable law in order for the Board of Directors to comply with its applicable fiduciary duties to its stockholders imposed by law. In accordance therewith, the Company shall, with the cooperation of Parent, prepare and file, as soon as reasonably practicable, a proxy statement/prospectus included as part of the Registration Statement (such proxy statement/prospectus, together with notice of meeting, form of proxy, and any letter or other materials to the Company's stockholders included therein are referred to in this Agreement as the "Proxy Statement/Prospectus"). Parent shall furnish to the Company all information concerning Parent and its subsidiaries, officers, directors and shareholders, and shall take such other action and otherwise cooperate, as the Company may reasonably request in connection with any such action. The Company shall use reasonable best efforts to cause the definitive Proxy Statement/Prospectus to be mailed to the stockholders of the Company, as soon as reasonably practicable after the Registration Statement shall have become effective, with the date of mailing as mutually determined by the Company and Parent. The Proxy Statement/Prospectus shall include the recommendation of the Company's Board of Directors in favor of the Merger, unless otherwise required under applicable law in order for the Board of Directors to comply with its applicable fiduciary duties to its stockholders imposed by law. Unless and until this Agreement is validly terminated pursuant to Article 7, nothing herein shall limit or eliminate in any way the Company's obligation to call, give notice of, convene and hold the Company Stockholders Meeting and at such meeting submit this Agreement and the Merger to a vote of the Company's stockholders (and not postpone or adjourn such meeting or the vote by the Company's stockholders upon this Agreement and the Merger to another date without Parent's approval, not to be unreasonably withheld if and only to the extent such postponement or adjournment is required by law or by SEC or Nasdaq regulation).

        (b) Parent shall, with the cooperation of the Company, prepare and file, as soon as reasonably practicable, a registration statement under the 1933 Act registering the shares of Parent Common Stock to be issued in the Merger (the "Registration Statement"), which Registration Statement shall include the Proxy Statement/Prospectus. Parent will use commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly thereafter as practicable. Parent shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to the Merger. The Company shall furnish to Parent all information concerning the Company and its Subsidiaries and the holders of its capital stock, and shall take such other action and otherwise cooperate, as Parent may reasonably request in connection with any such action.

        (c) Parent shall notify the Company promptly (i) of the receipt of the comments of the SEC, (ii) of any request by the SEC for amendments or supplements to the Registration Statement, (iii) of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or the issuance of any stop order and (iv) of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction and shall supply the Company with copies of all correspondence with the SEC with respect to the Registration Statement.

        (d) If at any time prior to the Effective Time, any event or circumstance relating to the Company, any Subsidiary, or the Company's officers or directors should occur and be discovered by the Company that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, the Company shall promptly inform Parent. If at any time prior to the Effective Time, any event or circumstance relating to Parent or any of its subsidiaries or their respective officers or directors should occur and be discovered by Parent that is required to be described in an amendment or supplement to the definitive Proxy Statement/Prospectus or the Registration Statement, Parent shall promptly inform the Company. Whenever any event occurs that should be described in an amendment of, or supplement to, the definitive Proxy Statement/Prospectus or the Registration Statement, the Company or Parent, as the case may be, shall, upon learning of such event, promptly notify the other and consult and cooperate with the other in connection with the preparation of a mutually acceptable amendment or supplement. The parties shall promptly file such amendment or supplement with the SEC and mail such amendment or supplement as soon as practicable after it is cleared by the SEC. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed).

    5.6 CONSENTS. The Company will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of the Company or its Subsidiaries to consummate the transactions contemplated hereby. Parent agrees to cooperate with the Company in connection with obtaining such approvals and consents. Parent will, at its cost and expense, use all reasonable efforts to obtain all approvals and consents of all third parties necessary on the part of Parent to consummate the transactions contemplated hereby. The Company agrees to cooperate with Parent in connection with obtaining such approvals and consents.

    5.7  AFFILIATES' LETTERS.

        (a) The Company has delivered to Parent a list of names and addresses of those persons, in the Company's reasonable judgment after consultation with outside legal counsel, who, as of the date hereof, are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the 1933 Act or otherwise applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each such person, an "Affiliate") of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list and shall promptly update such list to reflect any changes thereto. The Company has delivered or caused to be delivered, or will, promptly after the execution hereof, deliver or cause to be delivered, to Parent an affiliate's letter in the form attached hereto as EXHIBIT C, executed by each of the Affiliates of the Company identified in the foregoing list, who were available, and shall use reasonable best efforts to deliver or cause to be delivered to Parent as soon as practicable after the date hereof such an affiliate's letter executed by any Affiliate who was not available to sign and deliver such letter on or prior to the date hereof and by any additional persons who, to the knowledge of the Company, become Affiliates after the date hereof. Parent shall be entitled to place legends as specified in such affiliates' letters on the certificates evidencing any of the Parent Common Stock received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

        (b) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the 1933 Act, Parent will use commercially reasonable efforts to comply with Rule 144(c)(1) under the 1933 Act.

    5.8 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the transactions contemplated hereby, the Proxy Statement/Prospectus, and the Registration Statement will be paid by the party incurring such costs and expenses, except that the Company and Parent will share equally the cost of printing and filing with the SEC the Proxy Statement/Prospectus and the Registration Statement (the "Shared Expenses").

    5.9 FURTHER ACTIONS. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

    5.10  REGULATORY APPROVALS.

        (a) The Company and Parent each agree to use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things as may be necessary under federal or state securities laws or the HSR Act or Foreign Merger Laws applicable to or necessary for, and will file as soon as reasonably practicable and, if appropriate, use commercially reasonable efforts to have declared effective or approved all documents and notifications with the SEC and other governmental or regulatory bodies (including, without limitation, the FDA and equivalent foreign regulatory bodies, and other foreign regulatory bodies that administer Foreign Merger Laws, and any foreign labor councils or bodies as may be required) that they deem necessary or appropriate for, the consummation of the Merger or any of the other transactions contemplated hereby, and each party shall give the other information reasonably requested by such other party pertaining to it and its subsidiaries and affiliates to enable such other party to take such actions.

        (b) Although the parties do not anticipate any legislative, administrative or judicial objection to the consummation of the Merger or any of the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary agrees to use commercially reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing available avenues of administrative and judicial appeal. Each of the Company, Parent and Merger Subsidiary also agrees to use commercially reasonable efforts to take any and all actions necessary to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental antitrust authority or any other party so as to enable the parties to close by the date specified in Section 7.1(b) the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 5.10 or anything in this Agreement to the contrary, nothing shall require Parent or Merger Subsidiary to make or agree to make, or to cause or permit the Company or any Subsidiary to make or agree to make, any divestiture of any portion of any business or assets of Parent, Merger Subsidiary, the Company, or any of their affiliates in order to obtain any waiver, consent or approval, and neither Parent nor Merger Subsidiary shall be required to hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, as of and after the Closing any businesses or assets of the Company, Parent or any of their respective affiliates.

    5.11 CERTAIN NOTIFICATIONS. The Company shall promptly notify Parent in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by the Company or its affiliates to satisfy any of the conditions specified in Section 6.1 or 6.2. Parent shall promptly notify the Company in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by Parent or its affiliates to satisfy any of the conditions specified in Section 6.1 or 6.3.

    5.12 VOTING OF SHARES. To induce Parent to execute this Agreement, certain executive officers and directors of the Company included in the list of "Affiliates" referenced in Section 5.7 have executed and delivered as of the date hereof Agreements to Facilitate Merger in the form attached hereto as EXHIBIT D (the "Agreement to Facilitate Merger"), pursuant to which each such person has agreed to vote his or her shares of Company Common Stock in favor of the Merger at the Company Stockholders Meeting. The Company will use reasonable best efforts to have all other such Affiliates execute and deliver to Parent Agreements to Facilitate Merger as soon as practicable after the date hereof.

    5.13 STOCK OPTION AGREEMENT. To induce Parent to execute this Agreement, the Company has executed and delivered to Parent as of the date hereof a Stock Option Agreement in the form attached hereto as EXHIBIT E (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option to acquire from the Company such number of shares of Company Common Stock as equals 19.9% of the aggregate number of outstanding shares of Company Common Stock at an exercise price equal to $60.00 per share. Such option shall become exercisable only in the events described in the Stock Option Agreement.

    5.14 NYSE LISTING APPLICATION. Parent shall promptly prepare and submit to the NYSE a listing application for the Parent Common Stock to be issued in the Merger pursuant to Article 1 of this Agreement and pursuant to the Company Options assumed by Parent, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice to the NYSE of issuance. The Company shall cooperate with Parent in such listing application.

    5.15  INDEMNIFICATION.

        (a) The Certificate of Incorporation and the bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, payment of fees and expenses and exculpation from liability set forth in the Company's Certificate of Incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or at any time prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. Parent shall guarantee the obligations of the Surviving Corporation with respect to the indemnification and payment of fees and expenses provisions contained in the Surviving Corporation's Certificate of Incorporation and bylaws with respect to acts occurring at or before the Effective Time (including the transactions contemplated by this Agreement).

        (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company's current directors' and officers' liability insurance policy with respect to claims arising from facts or events that occurred at or prior to the Effective Time; provided, however, that (i) Parent may substitute therefor coverage under Parent's directors' and officers' liability insurance or coverage under other policies providing coverage on terms and conditions that are no less advantageous to such persons than the Company's current insurance, and (ii) Parent may satisfy its obligations hereunder by extending the discovery or reporting period under such policy for six years from the Effective Time to maintain in effect directors' and officers' liability insurance covering pre-acquisition acts (including acts in connection with this Agreement and the transactions contemplated hereby) for those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered or made available to Parent or its advisors) (the "INDEMNIFIED PARTIES") on terms no less favorable than the terms of such current insurance coverage; PROVIDED, HOWEVER, that in no event shall Parent be required to expend for any such coverage an amount per year in excess of 200% of the annual premium currently paid by the Company for such insurance; and PROVIDED FURTHER that if the cost per year of such coverage exceeds such 200% amount, Parent shall be obligated to obtain such coverage as is available for a cost per year not exceeding such amount. The Company represents that Section 5.15(b) of the Company Disclosure Schedule sets forth the annual premium currently paid by the Company for such insurance.

        (c) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.15.

        (d) This Section 5.15 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and all other individuals who on or at any time prior to the Effective Time were directors, officers, employees or agents of the Company or any Subsidiary, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

    5.16  LETTERS OF THE COMPANY'S AND PARENT'S ACCOUNTANTS.

        (a) The Company shall cooperate with Parent and use its reasonable efforts to cause to be delivered to Parent and the Company the following letters from Ernst & Young LLP addressed to the Company: (i) a letter dated the date of this Agreement, stating that they concur with the Company's management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under APB 16 and applicable SEC rules and regulations if closed and consummated in accordance with this Agreement; and
    (ii) a letter dated as of the Closing Date stating that they concur with the Company's management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under APB 16 and applicable SEC rules and regulations if closed and consummated in accordance with this Agreement.

        (b) The Company shall cooperate with Parent and Parent shall use its reasonable efforts to cause to be delivered to the Company and Parent the following letters from Pricewaterhouse Coopers LLP addressed to Parent: (i) a letter dated the date of this Agreement, stating that they concur with Parent's management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under APB 16 and applicable SEC rules and regulations if closed and consummated in accordance with this Agreement; and
    (ii) a letter dated as of the Closing Date stating that they concur with Parent's management's conclusions as to the appropriateness of pooling of interest accounting for the Merger under APB 16 and applicable SEC rules and regulations if closed and consummated in accordance with this Agreement.

    5.17 SUBSIDIARY SHARES. At or prior to the Closing, the Company shall use its reasonable efforts to cause all issued and outstanding Subsidiary shares (other than any interests in joint ventures or similar arrangements) owned by any person other than the Company or any of its Subsidiaries to be transferred for no or nominal consideration to such person or persons designated by Parent.

    5.18  BENEFIT PLANS AND EMPLOYEE MATTERS.

        (a) From and after the Effective Time, Parent shall to the extent practicable cause the Surviving Corporation to provide employee benefits and programs to the Company's employees that, in the aggregate, are substantially comparable or more favorable, as a whole, than those in existence as of the date hereof and disclosed in writing to Parent prior to the date hereof; PROVIDED THAT stock-based compensation shall be comparable to that offered by Parent and its subsidiaries generally. To the extent Parent satisfies its obligations under this Section by maintaining Company benefit plans, Parent shall not be required to include employees of the Company in Parent's benefit plans. From and after the Effective Time, Parent shall honor or cause the Surviving Corporation to honor, in accordance with their terms, all employment and severance agreements and all severance, incentive and bonus plans as in effect immediately prior to the Closing Date that are applicable to any current or former employees or directors of the Company or any of its Subsidiaries and that were disclosed to Parent prior to the date hereof.

        (b) To the extent that service is relevant for purposes of eligibility, level of participation, or vesting under any employee benefit plan, program or arrangement established or maintained by Parent, the Company or any of their respective subsidiaries, employees of the Company and its Subsidiaries shall be credited for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be. Except as required by law or the applicable plan with respect to foreign pension benefit plans, under no circumstances shall employees receive credit for service accrued or deemed accrued prior to the Effective Time with the Company or such Subsidiary, as the case may be, for benefit accruals under any employee pension benefit plan (as defined by Section 3(2) of ERISA) or any retiree health plan.

    5.19 OBLIGATIONS OF MERGER SUBSIDIARY. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

    5.20 PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken that could prevent the Merger from qualifying as a reorganization under the provisions of Sections 368(a)(2)(E) and 368(a)(1)(B) of the Code.

    5.21 POOLING. From and after the date of this Agreement and until the Effective Time, neither Parent nor the Company, nor any of their respective subsidiaries or other affiliates, shall knowingly take any action, or knowingly fail to take any action, that is reasonably likely to jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes. Between the date of this Agreement and the Effective Time, Parent and the Company each shall take all reasonable actions necessary to cause the characterization of the Merger as a pooling of interests for accounting purposes if such a characterization were jeopardized by action taken by Parent or the Company, respectively, prior to the Effective Time. Following the Effective Time, Parent shall not knowingly take any action, or fail to take any action, that would jeopardize the characterization of the Merger as a "pooling of interests" for accounting purposes.

                                   ARTICLE 6

                               CLOSING CONDITIONS

    6.1 CONDITIONS TO OBLIGATIONS OF PARENT, MERGER SUBSIDIARY, AND THE COMPANY. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

        (a) NO INJUNCTION. None of Parent, Merger Subsidiary, or the Company shall be subject to any final order, decree, or injunction of a court of competent jurisdiction within the United States that is then in effect and
    (i) has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger, or (ii) would impose any material limitation on the ability of Parent to effectively exercise full rights of ownership of the Company or the assets or business of the Company.

        (b) STOCKHOLDER APPROVAL. The approval of the stockholders of the Company referred to in Section 5.5 hereof shall have been obtained, in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws.

        (c) REGISTRATION STATEMENT. The Registration Statement (as amended or supplemented) shall have become effective under the 1933 Act and shall not be subject to any "stop order," and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness or qualification thereof shall have been initiated and be continuing.

        (d) NYSE LISTING. The shares of Parent Common Stock to be delivered pursuant to the Merger shall have been duly authorized for listing on the NYSE, subject to official notice of issuance.

        (e) WAITING PERIODS. The waiting periods (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any Foreign Merger Laws shall have expired or been terminated.

    6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The respective obligations of Parent and Merger Subsidiary to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by Parent, in whole or in part, to the extent permitted by applicable law:

        (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company contained in this Agreement, without regard to any qualification or reference to "Company Material Adverse Effect," shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of the date hereof or another particular date shall remain true and correct as of such date, and except in any case for any inaccuracies of representations and warranties that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect; provided, however, notwithstanding the foregoing, this Section 6.2(a) shall not be considered fulfilled or satisfied if the representation and warranty set forth in the last sentence of Section 3.3 is incorrect by more than 1,000 shares as of the Closing Date. Parent shall have received a certificate to the foregoing effect signed by the Chief Executive Officer of the Company or other authorized Officer of the Company.

        (b) PERFORMANCE. The Company shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and Parent shall have received a certificate to such effect signed by the Chief Executive Officer of the Company.

        (c) AFFILIATES' LETTERS. Parent shall have received a letter from each of the Affiliates pursuant to Section 5.7 hereof.

        (d) POOLING OPINION. Parent shall have received each of the letters described in Section 5.16.

        (e) CONTINUED EMPLOYMENT OF KEY EXECUTIVES. Neither the chief executive officer nor the chief operating officer of the Company shall have advised Parent or the Company that he intends to terminate his employment with the Company following the Merger for any reason other than death or disability.

    6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any or all of which may be waived by the Company, in whole or in part, to the extent permitted by applicable law:

        (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Parent contained in this Agreement, without regard to any qualification or reference to "Parent Material Adverse Effect," shall be true and correct on the Closing Date as though such representations and warranties were made on such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and except in any case for any inaccuracies of representations and warranties that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Parent Material Adverse Effect. The Company shall have received a certificate to the foregoing effect signed by the Chief Executive Officer or other authorized officer of Parent.

        (b) PERFORMANCE. Parent and Merger Subsidiary shall have performed and complied in all material respects with all material covenants required by this Agreement to be performed or complied with by them on or prior to the Closing, and the Company shall have received a certificate to such effect signed by the Chief Executive Officer or other authorized officer of Parent.

        (c) TAX OPINION. The Company shall have received an opinion of Willkie Farr & Gallagher, counsel to the Company, addressed to the Company's stockholders, based upon representations of Parent, Merger Subsidiary and the Company and normal assumptions, and dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to the Company's stockholders, which opinion shall not have been withdrawn or modified in any material respect prior to the Effective Time, to the effect that, subject to customary conditions and representations, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary, and the Company will be considered a party to such reorganization. Parent, Merger Subsidiary, and the Company hereby agree to provide to such counsel certificates acceptable to such counsel setting forth the customary representations which may be relied upon by such counsel in rendering such opinion.

        (d) POOLING OPINION. The Company shall have received each of the letters described in Section 5.16.

                                   ARTICLE 7

                          TERMINATION AND ABANDONMENT

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company, only:

        (a) by mutual written consent duly authorized by the Board of Directors of Parent and the Board of Directors of the Company;

        (b) by either Parent or the Company if the Merger shall not have been consummated on or before February 26, 2000; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the Merger by such date; and provided further, however, that, if a request for additional information is received from the U.S. Federal Trade Commission ("FTC") or Department of Justice ("DOJ") pursuant to the HSR Act or additional information is requested by a governmental authority (a "Foreign Authority") pursuant to Foreign Merger Laws, such date shall be extended for an additional 45 days;

        (c) by either Parent or the Company if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger;

        (d) by either Parent or the Company if, at the Company Stockholders Meeting, the requisite vote of the stockholders of the Company for approval and adoption of this Agreement and the Merger is not obtained, except that the right to terminate this Agreement under this Section 7.1(d) will not be available to any party whose failure to perform any material obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the requisite vote of the stockholders of the Company;

        (e) by Parent if either (i) the Company has breached its obligations under Section 5.3 in any material respect, (ii) the Board of Directors of the Company has recommended, approved, or authorized the Company's acceptance or execution of a definitive agreement providing for, an Alternative Transaction, as defined in Section 5.3, (iii) the Board of Directors of the Company has modified in a manner materially adverse to Parent or withdrawn its recommendation of this Agreement, or (iv) a tender offer or exchange offer for any outstanding shares of Company Common Stock is commenced, and the Board of Directors of the Company either
    (A) recommends in favor of acceptance of such tender offer or exchange offer by its stockholders, or (B) takes no position with respect to the acceptance of such tender offer or exchange offer by its stockholders;

        (f) by the Company prior to the Required Company Stockholder Vote if (i) it is not in material breach of its obligations under this Agreement and has complied with, and continues to comply with, all requirements and procedures of Section 5.3 in all material respects, (ii) the Board of Directors of the Company has complied with, and continues to comply with, all requirements and procedures of Section 5.3 in all material respects and has authorized, subject to complying with the terms of this Agreement, the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within five business days after receipt of the Company's written notice of its intention to enter into a binding agreement for a Superior Proposal, any offer that the Board of Directors of the Company reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the stockholders of the Company as the Superior Proposal and during such five business-day period the Company reasonably considers and discusses in good faith all proposals submitted by Parent and, without limiting the foregoing, meets with, and causes its financial advisors and legal advisors to meet with, Parent and its advisors from time to time as requested by Parent to reasonably consider and discuss in good faith Parent's proposals, and (iv) promptly (in no event more than two business days) after the Company's termination pursuant to this Section 7.1(f), the Company pays to Parent the fee required by Section 7.2 to be paid to Parent in the manner therein provided. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the sixth business day after Parent has received the notice to Parent required by clause (ii) above, and (y) to notify Parent promptly if its intention to enter into a binding agreement referred to in its notice to Parent shall change at any time after giving such notice;

        (g) by Parent if (i) Parent is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by the Company of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.2 will not be satisfied ("Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as the Company continues to exercise reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(g); or

        (h) by the Company if (i) the Company is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by Parent of any of its representations, warranties, or obligations under this Agreement such that the conditions in Section 6.3 will not be satisfied ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by Parent through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the applicable date specified in Section 7.1(b), then for so long as Parent continues to exercise reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(h).

    7.2  EFFECT OF TERMINATION.

        (a) In recognition of the time, efforts, and expenses expended and incurred by Parent with respect to the Company and the opportunity that the acquisition of the Company presents to Parent, if:

            (i) this Agreement is terminated by Parent pursuant to Section 7.1(e)(ii), (e)(iii) or (e)(iv)(A); or

            (ii) this Agreement is terminated by the Company pursuant to Section 7.1(f); or

           (iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) due to the failure of the Company's stockholders to approve the Merger or pursuant to Section 7.1(b) due to the expiration of the date specified therein (provided that prior to such termination pursuant to Section 7.1(b) the Company's stockholders have not approved the Merger), (B) at any time prior to such termination a proposal for an "Alternative Control Transaction" (as defined below) shall have been publicly announced, and (C) within 12 months of the date of such termination, the Company shall have entered into an agreement providing for an Alternative Control Transaction. For purposes of this Agreement, "Alternative Control Transaction" shall mean any of the following involving the Company or any material Subsidiary: (i) any tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction involving a majority of the outstanding capital stock of the Company or any material Subsidiary; (ii) any transaction or series of related transactions pursuant to which any person or entity (or its shareholders), other than Parent, or Merger Subsidiary or any of their affiliates (a "Third Party") acquires shares (or securities exercisable for or convertible into shares) representing more than 50% of the outstanding shares of any class of capital stock of the Company or any material Subsidiary; or (iii) any sale, lease, exchange, licensing, transfer or other disposition pursuant to which a Third Party acquires control of more than 50% of the assets (including, but not limited to, intellectual property assets) of the Company and its Subsidiaries taken as a whole (determined by reference to the fair market value of such assets), in a single transaction or series of related transactions; or

            (iv) this Agreement is terminated by Parent pursuant to Section 7.1(e)(iv)(B) and, within 12 months of the date of such termination, an Alternative Control Transaction shall have occurred or the Company shall have entered into an agreement providing for an Alternative Control Transaction; or

            (v) this Agreement is terminated by Parent pursuant to Section 7.1(e)(i) due to a material breach by the Company of the first sentence of Section 5.3;

    then, in any such event, the Company will pay to Parent, (1) promptly (in no event more than two business days) after the termination date in the event of termination pursuant to Section 7.1(f), and (2) within five business days after demand by Parent in the case of termination pursuant to Section 7.1(e)(i), (e)(ii), (e)(iii), or (e)(iv)(A), and (3) within two business days after consummation of an Alternative Control Transaction, in the case of the events specified in clause (iii) or (iv) above (in each case by wire transfer of immediately available funds to an account designated by Parent for such purpose), a fee equal to $24,100,000; provided in the event the fee is payable pursuant to one or more of clauses (i), (ii), (iii), (iv) or (v) above, the fee shall be due and payable pursuant to the clause calling for payment at the earliest time.

        (b) The Company acknowledges that the agreements contained in this
    Section 7.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to this Section 7.2, the Company shall also pay to Parent Parent's costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this section, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Norwest Bank Minnesota, N.A.; provided, however, that Parent shall pay to the Company the Company's costs and expenses (including legal fees and expenses) incurred in connection with any such legal action if Parent's claims against the Company in such legal action do not prevail. Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the date of such change in such prime rate.

        (c) Parent agrees that the payments provided for in Section 7.2(a) shall be the sole and exclusive remedies of Parent upon termination of this Agreement pursuant to Section 7.1(d), (e) and (f), as the case may be, and such remedies shall be limited to the sum stipulated in such Section 7.2(a), regardless of the circumstances giving rise to such termination; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. In no event shall the Company be required to pay to Parent more than one fee pursuant to Section 7.2(a). In no event shall the sum of (i) the termination fee paid pursuant to Section 7.2(a), (ii) the Cancellation Amount (as defined in the Stock Option Agreement) paid pursuant to the Stock Option Agreement, and (iii) the aggregate Option Share Profit (as defined in the Stock Option Agreement) not remitted to the Company pursuant to Section 2(c) of the Stock Option Agreement exceed $30,100,000. In addition, the fee payable by the Company pursuant to Section 7.2(a) shall be reduced (but not below zero) by any Cancellation Amount paid pursuant to the Stock Option Agreement and any Option Share Profit not remitted to the Company pursuant to Section 2(c) of the Stock Option Agreement.

        (d) Except as provided in the next sentence of this paragraph, in the event of the termination of this Agreement pursuant to any paragraph of
    Section 7.1, the obligations of the parties to consummate the Merger will expire, and none of the parties will have any further obligations under this Agreement except pursuant to Sections 5.4(b), 5.8, 7.2(a), 7.2(b) and 7.2(c) and Article 8. Nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE 8

                                 MISCELLANEOUS

    8.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by written agreement of Parent, Merger Subsidiary, and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger or which would otherwise require stockholder approval under applicable law unless such stockholder approval shall have been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of Parent or Merger Subsidiary on the one hand, or the Company on the other hand, to comply with any obligation, covenant, agreement, or condition herein may be waived by the Company or Parent, respectively, only by a written instrument signed by an officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing. Merger Subsidiary agrees that any consent or waiver of compliance given by Parent hereunder shall be conclusively binding upon Merger Subsidiary, whether or not given expressly on its behalf.

    8.3 INVESTIGATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Parent and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the agreements set forth in Articles I and II and Sections 5.7(b), 5.8, 5.9, 5.15, 5.18, 5.19, 5.20, 5.21 and this Article
VIII shall survive the Effective Time.

    8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally by commercial courier service or otherwise, or by telecopier, or three days after such notice is mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Merger Subsidiary, to it at:

           Medtronic, Inc.
           7000 Central Avenue, N.E.
           Minneapolis, Minnesota 55402

           with separate copies thereof addressed to

           Attention:  General Counsel
                     FAX: (612) 572-5459

           and

           Attention:  Vice President and Chief Development Officer
                     FAX: (612) 572-5404

        (b) If to the Company, to it at:

           Xomed Surgical Products, Inc.
           6743 Southpoint Drive North
           Jacksonville, Florida 32216
           FAX: (904) 279-7548
           Attention: Jaime A. Frias, Esq.

           with a copy to:

           Willkie Farr & Gallagher
           787 Seventh Avenue
           New York, New York 10019
           FAX: (212) 728-8111
           Attention: Steven J. Gartner, Esq.

    8.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for the provisions of Article II and Section 5.15 (the "Third Party Provisions"), this Agreement is not intended to confer upon any other person, except the parties hereto, any rights or remedies hereunder, and no third person shall be a third party beneficiary of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

    8.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law).

    8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

    8.8 KNOWLEDGE. As used in this Agreement or the instruments, certificates or other documents required hereunder, the term "knowledge" of a party hereto shall mean actual knowledge of the directors or executive officers of such party.

    8.9 INTERPRETATION. The Table of Contents, article and section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring the resolution of any ambiguity regarding the interpretation or construction hereof against the party causing this Agreement to be drafted.

    8.10 PUBLICITY. Upon execution of this Agreement by Parent, Merger Subsidiary, and the Company, the parties shall jointly issue a press release, as agreed upon by them. The parties intend that all future statements or communications to the public or press regarding this Agreement or the Merger will be mutually agreed upon by them, except as provided in the following sentence. Neither party shall, without such mutual agreement or the prior consent of the other, file any documents or issue any statement or communication to the public or to the press regarding this Agreement, or any of the terms, conditions, or other matters with respect to this Agreement, except as required by law or the rules of the NYSE or Nasdaq and then only (a) upon the advice of such party's legal counsel; (b) to the extent required by law or the rules of the NYSE or Nasdaq; and (c) following prior notice to, and consultation with, the other party (which notice shall include a copy of the proposed statement or communication to be issued to the press or public). The foregoing shall not restrict Parent's or the Company's communications with their employees or customers in the ordinary course of business.

    8.11 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto and the Confidentiality Agreement referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement and the Confidentiality Agreement supersede all prior agreements and the understandings between the parties with respect to such subject matter.

    8.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

    8.13 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                MEDTRONIC, INC.

                                By:            /s/ MICHAEL D. ELLWEIN
                                     -----------------------------------------
                                                Michael D. Ellwein,
                                        VICE PRESIDENT AND CHIEF DEVELOPMENT
                                                      OFFICER

                                MXS MERGER CORP.

                                By:            /s/ MICHAEL D. ELLWEIN
                                     -----------------------------------------
                                                Michael D. Ellwein,
                                                   VICE PRESIDENT

                                XOMED SURGICAL PRODUCTS, INC.

                                By:  /s/ JAMES T. TREACE
                                     -----------------------------------------

                                Its: Chairman, President and CEO
                                     -----------------------------------------

                                    ANNEX B

NOTE: MEDTRONIC COMPLETED A TWO-FOR-ONE STOCK SPLIT IN SEPTEMBER 1999 AFTER THE PARTIES ENTERED INTO THE AGREEMENT AND PLAN OF MERGER AND DEUTSCHE BANK SECURITIES INC. DELIVERED ITS OPINION. THIS ANNEX B IS A COPY OF DEUTSCHE BANK SECURITIES INC.'S OPINION AS IT WAS DELIVERED. THE MEDTRONIC PER SHARE PRICES AND CONVERSION RATIO STATEMENTS IN THIS ANNEX, THEREFORE, HAVE NOT BEEN ADJUSTED TO REFLECT MEDTRONIC'S STOCK SPLIT.

                 [LETTERHEAD OF DEUTSCHE BANK SECURITIES INC.]

                                August 26, 1999

The Board of Directors
Xomed Surgical Products, Inc.
6743 Southpoint Drive North
Jacksonville, Florida 32216

Members of the Board:

    Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to Xomed Surgical Products, Inc. ("Xomed") in connection with the proposed transaction involving Xomed and Medtronic, Inc. ("Medtronic") pursuant to an Agreement and Plan of Merger, dated as of August 26, 1999 (the "Agreement"), by and among Medtronic, MXS Merger Corp., a wholly owned subsidiary of Medtronic ("Merger Subsidiary"), and Xomed, which provides, among other things, for the merger of Merger Subsidiary with and into Xomed (the "Merger"). As set forth more fully in the Agreement, as a result of the Merger, each outstanding share of the common stock, par value $0.01 per share, of Xomed (the "Xomed Common Stock") will be converted into the right to receive that number of shares of the common stock, par value $0.10 per share, of Medtronic (the "Medtronic Common Stock") equal to the Conversion Ratio (as defined below). The Agreement provides that the Conversion Ratio will be that number of shares of Medtronic Common Stock, based on the average of the daily closing sale prices of a share of Medtronic Common Stock as reported on the New York Stock Exchange (the "NYSE") Composite Tape (the "Medtronic Average Stock Price") for ten consecutive NYSE trading days ending on and including the NYSE trading day that is three NYSE trading days prior to the Xomed stockholders meeting in respect of the Merger (the "Determination Period"), determined as follows: (i) if the Medtronic Average Stock Price for the Determination Period is greater than $66.60 and less than $81.40, then the Conversion Ratio will be $60.00 divided by the Medtronic Average Stock Price for the Determination Period, (ii) if the Medtronic Average Stock Price for the Determination Period is equal to or less than $66.60, then the Conversion Ratio will be 0.9009; or (iii) if the Medtronic Average Stock Price for the Determination Period is equal to or greater than $81.40, then the Conversion Ratio will be 0.7371.

    You have requested Deutsche Bank's opinion as to the fairness, from a financial point of view, of the Conversion Ratio to the holders of Xomed Common Stock.

    In connection with Deutsche Bank's role as financial advisor to Xomed, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning Xomed and Medtronic and certain internal analyses and other information furnished to or discussed with it by Xomed, Medtronic and their respective advisors. Deutsche Bank has also held discussions with members of the senior management of Xomed and Medtronic regarding the business and prospects of their respective companies and the joint prospects of a combined company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Xomed Common Stock and Medtronic Common Stock, (ii) compared certain financial and stock market information for Xomed and Medtronic with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part,
(iv) reviewed the terms of the Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

    Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Xomed, Medtronic or the combined company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for

Board of Directors
Xomed Surgical Products, Inc.
August 26, 1999
Page 2

purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Xomed or Medtronic. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has been advised and has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Xomed and Medtronic as to the matters covered thereby. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

    For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Xomed, Medtronic and Merger Subsidiary contained in the Agreement are true and correct, Xomed, Medtronic and Merger Subsidiary will each perform all of the covenants and agreements to be performed by it under the Agreement and all conditions to the obligations of each of Xomed, Medtronic and Merger Subsidiary to consummate the Merger will be satisfied without any waiver thereof. Deutsche Bank has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Xomed or Medtronic is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Xomed or Medtronic or materially reduce the contemplated benefits of the Merger to Xomed, Medtronic or the combined company. In addition, you have informed Deutsche Bank, and accordingly for purposes of rendering its opinion Deutsche Bank has assumed, that the Merger is expected to qualify as a tax-free reorganization for federal income tax purposes and be accounted for as a pooling of interests. In connection with its opinion, Deutsche Bank was not authorized to, and did not, solicit interest from any other party with respect to the acquisition of all or a part of Xomed. Deutsche Bank is expressing no opinion as to the price at which the Medtronic Common Stock will trade at any time.

    This opinion is addressed to, and for the use and benefit of, the Board of Directors of Xomed and is not a recommendation to any stockholder as to how such stockholder should vote with respect to matters relating to the proposed Merger. This opinion is limited to the fairness, from a financial point of view, of the Conversion Ratio to the holders of Xomed Common Stock, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by Xomed to engage in the Merger.

    Deutsche Bank, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Xomed in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable upon delivery of this opinion. Deutsche Bank and its predecessors and affiliates have in the past provided financial services to Xomed unrelated to the proposed Merger, for which services Deutsche Bank and its predecessors and affiliates have received compensation. Deutsche Bank maintains a market in Xomed Common Stock and Medtronic Common Stock and regularly publishes research reports regarding the businesses and securities of Xomed and Medtronic and other publicly traded companies in the medical device industry. In the ordinary course of business, Deutsche Bank and its

Board of Directors
Xomed Surgical Products, Inc.
August 26, 1999
Page 3

affiliates also may actively trade or hold the securities and other instruments and obligations of Xomed and Medtronic for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities, instruments or obligations.

    Based upon and subject to the foregoing, it is Deutsche Bank's opinion that, as of the date of this letter, the Conversion Ratio is fair, from a financial point of view, to the holders of Xomed Common Stock.

                                          Very truly yours,

                                          /s/ Deutsche Bank Securities Inc.

                                          DEUTSCHE BANK SECURITIES INC.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Minnesota Statutes Section 302A.521, subd. 2, requires Medtronic to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to Medtronic, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met. In addition, Section 302A.521, subd. 3, requires payment by Medtronic, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders, or by a court.
Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

    Medtronic's Bylaws provide for indemnification by Medtronic to the full extent permitted by Minnesota Statutes Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending, or completed actions, suits, or proceedings arising from, or alleged to arise from, a party's actions or omissions as a director, officer, employee, or agent of Medtronic or any subsidiary of Medtronic or of any other corporation, partnership, joint venture, trust, or other enterprise that has served in such capacity at the request of Medtronic if such acts or omissions occurred, or were or are alleged to have occurred, while such party was a director or officer of Medtronic. Generally, under Minnesota law, indemnification will be available only where an officer or director can establish that he or she acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Medtronic. As permitted by Minnesota Statutes Section 302A.521, Medtronic's Restated Articles of Incorporation provide that a director shall have no personal liability to Medtronic or its shareholders for breach of his or her fiduciary duty as a director, to the fullest extent permitted by law.

    In addition to providing indemnification as outlined above, Medtronic also purchases individual insurance coverage for its directors and officers. Subject to the stated conditions, the policy insures the directors and officers of Medtronic against liability arising out of actions taken in their official capacities. To the extent that such actions cannot be indemnified by Medtronic, the policy provides individual liability insurance protection for the directors and officers of Medtronic.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits


       2 * Agreement and Plan of Merger, dated August 26, 1999, by and among Medtronic, Inc.,
           Xomed Surgical Products, Inc., and MXS Merger Corp., including the Exhibits thereto.
           (The Agreement and Plan of Merger is furnished as Annex A to the Proxy
           Statement/Prospectus forming a part of this Registration Statement.) Upon the request of the Commission, Medtronic agrees to furnish supplementally to the Commission a copy of any disclosure schedules to the Agreement and Plan of Merger.
       5 * Opinion and Consent of Fredrikson & Byron, P.A. regarding validity of shares.
      8.1  Opinion and Consent of Willkie Farr & Gallagher regarding certain tax matters.
     23.1* Consent of Fredrikson & Byron, P.A. (included in Exhibit 5).
     23.2  Consent of Willkie Farr & Gallagher regarding certain tax matters (included in Exhibit
           8.1).
     23.3  Consent of PricewaterhouseCoopers LLP, independent accountants for Medtronic, Inc.
     23.4  Consent of Ernst & Young LLP, independent auditors for Xomed Surgical Products, Inc.
      24 * Power of Attorney.

     99.1  Form of Proxy to be used by Xomed Surgical Products, Inc. shareholders.
     99.2  Consent of Deutsche Bank Securities Inc.

------------------------


*   Previously Filed.


(b) Financial Statement Schedules. Not applicable.

(c) Reports, Opinions and Appraisals Materially Related to the Transaction. Opinion of Deutsche Bank Securities Inc. is furnished as Annex B to the Proxy Statement/Prospectus forming a part of this Registration Statement.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (ii) The registrant undertakes that every prospectus [a] that is filed pursuant to paragraph (b)(i) immediately preceding, or [b] that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 1, 1999.


                                MEDTRONIC, INC.

                                By:            /s/ WILLIAM W. GEORGE
                                     -----------------------------------------
                                                 William W. George
                                        CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed on October 1, 1999 by the following persons in the capacities indicated.


          SIGNATURE                         TITLE
------------------------------  ------------------------------

                                Chairman, Chief Executive
    /s/ WILLIAM W. GEORGE         Officer and Director
------------------------------    (principal executive
      William W. George           officer)

                                Senior Vice President and
      /s/ ROBERT L. RYAN          Chief Financial Officer
------------------------------    (principal financial and
        Robert L. Ryan            accounting officer)

              *
------------------------------  Director
    Michael R. Bonsignore

              *
------------------------------  Director
William R. Brody, M.D., Ph.D.

              *
------------------------------  Director
      Paul W. Chellgren

              *
------------------------------  Director
    Arthur D. Collins, Jr.

              *
------------------------------  Director
 Antonio M. Gotto, Jr., M.D.

              *
------------------------------  Director
   Bernadine P. Healy, M.D.
                                                                 *By /s/ DAVID J.
                                                                       SCOTT
                                                                 -----------------
              *
------------------------------  Director                          David J. Scott
      Thomas E. Holloran                                         ATTORNEY-IN-FACT
              *
------------------------------  Director
     Glen D. Nelson, M.D.

              *
------------------------------  Director
      Jean-Pierre Rosso

              *
------------------------------  Director
      Richard L. Schall

              *
------------------------------  Director
       Jack W. Schuler

              *
------------------------------  Director
      Gerald W. Simonson

              *
------------------------------  Director
      Gordon M. Sprenger

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------


                                 EXHIBIT INDEX
                                       TO
                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                        FORM S-4 REGISTRATION STATEMENT


                             ---------------------

--------------------------------------------------------------------------------

                                MEDTRONIC, INC.

--------------------------------------------------------------------------------


   EXHIBIT   DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
         2*  Agreement and Plan of Merger, dated August 26, 1999, by and among Medtronic, Inc., Xomed Surgical
             Products, Inc., and MXS Merger Corp., including the Exhibits thereto. (The Agreement and Plan of Merger is furnished as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement.)
             Upon the request of the Commission, Medtronic agrees to furnish supplementally to the Commission a copy of any disclosure schedules to the Agreement and Plan of Merger.

         5*  Opinion and Consent of Fredrikson & Byron, P.A. regarding validity of shares.

       8.1   Opinion and Consent of Willkie Farr & Gallagher regarding certain tax matters.

      23.1*  Consent of Fredrikson & Byron, P.A. (included in Exhibit 5).

      23.2   Consent of Willkie Farr & Gallagher regarding certain tax matters (included in Exhibit 8.1).

      23.3   Consent of PricewaterhouseCoopers LLP, independent accountants for Medtronic, Inc.

      23.4   Consent of Ernst & Young LLP, independent auditors for Xomed Surgical Products, Inc.

        24*  Power of Attorney.

      99.1   Form of Proxy to be used by Xomed Surgical Products, Inc. shareholders.

      99.2   Consent of Deutsche Bank Securities Inc.


------------------------


*   Previously filed.